AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 17, 1996

                                                       REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------
                            BPC HOLDING CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                            3089                           35-1814673
(State or Other Jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 Incorporation or Organization)     Classification Code Number)          Identification Number)

                              -------------------

                               101 OAKLEY STREET
                           EVANSVILLE, INDIANA 47710
                                 (812) 424-2904
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                              -------------------

                                MARTIN R. IMBLER
                                   PRESIDENT
                            BPC HOLDING CORPORATION
                               101 OAKLEY STREET
                           EVANSVILLE, INDIANA 47710
                                 (812) 424-2904
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                              -------------------

                                With a copy to:
                            LAWRENCE G. GRAEV, ESQ.
                        O'SULLIVAN GRAEV & KARABELL, LLP
                              30 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10112
                                 (212) 408-2400
                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /
                              -------------------

                        CALCULATION OF REGISTRATION FEE


                                                         PROPOSED          PROPOSED
                                                         MAXIMUM           MAXIMUM
                                        AMOUNT           OFFERING         AGGREGATE         AMOUNT OF
      TITLE OF EACH CLASS OF            TO BE             PRICE         OFFERING PRICE     REGISTRATION
   SECURITIES TO BE REGISTERED        REGISTERED         PER NOTE            (1)               FEE
12 1/2% Series B Senior Secured
Notes due 2006....................    $105,000,000         100%          $105,000,000        $36,207

(1) Estimated solely for the purpose of calculating the registration fee.

                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            BPC HOLDING CORPORATION
                             CROSS REFERENCE SHEET
                    PURSUANT TO REGULATION S-K, ITEM 501(B),
         SHOWING LOCATION OF INFORMATION REQUIRED BY ITEMS OF FORM S-4

                        FORM S-4                                  LOCATION OR
                ITEM NUMBER AND CAPTION                      CAPTION IN PROSPECTUS
       ------------------------------------------  ------------------------------------------
  (1)  Forepart of Registration Statement and
       Outside Front Cover Page of Prospectus....  Facing Page of Registration Statement;
                                                     Cross-Reference Sheet; Outside Front
                                                     Cover Page of Prospectus
  (2)  Inside Front and Outside Back Cover Pages
       of Prospectus.............................  Inside Front and Outside Back Cover Pages
                                                     of Prospectus; Available Information
  (3)  Risk Factors, Ratio of Earnings to Fixed
       Charges and Other Information.............  Summary of Prospectus; Risk Factors;
                                                     Selected Historical Financial Data
  (4)  Terms of the Transaction..................  Summary of Prospectus; The Exchange Offer;
                                                     Description of Notes; Certain Federal
                                                     Income Tax Considerations
  (5)  Pro Forma Financial Information...........  Summary of Prospectus; Pro Forma Condensed
                                                     Consolidated Financial Statements
  (6)  Material Contacts with the Company Being
       Acquired..................................                      *
  (7)  Additional Information Required for
         Reoffering by Persons and Parties Deemed
       to be Underwriters........................  Plan of Distribution
  (8)  Interests of Named Experts and Counsel....                      *
  (9)  Disclosure of Commission Position on
         Indemnification for Securities Act
       Liabilities...............................                      *
 (10)  Information With Respect to S-3
         Registrants                                                   *
 (11)  Incorporation of Certain Information by
       Reference.................................                      *
 (12)  Information With Respect to S-2 or S-3
       Registrants...............................                      *
 (13)  Incorporation of Certain Information by
       Reference.................................                      *
 (14)  Information With Respect to Registrants
       Other Than S-2 or S-3 Registrants.........  Summary of Prospectus; Risk Factors; Pro
                                                     Forma Condensed Consolidated Financial
                                                     Statements; Selected Historical
                                                     Financial Data; Management's Discussion
                                                     and Analysis of Financial Condition and
                                                     Results of Operations; Business;
                                                     Description of Certain Indebtedness
 (15)  Information With Respect to S-3
       Companies.................................                      *
 (16)  Information With Respect to S-2 or S-3
       Companies.................................                      *
 (17)  Information With Respect to Companies
       Other Than S-2 or S-3 Companies...........                      *
 (18)  Information if Proxies, Consents or
       Authorization Are to be Solicited.........                      *
 (19)  Information if Proxies, Consents or
         Authorizations Are Not to be Solicited,
         or in an Exchange Offer.................  Management; Certain Transactions;
                                                     Principal Stockholders

- ------------

* Not applicable or answer is in the negative.

                   SUBJECT TO COMPLETION, DATED JULY 17, 1996

PROSPECTUS

                            BPC HOLDING CORPORATION
                  OFFER TO EXCHANGE UP TO $105,000,000 OF ITS
                 12 1/2% SERIES B SENIOR SECURED NOTES DUE 2006
                       FOR ANY AND ALL OF ITS OUTSTANDING
                     12 1/2% SENIOR SECURED NOTES DUE 2006
                            ------------------------

      THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
                            , 1996, UNLESS EXTENDED.
                            ------------------------



   BPC Holding Corporation ("Holding" or the "Issuer") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount of 12 1/2% Series B Senior Secured Notes due 2006 (the "New Notes") of the Issuer for each $1,000 principal amount of the issued and outstanding 12 1/2% Senior Secured Notes due 2006 (the "Old Notes," and the Old Notes and the New Notes, collectively, the "Notes" or the "Senior Notes") of the Issuer from the Holders (as defined) thereof. As of the date of this Prospectus, there is $105,000,000 aggregate principal amount of the Old Notes outstanding. The terms of the New Notes are identical in all material respects to the Old Notes, except that the New Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for the payment of liquidated damages to the holders of the Old Notes under certain circumstances relating to the Registration Rights Agreement (as defined), which provisions will terminate as to all of the Notes upon the consummation of the Exchange Offer.



   Interest on the New Notes will accrue from June 18, 1996 and will be payable in cash semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 1996. No interest will be payable on the Old Notes accepted for exchange.

   The New Notes will be senior secured obligations of Holding and will rank senior in right of payment to all existing and future subordinated indebtedness of Holding, including Holding's subordinated guarantee of the Existing Senior Subordinated Notes (as defined), and pari passu in right of payment with all senior indebtedness of Holding. The New Notes will be secured by a first priority pledge of all shares of outstanding capital stock of Berry Plastics Corporation ("Berry" or the "Company"). Upon the consummation of the Exchange Offer, the New Notes will be the only outstanding indebtedness of Holding other than guarantees of certain of Berry's existing indebtedness. Holding has no operations of its own and holds 100% of the outstanding shares of capital stock of Berry. Consequently, Holding will be dependent on sales of, and dividends or distributions on, the stock of Berry held by Holding in order to meet its obligations under the New Notes, other than interest payments through June 15, 2001. The New Notes will be effectively subordinated to all existing and future liabilities of Berry and its subsidiaries. As of June 1, 1996, Berry and its subsidiaries had approximately $134.5 million of total liabilities, including approximately $113.7 million of indebtedness. See "Description of Senior Notes."

   The Old Notes were not registered under the Securities Act in reliance upon an exemption from the registration requirements thereof. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act. The New Notes are being offered hereby in order to satisfy certain obligations of the Issuer contained in the Registration Rights Agreement. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Issuer believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Issuer within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement with any person to participate in the distribution of such New Notes and neither such holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes. Notwithstanding the foregoing, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of New Notes received in exchange for such Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Issuer). The Issuer has agreed that, for a period of one year after the date of this Prospectus, it will make this Prospectus available to any broker-dealer for use in connection with any such resale.

   The Old Notes are designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. There is no established trading market for the New Notes. The Issuer does not currently intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes.

   The Issuer will not receive any proceeds from the Exchange Offer. The Issuer will pay all of the expenses incident to the Exchange Offer. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn as provided herein at any time prior to the Expiration Date (as defined). The Exchange Offer is subject to certain customary conditions.

                            ------------------------

SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED
         BY HOLDERS PRIOR TO TENDERING OLD NOTES IN THE EXCHANGE OFFER.
                            ------------------------
THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this Prospectus is      , 1996

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                             AVAILABLE INFORMATION

    The Issuer has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the New Notes being offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

    The Registration Statement may be inspected by anyone without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, and at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees.

    The Issuer and the Company are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and other information with the Commission. Such material filed by the Issuer and the Company with the Commission may be inspected, and copies thereof obtained, at the places, and in the manner, set forth above.

    In the event that the Issuer ceases to be subject to the informational reporting requirements of the Exchange Act, the Issuer has agreed that, so long as the Old Notes or the New Notes remain outstanding, it will file with the Commission and distribute to holders of the Old Notes or the New Notes, as applicable, copies of (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to annual information only, a report thereon by the Issuer's independent public accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports. The Issuer will also make such reports available to prospective purchasers of the Old Notes or the New Notes, as applicable, securities analysts and broker-dealers upon their request. In addition, the Issuer has agreed that for so long as any of the Old Notes remain outstanding it will make available to any prospective purchaser of the Old Notes or beneficial owner of the Old Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Issuer has either exchanged the Old Notes for securities identical in all material respects which have been registered under the Securities Act or until such time as the holders thereof have disposed of such Old Notes pursuant to an effective registration statement filed by the Issuer.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    All documents filed by the Issuer and the Company pursuant to Section 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Issuer will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to the Issuer at 101 Oakley Street, Evansville, Indiana 47706, Attention: Secretary.

                             SUMMARY OF PROSPECTUS

    The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, the terms the "Company" and "Berry" refer to Berry Plastics Corporation, its subsidiaries and their respective operations, and the terms the "Issuer" and "Holding" refer to BPC Holding Corporation. The fiscal year of Holding and the Company is the 52 or 53 week period ending on the Saturday closest to December
31. All references in this Prospectus to "fiscal 1991," "fiscal 1992," "fiscal 1993," "fiscal 1994" and "fiscal 1995" refer to the fiscal years of the Company ended on December 28, 1991, December 26, 1992, January 1, 1994, December 31, 1994 and December 30, 1995, respectively.

                                  THE COMPANY

    Berry, a wholly-owned subsidiary of the Issuer, is a leading domestic manufacturer and marketer of plastic packaging products focused on three key markets: aerosol overcaps, rigid open-top containers and drink cups. Within each of these markets, the Company concentrates on manufacturing value-added products sold to marketers of image-conscious industrial and consumer products that utilize the Company's proprietary molds, superior color matching abilities and sophisticated multi-color printing capabilities. The Company believes that it is the largest supplier of aerosol overcaps in the United States, with an estimated 44% domestic market share in fiscal 1995 and sales of over 1.3 billion overcaps. Berry also believes that it is the largest domestic supplier of thinwall, child-resistant, pry-off and polypropylene open top containers. In connection with a recent acquisition, Berry has utilized its national sales force and existing molding and printing capacity at multiple-plant locations to become a leader in the high growth plastic drink cup market, which includes the Company's innovative 32 ounce and 44 ounce Drive-Thru ("DT") cups, which fit in standard vehicle cup holders.

    In fiscal 1995, the Company had net sales of $140.7 million, of which aerosol overcaps and containers constituted 31% and 51%, respectively. Drink cups, a product line acquired in March 1995, accounted for approximately 12% of total net sales in fiscal 1995. On a pro forma basis after giving effect to the Tri-Plas Acquisition (as defined), in fiscal 1995 the Issuer had net sales of approximately $156.4 million. On a historical basis, from the fiscal year ended September 30, 1990 through fiscal 1995, the Issuer's net sales increased steadily at a compound annual growth rate of 19.3% per year.

    The Company supplies aerosol overcaps for a wide variety of products, including such well-known brand names as WD-40 lubricant, Rustoleum and Sherwin-Williams paints, Pam cooking spray, Gillette Foamy and Noxema shaving creams, Dow Brand's oven cleaner, Lysol disinfectant, Faultless starch and S.C. Johnson Wax products. Similarly, the Company's containers are used for packaging a broad spectrum of commercial and consumer products, including Red Devil and Quikrete building products, McDonald's and Burger King promotional children's meals, Elmer's glue, Milliken adhesives, Super Bubble chewing gum, Haagen-Dazs ice cream and Hershey chocolate. The Company's plastic drink cups are sold primarily to fast food and convenience store chains. Drink cup customers include McDonald's, Coca-Cola, Burger King, Circle K, Wal-Mart, 7-Eleven and Boston Market. Berry's customer base is comprised of over 2,000 customers with operations in a widely diversified range of markets, which reduces the Company's vulnerability to fluctuations in the overall U.S. economy and mitigates the effects of cyclicality and seasonality. The Company's top ten customers accounted for approximately 23% of the Company's fiscal 1995 net sales, and no customer accounted for more than 4% of net sales. Additionally, the Company believes it is the single-source or largest supplier of overcaps, containers and drink cups to a majority of its customers.

    Berry's primary business objective is to continue its strong growth trends in both net sales and operating profitability. In order to accomplish this objective, the Company is committed to: (i) expanding its leading market positions in three key product categories: aerosol overcaps, open top containers and drink cups; (ii) securing its low cost position through continued technology investments and productivity gains; and
(iii) seeking selective acquisitions and joint ventures which offer market and product extension or productivity improvement opportunities.

    The Company intends to seek strategic acquisition opportunities as the highly fragmented plastic packaging industry continues its recent trend of consolidation. Building its acquisition record demonstrated by the successful integration of the Mammoth Acquisition, the Sterling Products Acquisition and the Tri-Plas Acquisition (each as defined)(see "Business--Recent Acquisitions"), Berry intends to identify and acquire targets which offer market and product extension or productivity improvement opportunities.

    The address for each of Holding and the Company is 101 Oakley Street, Evansville, Indiana 47710, and the telephone number is (812) 424-2904.

                                THE TRANSACTION

    On June 18, 1996, concurrently with the closing of the offering of the Old Notes, Holding consummated the Transaction (as defined). BPC Mergerco, Inc. ("Mergerco") was organized by Atlantic Equity Partners International II, L.P. ("International"), Chase Venture Capital Associates, L.P. ("CVCA"), and certain other institutional investors to effect the acquisition of a majority of the outstanding capital stock of Holding. Pursuant to the terms of a Common Stock Purchase Agreement (as defined), each of International, CVCA and certain other equity investors subscribed for shares of common stock of Mergerco. Pursuant to the terms of a Preferred Stock Purchase Agreement (as defined), CVCA and an additional institutional investor purchased shares of preferred stock of Mergerco and warrants to purchase shares of common stock of Mergerco. Immediately after the purchase of the common stock, the preferred stock and the warrants of Mergerco, Mergerco merged with and into Holding, with Holding being the surviving corporation. Upon the consummation of the merger: (i) each share of the Class A Common Stock and Class B Common Stock of Holding and certain privately-held warrants exercisable for such common stock were converted into the right to receive cash; (ii) all other shares of common stock of Holding, a majority of which was held by certain members of management, were converted into shares of common stock of the surviving corporation; and (iii) the holders of the warrants issued in connection with the issuance of Berry's 12 1/4% Senior Subordinated Notes due 2004 (the "Existing Senior Subordinated Notes") became entitled to receive cash equal to the purchase price per share for the common stock into which such warrants were exercisable less the amount of the exercise price therefor. As used herein, the purchase and sale of the common stock, the preferred stock and the warrants of Mergerco and the merger of Mergerco with and into Holding are collectively referred to as the "Transaction." See "Description of Common Stock" and "Description of Preferred Stock and Warrants."

    The aggregate consideration paid to the holders of the Class A and Class B Common Stock, the privately-held warrants to purchase such common stock of Holding and the warrants issued in connection with the Existing Senior Subordinated Notes was approximately $119.2 million in cash. In order to finance the Transaction, including the payment of related fees and expenses: (i) Holding issued the Old Notes for net proceeds of approximately $100.2 million (or $64.6 million after deducting the amount of such net proceeds used to purchase Marketable Securities available for payment of interest on Senior Notes); (ii) International, CVCA, members of management and certain other equity investors made equity and rollover investments in the aggregate amount of $70.0 million (which amount included rollover investments of approximately $7.1 million by certain members of management and $3.0 million by an existing institutional shareholder); and (iii) Holding received an aggregate of approximately $0.9 million in connection with the exercise of certain management stock options. See "The Transaction."

                               THE EXCHANGE OFFER

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REGISTRATION RIGHTS AGREEMENT........   The Old Notes were sold by the Issuer on June 18,
                                        1996 to Donaldson, Lufkin & Jenrette Securities
                                          Corporation (the "Initial Purchaser"), who placed
                                          the Old Notes with institutional investors. In
                                          connection therewith, the Issuer and the Initial
                                          Purchaser executed and delivered for the benefit
                                          of the holders of the Old Notes a registration
                                          rights agreement (the "Registration Rights
                                          Agreement") providing, among other things, for the
                                          Exchange Offer.
THE EXCHANGE OFFER...................   New Notes are being offered in exchange for a like
                                        principal amount of Old Notes. As of the date
                                          hereof, $105,000,000 aggregate principal amount of
                                          Old Notes are outstanding. The Issuer will issue
                                          the New Notes to Holders promptly following the
                                          Expiration Date (as defined). See "Risk
                                          Factors--Consequences of Failure to Exchange."
EXPIRATION DATE......................   5:00 p.m., New York City time, on           , 1996,
                                          unless the Exchange Offer is extended as provided
                                          herein, in which case the term "Expiration Date"
                                          means the latest date and time to which the
                                          Exchange Offer is extended.
INTEREST.............................   Each New Note will bear interest from June 18, 1996,
                                        the date of original issuance of the Old Notes. No
                                          interest will be paid on the Old Notes accepted
                                          for exchange.
CONDITIONS TO THE EXCHANGE OFFER.....   The Exchange Offer is subject to certain customary
                                          conditions, which may be waived by the Issuer. The
                                          Issuer reserves the right to amend, terminate or
                                          extend the Exchange Offer at any time prior to the
                                          Expiration Date upon the occurrence of any such
                                          condition. See "The Exchange Offer--Conditions."
PROCEDURES FOR TENDERING OLD NOTES...   Each Holder of Old Notes wishing to accept the
                                        Exchange Offer must complete, sign and date the
                                          Letter of Transmittal, or a facsimile thereof, in
                                          accordance with the instructions contained herein
                                          and therein, and mail or otherwise deliver such
                                          Letter of Transmittal, or such facsimile, together
                                          with the Old Notes and any other required
                                          documentation to the exchange agent (the "Exchange
                                          Agent") at the address set forth herein. By
                                          executing the Letter of Transmittal, each Holder
                                          will represent to the Issuer, among other things,
                                          that (i) the New Notes acquired pursuant to the
                                          Exchange Offer by the Holder and any beneficial
                                          owners of Old Notes are being obtained in the
                                          ordinary course of business of the person
                                          receiving such New Notes, (ii) neither the Holder
                                          nor such beneficial owner has an arrangement with
                                          any person to participate in the distribution of
                                          such New Notes, (iii) neither the Holder nor such
                                          beneficial owner nor any such other person is
                                          engaging in or intends to

                                          engage in a distribution of such New Notes and
                                          (iv) neither the Holder nor such beneficial owner
                                          is an "affiliate," as defined under Rule 405
                                          promulgated under the Securities Act, of the
                                          Issuer. Each broker-dealer that receives New Notes
                                          for its own account in exchange for Old Notes,
                                          where such Old Notes were acquired by such
                                          broker-dealer as a result of market-making
                                          activities or other trading activities (other than
                                          Old Notes acquired directly from the Issuer), may
                                          participate in the Exchange Offer but may be
                                          deemed an "underwriter" under the Securities Act
                                          and, therefore, must acknowledge in the Letter of
                                          Transmittal that it will deliver a prospectus in
                                          connection with any resale of such New Notes. The
                                          Letter of Transmittal states that by so
                                          acknowledging and by delivering a prospectus, a
                                          broker-dealer will not be deemed to admit that it
                                          is an "underwriter" within the meaning of the
                                          Securities Act. See "The Exchange
                                          Offer--Procedures for Tendering" and "Plan of
                                          Distribution."
SPECIAL PROCEDURES FOR BENEFICIAL
  OWNERS.............................   Any beneficial owner whose Old Notes are registered
                                        in the name of a broker, dealer, commercial bank,
                                          trust company or other nominee and who wishes to
                                          tender should contact such registered Holder
                                          promptly and instruct such registered Holder to
                                          tender on such beneficial owner's behalf. If such
                                          beneficial owner wishes to tender on such
                                          beneficial owner's own behalf, such beneficial
                                          owner must, prior to completing and executing the
                                          Letter of Transmittal and delivering his Old
                                          Notes, either make appropriate arrangements to
                                          register ownership of the Old Notes in such
                                          beneficial owner's name or obtain a properly
                                          completed bond power from the registered Holder.
                                          The transfer of registered ownership may take
                                          considerable time. See "The Exchange
                                          Offer--Procedures for Tendering."
GUARANTEED DELIVERY PROCEDURES.......   Holders of Old Notes who wish to tender their Old
                                        Notes and whose Old Notes are not immediately
                                          available or who cannot deliver their Old Notes,
                                          the Letter of Transmittal or any other documents
                                          required by the Letter of Transmittal to the
                                          Exchange Agent prior to the Expiration Date must
                                          tender their Old Notes according to the guaranteed
                                          delivery procedures set forth in "The Exchange
                                          Offer--Guaranteed Delivery Procedures."
WITHDRAWAL RIGHTS....................   Tenders may be withdrawn as provided herein at any
                                        time prior to 5:00 p.m., New York City time, on the
                                          Expiration Date. See "The Exchange
                                          Offer--Withdrawal of Tenders."
ACCEPTANCE OF OLD NOTES AND DELIVERY
  OF NEW NOTES.......................   The Issuer will accept for exchange any and all Old
                                        Notes which are properly tendered in the Exchange
                                          Offer prior

                                          to 5:00 p.m., New York City time, on the
                                          Expiration Date. The New Notes issued pursuant to
                                          the Exchange Offer will be delivered promptly
                                          following the Expiration Date. See "The Exchange
                                          Offer--Terms of the Exchange Offer."
EXCHANGE AGENT.......................   First Trust of New York, National Association, is
                                        serving as Exchange Agent in connection with the
                                          Exchange Offer. See "The Exchange Offer--Exchange
                                          Agent."
USE OF PROCEEDS......................   There will be no cash proceeds to the Issuer from
                                        the exchange pursuant to the Exchange Offer.
FEDERAL INCOME TAX CONSEQUENCES......   The exchange of Old Notes for New Notes will not be
                                        a taxable exchange for Federal income tax purposes.
                                          See "Certain Federal Income Tax Considerations."
CONSEQUENCES OF FAILURE TO
EXCHANGE.............................   Holders of Old Notes who do not exchange their Old
                                        Notes for New Notes pursuant to the Exchange Offer
                                          will continue to be subject to the restrictions on
                                          transfer of such Old Notes as set forth in the
                                          legend thereon as a consequence of the issuance of
                                          the Old Notes pursuant to exemptions from, or in
                                          transactions not subject to, the registration
                                          requirements of the Securities Act and applicable
                                          state securities laws. In general, Old Notes may
                                          not be offered or sold unless registered under the
                                          Securities Act, except pursuant to an exemption
                                          from, or in a transaction not subject to, the
                                          Securities Act and applicable state securities
                                          laws.

                      SUMMARY DESCRIPTION OF THE NEW NOTES

    The Exchange Offer applies to $105,000,000 aggregate principal amount of Old Notes. The terms of the New Notes are identical in all material respects to the Old Notes, except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions providing for the payment of liquidated damages to the holders of the Old Notes under certain circumstances relating to the Registration Rights Agreement, which provisions will terminate as to all of the Notes upon the consummation of the Exchange Offer. The New Notes will evidence the same debt as the Old Notes and, except as set forth in the immediately preceding sentence, will be entitled to the benefits of the Indenture, under which both the Old Notes were, and the New Notes will be, issued. See "Description of Senior Notes."

THE NEW NOTES........................   $105.0 million in aggregate principal amount at
                                        maturity of 12 1/2% Series B Senior Secured Notes
                                          due 2006.
MATURITY.............................   December 15, 2006.
INTEREST.............................   Except as provided below, interest on the New Notes
                                        will be payable in cash semiannually in arrears on
                                          June 15 and December 15 of each year, commencing
                                          December 15, 1996. In addition, from December 15,
                                          1999 until June 15, 2001, Holding may, at its
                                          option, pay interest, at an increased interest
                                          rate of .75% per annum, in additional New Notes
                                          valued at 100% of the principal amount thereof.
SECURITY.............................   The New Notes will be secured by a first priority
                                        lien on all of the capital stock of Berry. In
                                          addition, a portion of the net proceeds of the
                                          offering of the Old Notes (the "Offering") were
                                          used to purchase a portfolio of Marketable
                                          Securities (as defined) that are pledged as
                                          security for payment of interest on the Senior
                                          Notes through June 15, 1999, and, under certain
                                          circumstances, as security for repayment of
                                          principal of the Senior Notes.
OPTIONAL REDEMPTION..................   The New Notes may be redeemed at the option of
                                        Holding, in whole or in part, on or after June 15,
                                          1999 at a premium above par as set forth herein,
                                          and declining to par in 2004, plus accrued and
                                          unpaid interest, if any, through the redemption
                                          date.
                                        In the event that Holding consummates a Strategic
                                          Equity Sale (as defined) prior to June 15, 1999,
                                          Holding may, at its option, redeem up to 33 1/3%
                                          of the aggregate principal amount at maturity of
                                          the Senior Notes with the net proceeds therefrom
                                          at a price equal to 112.50% of the principal
                                          amount thereof plus accrued and unpaid interest,
                                          if any, to the date of redemption; provided,
                                          however, that at least 66 2/3% of the aggregate
                                          principal amount at maturity of the Senior Notes
                                          remain outstanding following such redemption.
CHANGE OF CONTROL....................   In the event of a Change of Control (as defined),
                                        the holders of the New Notes will have the right to
                                          require Holding

                                          to purchase all Notes at a price equal to 101% of
                                          the aggregate principal amount thereof, plus
                                          accrued and unpaid interest, if any, to the date
                                          of repurchase.
RANKING..............................   The New Notes will be senior secured obligations of
                                          Holding. The New Notes will rank pari passu in
                                          right of payment with all existing and future
                                          senior Indebtedness (as defined) of Holding and
                                          senior in right of payment to all future
                                          subordinated Indebtedness of Holding. The New
                                          Notes are not guaranteed by any subsidiary of
                                          Holding and as a result, will be structurally
                                          subordinated to the indebtedness and other
                                          obligations of Holding's subsidiaries. With
                                          certain limited exceptions, the Indenture
                                          prohibits the incurrence of additional
                                          indebtedness by Holding.
COVENANTS............................   The indenture pursuant to which the Old Notes were,
                                        and the New Notes will, be issued (the "Indenture")
                                          contains certain covenants that, among other
                                          things, limit the ability of Holding and its
                                          subsidiaries to incur additional Indebtedness and
                                          issue preferred stock, pay dividends or make other
                                          distributions, repurchase Equity Interests (as
                                          defined) or subordinated Indebtedness, create
                                          certain liens, enter into certain transactions
                                          with affiliates, sell assets of Holding or its
                                          subsidiaries, issue or sell Equity Interests of
                                          Holding's subsidiaries or enter into certain
                                          mergers and consolidations. In addition, under
                                          certain circumstances, Holding will be required to
                                          offer to purchase Senior Notes at a price equal to
                                          101% of the principal amount thereof outstanding,
                                          plus accrued and unpaid interest, if any, to the
                                          date of purchase, with the proceeds of certain
                                          Asset Sales (as defined). See "Description of
                                          Senior Notes--Certain Covenants."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

    The following table sets forth (i) summary consolidated historical financial data of Holding and its subsidiaries and (ii) pro forma summary financial data of Holding and its subsidiaries which gives effect to (A) the Offering and (B) the Offering and the Tri-Plas Acquisition, as of January 1, 1995 for operations statement data and other data for fiscal 1995; as of April 2, 1995 for operations statement data and other data for the last 12 months ended March 30, 1996; and March 30, 1996 for balance sheet data. The following financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Condensed Consolidated Financial Statements," "Capitalization," and the consolidated financial statements of Holding and its subsidiaries and the accompanying notes thereto, which information is included elsewhere herein.

                                                                                                  PRO FORMA
                                                                                                   TWELVE
                                                                                   PRO FORMA       MONTHS
                                                           FISCAL                  YEAR ENDED       ENDED
                                               -------------------------------    DECEMBER 30,    MARCH 30,
                                                1993        1994        1995          1995          1996
OPERATIONS STATEMENT DATA:
 Net sales..................................   $87,830    $106,141    $140,681      $156,366      $154,809
 Cost of goods sold.........................    65,652      73,997     102,484       115,068       114,568
                                               -------    --------    --------    ------------    ---------
 Gross profit...............................    22,178      32,144      38,197        41,298        40,241
 Operating expenses(a)......................    13,222      15,044      16,803        18,081        18,685
                                               -------    --------    --------    ------------    ---------
 Operating income...........................     8,956      17,100      21,394        23,217        21,556
 Other expenses(b)..........................     4,005         300         994           994           873
 Interest expense, net(c)...................     6,582      10,972      13,389        25,339        25,330
                                               -------    --------    --------    ------------    ---------
 Income (loss) before income taxes
   and extraordinary charge.................    (1,631)      5,828       7,011        (3,116)       (4,647 )
 Net income (loss)..........................   $(1,703)   $  2,165(d) $  6,333      $ (3,211)     $ (3,882 )
                                               -------    --------    --------    ------------    ---------
                                               -------    --------    --------    ------------    ---------
OTHER DATA:
 EBITDA(e)..................................   $20,840    $ 25,683    $ 30,716      $ 33,235      $ 31,829
 Depreciation and amortization(f)...........    11,198       8,176       9,536        10,233        10,493
 Capital expenditures.......................     5,586       9,118      11,247        11,247        11,836
 Net cash interest expense(g)...............     4,966       9,794      12,439        23,909        24,118
 Ratio of earnings to fixed charges.........        (h)        1.5x        1.4x           (h)           (h )

CASH FLOWS PROVIDED BY (USED FOR)(I):
 Operating Activities.......................   $14,110    $ 15,555    $ 12,970       n/a            n/a
 Investing Activities.......................    (3,821)     (9,495)    (25,385)      n/a            n/a
 Financing Activities.......................    (9,859)      2,184      11,124       n/a            n/a

                                                                              AT MARCH 30, 1996
                                                                           -----------------------
                                                                           HISTORICAL    PRO FORMA
BALANCE SHEET DATA:
 Cash and cash equivalents..............................................    $   5,047    $   5,238
 Marketable securities (available for payment of interest on Senior
Notes)..................................................................       --           35,600
 Working capital........................................................       13,408       14,599
 Total assets...........................................................      104,661      145,152
 Total long-term debt...................................................      111,646      216,646
 Stockholders' equity (deficit).........................................      (31,657)     (96,166)

- ------------

 (a)  Operating expenses include selling, general and administrative expenses, amortization of intangibles, research and development expenses and management fees. Operating expenses also include non-cash charges (credits) for the effect of the market valuation adjustments for management stock options and warrants as follows: 1993, $605; 1994,
      $358; 1995, $(236).

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)


 (b)  Other expenses include in fiscal 1993, $3,675 of non-recurring costs associated principally with the shut-down and sale of a facility acquired in the Mammoth
      Acquisition and $330 of costs related to an unsuccessful acquisition; in fiscal 1994, a
      $184 loss on disposal of property and equipment and $116 in unsuccessful acquisition costs; and in fiscal 1995 a $127 loss on disposal of property and equipment, $473 of costs related to unsuccessful acquisition costs, $224 of costs related to the Tri-Plas
      Acquisition and $170 of costs related to the Sterling Products Acquisition.
 (c)  Interest expense is stated net of interest income of $25, $580 and $642 earned in each of fiscal 1993, 1994 and 1995, respectively, and of $2,634 and $2,463 on a pro forma basis for the year ended December 30, 1995, and the twelve months ended March 30, 1996, respectively.
 (d)  Includes extraordinary charge on extinguishment of debt of $3,652 in connection with the issuance of the Existing Senior Subordinated Notes.
 (e)  EBITDA is defined as income (loss) before income taxes, net interest expense, depreciation and amortization of intangibles adjusted to exclude (i) non-cash charges relating to amortization of restricted stock awards and market value adjustments related to stock options and (ii) other non-recurring or "one-time" expenses as described in note (b) above. EBITDA is presented to facilitate an investor's understanding of the covenants in the Indenture. EBITDA should not be considered by investors as an alternative to net income (loss) as an indicator of operating performance or to cash flows as a measure of liquidity.
 (f)  Depreciation and amortization excludes non-cash amortization of deferred financing fees and debt discount amortization which are included in interest expense.
 (g)  Does not include amortization of deferred financing fees or debt discount.
 (h)  Earnings were inadequate to cover fixed charges by the amount of $1,794 for fiscal 1995, and by $3,466 and $4,954 on a pro forma basis for the year ended December 30, 1995 and the twelve months ended March 30, 1996, respectively. For purposes of this computation, earnings consist of (i) income (loss) before income taxes, plus (ii) fixed charges consisting of interest on indebtedness (including amortization of deferred financing fees), plus (iii) that portion of lease rental expense representative of the interest factor.
 (i)  Cash flows from operating, investing and financing activities will be significantly affected by the Offering. See "Consolidated Statements of Cash Flows" of Holding and its
      subsidiaries and the notes included elsewhere herein and "Management's Discussion and
      Analysis of Financial Condition and Results of Operations."

                                  RISK FACTORS

    Prospective investors should carefully consider the following factors in addition to the other information set forth in this Prospectus before making a decision to tender their Old Notes in the Exchange Offer.

CONSEQUENCES OF FAILURE TO EXCHANGE



    Holders of Old Notes who do not exchange the Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Issuer does not currently anticipate that it will register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Issuer believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Issuer within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement with any person to participate in the distribution of such New Notes and neither such holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes. Notwithstanding the foregoing, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Issuer). The Issuer has agreed that, for a period of one year from the date of this Prospectus, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, the ability of any Holder to resell the New Notes is subject to applicable state securities laws as described in "--Blue Sky Restrictions on Resale of New Notes."



NECESSITY TO COMPLY WITH EXCHANGE OFFER PROCEDURES

    To participate in the Exchange Offer, and to avoid the restrictions on transfer of the Old Notes, Holders of Old Notes must transmit a properly completed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at one of the addresses set forth below under "The Exchange Offer--Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal or (ii) a timely confirmation of a book-entry transfer of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company pursuant to the procedure for book-entry transfer described herein, must be received by the Exchange Agent prior to the Expiration Date or (iii) the Holder must comply with the guaranteed delivery procedures described herein. See "The Exchange Offer."

BLUE SKY RESTRICTIONS ON RESALE OF NEW NOTES

    In order to comply with the securities laws of certain jurisdictions, the New Notes may not be offered or resold by any Holder unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. The Issuer does not currently intend to register or qualify the resale of the New Notes in any such jurisdictions. However, an exemption is generally available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws may also be available.

HOLDING COMPANY STRUCTURE; SIGNIFICANT LIMITATIONS ON ACCESS TO SUBSIDIARIES' CASH FLOW

    The New Notes will be obligations exclusively of the Issuer. The Issuer is a holding company with no material assets other than the capital stock of Berry and the Escrow Account (as defined). Because the operations of the Issuer are conducted through Berry and its subsidiaries, the cash flow of the Issuer and the consequent ability to service its indebtedness, including the New Notes, are dependent upon the earnings of Berry and such subsidiaries and the distribution of those earnings to the Issuer, or upon loans or other payments of funds made by Berry or such subsidiaries to the Issuer. In addition, debt agreements applicable to Berry and its subsidiaries, including the Revolving Credit Facility (as defined) and the Indenture (the "Senior Subordinated Notes Indenture") relating to Berry's 12 1/4% Senior Subordinated Notes due 2004 (the "Existing Senior Subordinated Notes"), impose significant restrictions that affect, among other things, the ability of Berry and its subsidiaries to pay dividends or make other distributions or loans to the Issuer. Particularly, the Revolving Credit Facility does not permit Berry to pay any dividend or make any distribution of funds to the Issuer to satisfy interest and other obligations on the New Notes. In general, the Senior Subordinated Notes Indenture prohibits the payment of any dividend by Berry to Holding unless Berry meets certain cash flow interest coverage ratios and the amount of such dividend (together with any other dividends previously paid, including the $50 million paid in April 1994) is less than the sum of 50% of the aggregate net income of Berry since the issuance of the Existing Senior Subordinated Notes plus the amount of cash equity proceeds received by Berry. Based upon historical operating results, without a substantial increase in the operating results of Berry, management anticipates that it will be unable to generate sufficient cash flow to permit a dividend to Holding in an amount sufficient to meet Holding's interest payment obligations under the New Notes which begin after the depletion of the Escrow Account and the expiration of Holding's option to pay interest by issuing additional Notes. In that event, management anticipates that such obligations will only be met by refinancing the Existing Senior Subordinated Notes or raising capital through equity offerings. No assurance can be given that a refinancing or equity offering can be consummated on terms acceptable to the Issuer and Berry, if at all. See "Description of Certain Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

SUBORDINATION TO SUBSIDIARY LIABILITIES

    Because the Issuer is a holding company, substantially all of the operating assets are owned by Berry and its subsidiaries, effectively subordinating the Notes to all existing and future liabilities of Berry and its subsidiaries, including the Existing Senior Subordinated Notes, indebtedness outstanding under the Revolving Credit Facility, trade payables, preferred stock, lease obligations and guarantees. Therefore, the Issuer's rights and the rights of its creditors, including the holders of the New Notes, to participate in the assets of Berry or any of its subsidiaries upon the liquidation or recapitalization of Berry or its subsidiaries will be subject to the prior claims of Berry's or its subsidiaries' creditors, except to the extent that the Issuer may itself be a creditor with recognized claims against Berry or its subsidiaries, as the case may be, in which case the claims of the Issuer would still be effectively subordinate to any security interests in or mortgages or other liens on the assets of Berry or its subsidiaries and would be subordinate to any indebtedness of Berry or its subsidiaries senior to that held by the Issuer.

SIGNIFICANT LEVERAGE OF BERRY AND HOLDING

    As of March 30, 1996, on a pro forma basis after giving effect to the Transaction and the financing thereof, the Senior Notes would have represented the Issuer's only outstanding indebtedness, other than the Issuer's guarantees of the Revolving Credit Facility, the Existing Senior Subordinated Notes and certain other obligations of Berry. The outstanding indebtedness of the Issuer and Berry on a consolidated basis would have consisted primarily of $100.0 million aggregate principal amount of the Existing Senior Subordinated Notes, $5.5 million of the Nevada Industrial Revenue Bonds (the "Nevada Bonds") and $5.4 million of the Iowa Industrial Revenue Bonds (the "Iowa Bonds"), and Berry would have been able to draw $15.7 million under the Revolving Credit Facility, subject to a borrowing base and other requirements. Although the Revolving Credit Facility and the Senior Subordinated Notes Indenture impose limitations on the incurrence of additional indebtedness, Berry and its subsidiaries will retain the ability to incur substantial additional indebtedness. See "Description of Certain Indebtedness." As of December 30, 1995, on a consolidated basis the Issuer and Berry had an aggregate of $111.7 million of outstanding indebtedness and stockholders' deficit of $32.5 million.

    Since the ability of the Issuer to service the New Notes is dependent on the earnings of Berry and its subsidiaries, the high degree of leverage could have important consequences to holders of the New Notes, including, but not limited to, the following: (i) a substantial portion of Berry's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to Berry for other purposes;
(ii) Berry's ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (iii) certain of Berry's borrowings will be at variable rates of interest, which will expose Berry to the risk of higher interest rates; (iv) the indebtedness outstanding under the Revolving Credit Facility is secured by substantially all of the assets of Berry and matures prior to the maturity of the New Notes; (v) the Existing Senior Subordinated Notes mature prior to the New Notes; (vi) Berry is substantially more leveraged than certain of its competitors, which may place Berry at a competitive disadvantage, particularly in light of its acquisition strategy; and (vii) Berry's degree of leverage may hinder its ability to adjust rapidly to changing market conditions and could make it more vulnerable in the event of a downturn in general economic conditions or its business.

    The Issuer's ability to pay principal and interest on the New Notes will depend on Berry's financial and operating performance, which in turn are subject to prevailing economic conditions and to certain financial, business and other factors beyond its control. However, if Berry cannot generate sufficient cash flow from operations to meet its obligations, then it may be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. There is no assurance that any of these remedies could be effected on satisfactory terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

COMPANY GROWTH AND RISKS RELATED TO FUTURE ACQUISITIONS

    Berry's ability to increase revenues and operating cash flow over time depends, in part, on its success in consummating future acquisitions upon satisfactory terms and successfully integrating the acquired companies or assets into Berry's operations. There can be no assurance that acquisition opportunities will continue to be available or that if available, such acquisitions could be consummated on terms acceptable to Berry, or that Berry would be able to obtain financing on terms that it deems acceptable to consummate any potential acquisition. See "Business--Business Strategy." In addition, future acquisitions would place increasing demands on Berry's management and operational resources. Berry's future performance will depend in part on its ability to manage expanding operations and to adapt its operational systems to such expansions. The failure of Berry to effectively manage its growth, if any, could have a material adverse effect on Berry's business, financial condition and results of operations.

POSSIBLE ADVERSE EFFECT OF INCREASE IN RESIN PRICES

    The primary materials used by Berry in the manufacture of its products are various plastic resins, which in fiscal 1995 constituted approximately $45.0 million, or 43.4%, of Berry's total cost of goods sold. Accordingly, Berry's financial performance is materially dependent on its ability to pass through resin price increases to its customers. Plastic resins are subject to cyclical price fluctuations, including those arising from supply shortages and as a result of changes in the prices of natural gas, crude oil and other petrochemical intermediates from which resins are produced. Although Berry has been generally able to pass on increases in resin prices to its customers in the past, no assurance can be given that this trend will continue or that a significant increase in resin prices would not have a material adverse effect on the Issuer's financial performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General Economic Conditions and Inflation" and "Business-- Sources and Availability of Raw Materials."

RELIANCE ON CERTAIN SUPPLIER

    Berry purchases approximately 54% of its total resin requirements (in U.S. dollars) from Dow Chemical Company ("Dow") pursuant to purchase orders issued from time to time by Berry. Berry has a long-standing relationship with Dow, and has worked closely with Dow to develop resins which yield maximum performance from Berry's equipment. There can be no assurances, however, that Dow will continue to be a supplier to Berry in the future. In the event that this relationship terminates, however, Berry believes that alternative sources are available for its resin requirements and could be utilized without materially impacting its costs, deliveries or production efficiency.

CONTROLLING STOCKHOLDERS; MANAGEMENT STOCKHOLDERS

    International owns approximately 51% of Holding's outstanding voting capital stock on a fully-diluted basis. As majority stockholder, International is able, subject to certain contractual limitations, to determine the outcome of any corporate transaction or other matter submitted to the stockholders of Holding or Berry for approval, including mergers, consolidations and the sale of Berry or the Issuer or all or substantially all of Berry's assets. Atlantic Equity Associates International II, L.P., a Delaware limited partnership ("AEA II"), is the sole general partner of International. Roberto Buaron, the Chairman and a director of the Issuer and Berry, is the sole shareholder of Buaron Holdings Ltd. ("BHL"). BHL is the managing general partner of AEA II. Woland Limited, a Cayman Islands corporation ("Woland") and indirect wholly owned subsidiary of Akros Finanziaria, S.p.A., an Italian merchant bank based in Milan, Italy ("Akros"), is also a general partner of AEA II and shares with BHL voting and/or investment power over investments made by International. Through their respective affiliations with BHL, Woland and AEA II, Mr. Buaron and Akros control the sole general partner of International and therefore have the authority to control International's actions with respect to the capital stock of Holding that it owns. In addition, pursuant to the terms of the New Stockholders Agreement (as defined), International and Mr. Buaron together have the ability to elect a majority of Holding's board of directors. See "Principal Stockholders" and "Certain Transactions--Stockholders Agreements."

    In addition to the shares of capital stock owned by International, members of Berry's management own approximately 8% of Holding's outstanding voting capital stock. See "Management" and "Principal Stockholders."

COMPETITION

    Most of Berry's products are sold in highly competitive markets in the United States. Berry competes with a significant number of companies of varying sizes, including divisions or subsidiaries of larger companies, on the basis of price, service, quality and the ability to supply products to customers in a timely manner. A number of Berry's competitors have financial and other resources that are substantially greater than those of Berry. Competitive pressures or other factors could cause Berry's products to lose market share or could result in significant price erosion, either of which would have a material adverse effect on the Issuer's results of operations. See "Business."

ENVIRONMENTAL MATTERS

    Federal, state and local governments could enact laws or regulations concerning environmental matters that increase the cost of producing, or otherwise adversely affect the demand for, plastic products. The Issuer is aware that certain local governments have adopted ordinances prohibiting or restricting the use or disposal of certain plastic products that are among the types of products produced by Berry. If such prohibitions or restrictions were widely adopted, such regulatory and environmental measures or a decline in consumer preference for plastic products due to environmental considerations could have a material adverse effect upon the Issuer. In addition, certain of Berry's operations are subject to federal, state and local environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. While Berry has not been required historically to make significant capital expenditures in order to comply with applicable environmental laws and regulations, Berry cannot predict with any certainty its future capital expenditure requirements because of continually changing compliance standards and environmental technology. Furthermore, although Berry is not aware of additional environmental issues, unknown contamination of sites currently or formerly owned or operated by Berry (including contamination caused by prior owners and operators of such sites) and the off-site disposal of hazardous substances at facilities utilized by Berry may give rise to additional compliance costs. Berry does not have insurance coverage for environmental liabilities and does not anticipate obtaining such coverage in the future. See "Business--Environmental Matters and Government Regulation."

INABILITY TO PURCHASE SENIOR NOTES UPON A CHANGE OF CONTROL

    Upon a Change of Control, the Issuer is required to offer to repurchase all outstanding Notes at 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. The source of funds for any such repurchase will be a dividend or distribution from Berry to Holding, which is prohibited by the Revolving Credit Facility and restricted by the Senior Subordinated Notes Indenture, or a refinancing of the Notes. The source of funds for any such dividend or distribution will be Berry's available cash or cash generated from operating or other sources, including borrowing, sales of assets, sales of equity or funds provided by a new controlling person. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of Notes tendered. See "Description of Senior Notes--Offer to Purchase Upon Change of Control," "Description of Certain Indebtedness--Revolving Credit Facility" and "Description of Certain Indebtedness--Existing Senior Subordinated Notes due 2004."

FRAUDULENT CONVEYANCE CONSIDERATIONS

    Although Holding currently has no material creditors other than pursuant to its guarantees of the Existing Senior Subordinated Notes, the Revolving Credit Facility and certain other obligations of Berry, a portion of the proceeds of the Offering were used to purchase equity of Holding. As such, under relevant federal and state fraudulent conveyance statutes in a bankruptcy, reorganization or rehabilitation case or similar proceeding, if a court were to find that, at the time the Old Notes were issued,

(i) Holding issued the Old Notes with the intent of hindering, delaying or defrauding current or future creditors or (ii)(A) Holding received less than reasonably equivalent value or fair consideration for issuing the Old Notes and
(B) Holding (1) was insolvent or was rendered insolvent by reason of the Offering, (2) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital, (3) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under such fraudulent conveyance statutes) or (4) was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment, the judgment is unsatisfied), such court could void or subordinate the Notes to presently existing and future indebtedness of Holding and take other action detrimental to the holders of the Notes, including, under certain circumstances, invalidating the Notes.

    The measure of insolvency for purposes of the foregoing considerations will vary depending upon the federal or local law that is being applied in any such proceeding. Generally, however, Holding would be considered insolvent if, at the time it incurs the indebtedness constituting the Notes, either (i) the fair market value (or fair saleable value) of its assets is less than the amount required to pay its total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute and matured or (ii) it is incurring debts beyond its ability to pay as such debts mature.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    The Old Notes were sold by the Issuer on June 18, 1996 to the Initial Purchaser, who placed the Old Notes with institutional investors. In connection therewith, Holding and the Initial Purchaser entered into the Registration Rights Agreement, which provides that (i) Holding will file a Registration Statement with the Commission on or prior to 45 days after the Issuance Date,
(ii) Holding will use its best efforts to have the Registration Statement declared effective by the Commission on or prior to 90 days after the Issuance Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, Holding will commence the Exchange Offer and use its best efforts to issue on or prior to 60 business days after the date on which the Registration Statement was declared effective by the Commission, New Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement (as described below), Holding will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises (and in any event within 180 days after the Closing Date) and to cause the Shelf Registration to become effective by the Commission as promptly as possible after such obligation arises. Promptly after the effectiveness of the Registration Statement, Holding will offer, pursuant to this Prospectus, to the Holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, to be issued without a restrictive legend and which may, generally, be reoffered and resold by the holder without restrictions or limitations under the Securities Act. The term "Holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Issuer or any other person who has obtained a properly completed bond power from the registered holder.

    The Issuer has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Issuer believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than any such holder that is an "affiliate" of the Issuer within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business, such Holder has no arrangement or understanding with any person to participate in the distribution of such New Notes and neither such Holder nor any other such person is engaging in or intends to engage in a distribution of such New Notes. Since the Commission has not considered the Exchange Offer in the context of a no-action letter, there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Any Holder who is an affiliate of the Issuer or who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on such interpretations by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale transaction.

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Issuer). The Issuer has agreed that, for a period of one year after the date of this Prospectus, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    If (i) Holding is not required to file the Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Transfer Restricted Securities (as defined below) notifies Holding within the specified time period that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Old Notes acquired directly from Holding or an affiliate of Holding, Holding will file with the Commission a Shelf Registration Statement (the "Shelf Registration Statement") to cover resales of the Old Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. Holding will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until (i) the date on which such Old Note has been exchanged by a person other than a broker-dealer for a New Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Old Note for a New Note, the date on which such New
Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Act.

    If (a) Holding fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) Holding fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Registration Statement or (d) the Shelf Registration Statement or the Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then Holding will pay liquidated damages to each holder of Old Notes ("Liquidated Damages"), with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Old Notes held by such holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Old Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Old Notes. All accrued Liquidated Damages will be paid by Holding on each interest payment date to the Global Note Holder (as defined) either (i) in the form of additional Old Notes or (ii) in cash, at the option of Holding. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

    Holders of Old Notes will be required to make certain representations to Holding (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and benefit from the provisions set forth above.

    The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all of the provisions of the

Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

    The Old Notes are designated for trading in the PORTAL market. To the extent Old Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Old Notes will decrease with a resulting decrease in the liquidity in the market therefor. Following the consummation of the Exchange Offer, Holders of Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not be entitled to certain rights under the Registration Rights Agreement and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Issuer will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Issuer will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

    The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for the payment of liquidated damages to holders of the Old Notes under certain circumstances relating to the Registration Rights Agreement, which provisions will terminate upon the consummation of the Exchange Offer. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture under which the Old Notes were, and the New Notes will be, issued.

    As of the date of this Prospectus, $105,000,000 aggregate principal amount of the Old Notes are outstanding. The Issuer has fixed the close of business on
            , 1996 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus, together with the Letter of Transmittal, will initially be sent. As of such date, there were registered Holders of the Old Notes.

    Holders of the Old Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Indenture in connection with the Exchange Offer. The Issuer intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

    The Issuer shall be deemed to have accepted validly tendered Old Notes when, as and if the Issuer has given oral notice (confirmed in writing) or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of the exchange of Old Notes.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, any such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

    Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Issuer will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
            , 1996, unless the Issuer, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

    In order to extend the Exchange Offer, the Issuer will notify the Exchange Agent of any extension by oral notice (confirmed in writing) or written notice and will make a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after each previously scheduled expiration date.

    The Issuer reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or, if any of the conditions set forth below under "The Exchange Offer-- Conditions" shall not have been satisfied, to terminate the Exchange Offer, by giving oral notice (confirmed in writing) or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Issuer to constitute a material change, the Issuer will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and the Issuer will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five- to 10-business-day period.

    Without limiting the manner in which the Issuer may choose to make public announcement of any delay, extension, termination or amendment of the Exchange Offer, the Issuer shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES

    The New Notes will bear interest from June 18, 1996, the date of original issuance of the Old Notes. No interest will be paid on the Old Notes accepted for exchange.

PROCEDURES FOR TENDERING

    The tender of Old Notes by a Holder thereof pursuant to one of the procedures set forth below and the acceptance thereof by the Issuer will constitute a binding agreement between such Holder and the Issuer in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. This Prospectus, together with the Letter of Transmittal, will
first be sent on or about             , 1996, to all Holders of Old Notes known
to the Issuer and the Exchange Agent.

    Only a Holder of the Old Notes may tender such Old Notes in the Exchange Offer. A Holder who wishes to tender any Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, or a facsimile thereof, including any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Old Notes, Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

    THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED AND PROPER INSURANCE BE OBTAINED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE ISSUER.

    Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such beneficial owner's own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such beneficial owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 promulgated under the Exchange Act (an "Eligible Institution").

    If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Old Notes.

    If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Issuer, evidence satisfactory to the Issuer of their authority to so act must be submitted with the Letter of Transmittal.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Issuer in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Issuer's acceptance of which would, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Issuer's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Issuer shall determine. Although the Issuer intends to notify Holders of defects or irregularities with respect to tenders of Old Notes, neither the Issuer, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that the Issuer determines are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    By tendering, each Holder will represent to the Issuer, among other things, that (i) the New Notes acquired by the Holder and any beneficial owners of Old Notes pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, (ii) neither the Holder nor such beneficial owner has an arrangement with any person to participate in the distribution of such New Notes, (iii) neither the Holder nor such beneficial owner nor any such other person is engaging in or intends to engage in a distribution of such New Notes and (iv) neither the Holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Issuer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Issuer), may participate in the Exchange Offer but may be deemed an "underwriter" under the Securities Act and, therefore, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date may effect a tender if:

        (a) the tender is made through an Eligible Institution;

        (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes, or a Book-Entry Confirmation, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

        (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer, or a Book-

    Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

    Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee (as defined) with respect to the Old Notes register the transfer of such Old Notes into the name of the persons withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuer in its sole discretion, which determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

    Any Old Notes which have been tendered but which are not accepted for payment due to withdrawal, rejection of tender or termination of the Exchange Offer will be returned as soon as practicable to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes).

CONDITIONS

    Notwithstanding any other term of the Exchange Offer, the Issuer shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

        (a) the Exchange Offer shall violate applicable law or any applicable interpretation of the staff of the Commission; or

        (b) any action or proceeding is instituted or threatened in any court or by any governmental agency that might materially impair the ability of the Issuer to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Issuer; or

        (c) any governmental approval has not been obtained, which approval the Issuer shall deem necessary for the consummation of the Exchange Offer.

    If the Issuer determines in its sole discretion that any of the conditions are not satisfied, the Issuer may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering Holders (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility), (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Old Notes (see "The Exchange Offer-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Issuer will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and the Issuer will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five- to 10-business-day period.

EXCHANGE AGENT

    First Trust of New York, National Association, has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:



   If by Mail (FULLY REG):     If by Hand or Overnight Mail:           If by Hand:
    First Trust National           First Trust National           First Trust New York,
         Association                    Association               National Association
     First Trust Center            180 East Fifth Street             100 Wall Street
       P.O. Box 64111          4th Floor - Bond Drop Window   Suite 2000 - Bond Drop Window
   St. Paul, MN 55164-0111          St. Paul, MN 55101             New York, NY 10005





               By Telecopier:                              Confirm by Telephone:
               (612) 244-1537                                 (612) 244-1197



FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by the Issuer. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Issuer and its affiliates.

    The Issuer has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Issuer, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

    The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Issuer. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

    The Issuer will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

    The New Notes will be recorded at the same carrying value as the Old Notes, which is face value less accrued original issue discount, if any, as reflected in the Issuer's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer and the unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the New Notes.

                                THE TRANSACTION

OVERVIEW

    On June 18, 1996, concurrently with the closing of the offering of the Old Notes, Holding consummated the Transaction. BPC Mergerco, Inc. ("Mergerco") was organized by International, CVCA and certain other institutional investors to effect the acquisition of a majority of the outstanding capital stock of Holding. Pursuant to the terms of a Stock Purchase and Recapitalization Agreement dated as of June 12, 1996 (the "Common Stock Purchase Agreement"), each of International, CVCA and certain other equity investors (collectively, the "Common Stock Purchasers") subscribed for shares of common stock of Mergerco. In addition, pursuant to the terms of a Preferred Stock and Warrant Purchase Agreement dated as of June 12, 1996 (the "Preferred Stock Purchase Agreement"), CVCA and an additional institutional investor (the "Preferred Stock Purchasers") purchased shares of preferred stock of Mergerco (the "Preferred Stock") and warrants (the "1996 Warrants") to purchase shares of common stock of Mergerco. Immediately after the purchase of the common stock, the preferred stock and the 1996 Warrants of Mergerco, Mergerco merged (the "Merger") with and into Holding, with Holding being the surviving corporation. Upon the consummation of the Merger, each share of Class A Common Stock, $.00005 par value, and Class B Common Stock, $.00005 par value, of Holding and certain privately-held warrants exercisable for such Class A and Class B Common Stock were converted into the right to receive cash equal to the purchase price per share for the common stock into which such warrants were exercisable less the amount of the nominal exercise price therefor, and all other classes of common stock of Holding, a majority of which was held by certain members of management, were converted into shares of common stock of the surviving corporation. See "Description of Common Stock" and "Description of Preferred Stock and Warrants." In addition, upon the consummation of the Merger, the holders of the warrants (the "1994 Warrants") to purchase capital stock of Holding that were issued in connection with the 1994 Units Offering (as defined) became entitled to receive cash equal to the purchase price per share for the common stock into which such warrants were exercisable less the amount of the exercise price therefor. Following the consummation of the Transaction, International and CVCA hold approximately 53% and 24%, respectively, of the voting common stock of Holding, and approximately 23% and 37%, respectively, of all classes of common stock of Holding on a fully-diluted basis.

    The aggregate consideration paid to the sellers of the equity interests in Holding, including the holders of the 1994 Warrants, was approximately $119.2 million in cash. In order to finance the Transaction, including the payment of related fees and expenses: (i) Holding issued the Old Notes for net proceeds of approximately $100.2 million (or $64.6 million after deducting the amount of such net proceeds used to purchase Marketable Securities available for payment of interest on Senior Notes); (ii) the Common Stock Purchasers, the Preferred Stock Purchasers and certain members of management made equity and rollover investments in the aggregate amount of $70.0 million (the "Equity Investments") (which amount included rollover investments of approximately $7.1 million by certain members of management and $3.0 million by an existing institutional shareholder); and (iii) Holding received an aggregate of approximately $0.9 million in connection with the exercise of certain management stock options to purchase common stock of Holding.

    The Common Stock Purchase Agreement includes customary business and financial representations and warranties regarding Holding and its subsidiaries. Certain selling shareholders, and not Holding, have certain indemnification obligations with respect to breaches of Holding's representations and warranties. The Common Stock Purchase Agreement also contains customary post-closing covenants obligating Holding, among other things, to use the proceeds of the Transaction for specified purposes and to comply with all agreements to which it is a party that are entered into in connection with the Transaction. Holding agreed to pay all reasonable fees and out-of-pocket expenses of the Common Stock Purchasers and certain selling shareholders incurred in connection with the Transaction.

    In connection with the Transaction, Holding entered into the Preferred Stock Purchase Agreement with the Preferred Stock Purchasers. Pursuant to the Preferred Stock Purchase Agreement, the Preferred Stock Purchasers received 600,000 shares of Preferred Stock and the 1996 Warrants. See "Description of Preferred Stock and Warrants." The Preferred Stock Purchase Agreement grants the Preferred Stock Purchasers certain registration rights with respect to each of:
(i) the Preferred Stock; (ii) any securities issued by Holding in exchange for the Preferred Stock; (iii) the 1996 Warrants; and (iv) the related Common Stock issuable upon exercise of the 1996 Warrants. The Preferred Stock Purchase Agreement also contains customary representations and warranties and post-closing covenants obligating Holding, among other things, to use the proceeds of the Transaction as specified therein and to comply with the terms of all agreements entered into in connection with the Transaction. The Preferred Stock Purchase Agreement further obligated Holding to pay all reasonable fees and expenses of the Preferred Stock Purchaser incurred in connection with the Transaction.

    In connection with the Transaction, International, CVCA, certain other institutional investors and certain members of management entered into a New Stockholders Agreement pursuant to which certain stockholders, among other things, (i) were granted certain registration rights and (ii) under certain circumstances, have the right to force a sale of Holding. See "Certain Transactions--Stockholders Agreements."

SOURCES AND USES OF FUNDS

    Concurrently with the Offering, the Common Stock Purchasers, the Preferred Stock Purchasers and certain members of management made the Equity Investments. Proceeds from the Offering, the Equity Investments and the exercise of certain stock options were used to fund the purchase price to be paid to the sellers of equity interests of Holding, to fund the Escrow Account, to make deferred payments to certain holders of stock options, to make net payments to holders of the 1994 Warrants and to pay fees and expenses relating to the Offering and the Transaction.

    The sources and uses of funds in connection with the Transaction are set forth below (in thousands):

SOURCES:
  Issuance of Old Notes..........................................................   $105,000
  Issuance of Common Stock.......................................................     55,000
  Issuance of Preferred Stock....................................................     11,489
  Issuance of warrants attached to Preferred Stock...............................      3,511
  Exercise of management stock options...........................................        929
                                                                                    --------
      Total Sources..............................................................   $175,929
                                                                                    --------
                                                                                    --------

USES:
  Rollover investments and purchase of equity interests..........................   $125,219
  Purchase of Marketable Securities (available for payment of interest on Senior
Notes)...........................................................................     35,600
  Net payments to public warrant holders.........................................      4,502
  Payment to certain stock option holders........................................      2,517
  Payment of estimated fees and expenses.........................................      8,000
  Increase in cash...............................................................         91
                                                                                    --------
      Total Uses.................................................................   $175,929
                                                                                    --------
                                                                                    --------

                                USE OF PROCEEDS

    The Issuer will not receive any proceeds from the Exchange Offer.

    The net proceeds to Holding from the Offering were approximately $100.2 million, after deducting discounts and estimated offering expenses payable by Holding. Approximately $64.5 million of the net proceeds were used to finance a portion of the purchase price paid in the Transaction. Approximately $35.6 million of the net proceeds, representing funds when invested in U.S. government securities will be sufficient to pay three years' interest on the Senior Notes, was placed into the Escrow Account and, pending disbursement, the Trustee will have a first priority lien on the Escrow Account for the benefit of the holders of the Senior Notes. Funds may be disbursed from the Escrow Account only to pay interest on the Senior Notes and, upon certain repurchases or redemptions of the Senior Notes, to pay principal of and premium, if any, thereon. It is currently contemplated that approximately $0.1 million will be retained and will be available for working capital and general corporate purposes. See "The Transaction" and "Description of Senior Notes--Security."

                                 CAPITALIZATION
                             (DOLLARS IN THOUSANDS)

    The following table sets forth the consolidated capitalization of Holding and its subsidiaries at March 30, 1996, and the pro forma capitalization of Holding and its subsidiaries as of such date after giving effect to (i) the sale of the Old Notes and the application of the proceeds thereof as described under "Use of Proceeds" and (ii) the completion of the other transactions described in "The Transaction." The information in the table below is qualified in its entirety by, and should be read in conjunction with, the historical consolidated financial statements of Holding and the related notes included elsewhere herein.

                                                                           AT MARCH 30, 1996
                                                                        -----------------------
                                                                        HISTORICAL    PRO FORMA
Marketable Securities (available to pay interest on Senior Notes)....    $  --        $  35,600
                                                                        ----------    ---------
                                                                        ----------    ---------
Current portion of long-term debt....................................    $     722    $     722
                                                                        ----------    ---------
                                                                        ----------    ---------
Long-term debt, excluding current portion:
 Revolving credit facility(a)........................................    $  --        $  --
 Nevada Bonds(b).....................................................        5,500        5,500
 Iowa Bonds(b).......................................................        5,400        5,400
 Capital lease obligations...........................................          728          728
 12 1/4% Existing Senior Subordinated Notes..........................      100,000      100,000
 12 1/2% Senior Notes................................................       --          105,000
 Debt discount.......................................................         (704)        (704)
                                                                        ----------    ---------
     Total long-term debt............................................      110,924      215,924
                                                                        ----------    ---------
Stockholders' Equity:
 Preferred Stock.....................................................       --           14,280(d)
 Less discount.......................................................       --           (3,511)(e)
 Old Class A Voting Common Stock; 3,000,000 shares authorized;
   1,331,432 issued..................................................       --           --
 Old Class B Nonvoting Common Stock; 1,000,000 shares authorized;
   355,940 issued....................................................       --           --
 New Class A Common Stock, par value $0.01;
   Voting; 500,000 shares authorized; 91,000 shares issued...........       --           --
   Nonvoting; 500,000 shares authorized; 259,000 shares issued.......       --           --
 New Class B Common Stock, par value $0.01;
   Voting; 500,000 shares authorized; 145,058 shares issued..........       --           --
   Nonvoting; 500,000 shares authorized; 54,942 shares issued........       --           --
 New Class C Common Stock, par value $0.01;
   Nonvoting; 500,000 shares authorized, 17,000 shares issued........       --           --
 Treasury stock; 5,212 shares........................................          (58)      --
 Additional paid-in capital..........................................       --           52,520(c)
 Warrants............................................................       13,433        3,511(e)
 Retained earnings (deficit).........................................      (45,032)    (162,966)(f)
                                                                        ----------    ---------
     Total stockholders' equity (deficit)............................      (31,657)     (96,166)
                                                                        ----------    ---------
     Total capitalization............................................    $  79,989    $ 120,480
                                                                        ----------    ---------
                                                                        ----------    ---------

- ------------

 (a)  Berry has a revolving credit facility which provides $28.0 million of credit subject to a borrowing base calculated on specified percentages of eligible assets, reduced by outstanding letters of credit. At March 30, 1996, approximately $15.7 million was available under the facility.
 (b)  Excludes $12.3 million relating to letters of credit issued with respect to the Nevada
      Bonds and the Iowa Bonds.
 (c)  Represents the excess of cash proceeds upon issuance of $55.0 million of common stock in connection with the Transaction over the par value of the common stock issued, less expenses attributed to the Offering of $2,480.
 (d)  Stated net of fees and expenses attributable to the Transaction of $720.
 (e)  Represents the estimated fair market value of warrants issued which enable the holders to acquire 6% of the Common Stock of the Issuer upon exercise thereof.
 (f)  Includes (i) the Holding historical retained earnings deficit, plus (ii) the excess of the cash paid former equity holders of $129,721 (including $10,500 of rollover investments by existing shareholders) and the payment of the deferred bonus of $2,517 over the cash received from the exercise of management stock options of $929 less (iii)
      the net effect of the basis of the warrants and treasury stock retired of $13,375.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

    The following unaudited pro forma consolidated statement of operations data and condensed consolidated balance sheet (collectively, the "Pro Forma Statements") give effect to the Offering and the application of the proceeds therefrom after giving effect to the Tri-Plas Acquisition, based upon unaudited financial statement data of Tri-Plas, Inc., as if the acquisition had occurred as of January 1, 1995 for the statement of operations data. The Pro Forma Statements do not purport to represent what Holding's consolidated financial position or results of operations would actually have been if such transactions had in fact occurred on such dates or to project Holding's consolidated financial position or results of operations for any future date or period. The pro forma adjustments are based upon available information and upon assumptions that Holding believes to be reasonable. The Pro Forma Statements and accompanying notes should be read in conjunction with the historical consolidated financial statements and other financial information pertaining to Holding and related notes thereto which information is included elsewhere in this Prospectus.

                            BPC HOLDING CORPORATION
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 30, 1995
                             (DOLLARS IN THOUSANDS)

                                                                                                  PRO FORMA FOR
                                                                       PRO FORMA                  THE TRI-PLAS
                                                         TRI-PLAS       FOR THE                    ACQUISITION
                                            HOLDING     ACQUISITION    TRI-PLAS      OFFERING        AND THE
                                           HISTORICAL   ADJUSTMENTS   ACQUISITION   ADJUSTMENTS     OFFERING
Net sales................................   $ 140,681     $15,685      $ 156,366     $  --          $ 156,366
Cost of goods sold.......................     102,484      12,584        115,068        --            115,068
                                           ----------   -----------   -----------   -----------   -------------
Gross profit.............................      38,197       3,101         41,298        --             41,298
Operating expenses.......................      16,803       1,278         18,081        --             18,081(a)
                                           ----------   -----------   -----------   -----------   -------------
Operating income.........................      21,394       1,823         23,217        --             23,217
Other expenses...........................         994      --                994        --                994
Interest expense.........................      13,389         337         13,726        11,613         25,339
                                           ----------   -----------   -----------   -----------   -------------
Income (loss) before income taxes........       7,011       1,486          8,497       (11,613)        (3,116)
Provision for income taxes...............         678         559          1,237        (1,142)            95
                                           ----------   -----------   -----------   -----------   -------------
Net income (loss)........................   $   6,333     $   927      $   7,260     $ (10,471)     $  (3,211)
                                           ----------   -----------   -----------   -----------   -------------
                                           ----------   -----------   -----------   -----------   -------------
EBITDA...................................   $  30,716     $ 2,519      $  33,235     $  --          $  33,235
                                           ----------   -----------   -----------   -----------   -------------
                                           ----------   -----------   -----------   -----------   -------------

- ------------

(a) Operating expenses of $18,081 exclude the effect of a charge of $2,517 relating to the one-time payment of a bonus to management employees who held unvested stock options at the date the distribution was paid to stockholders in 1994. This bonus, which was contingent upon a future offering of debt or equity securities and was paid from the proceeds of the Offering, will be charged to operating income in fiscal 1996. Operating expenses also exclude the effect of a charge of $851 relating to the compensation element of management stock options which will be charged to operating income in 1996.

                            BPC HOLDING CORPORATION
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         13 WEEKS ENDED MARCH 30, 1996
                             (DOLLARS IN THOUSANDS)

                                                              HOLDING       OFFERING      PRO FORMA FOR
                                                             HISTORICAL    ADJUSTMENTS    THE OFFERING
Net sales.................................................    $ 34,996       $--             $34,996
Cost of goods sold........................................      25,119(a)     --              25,119(a)
                                                             ----------    -----------    -------------
Gross profit..............................................       9,877        --               9,877
Operating expenses........................................       5,165        --               5,165
                                                             ----------    -----------    -------------
Operating income..........................................       4,712        --               4,712
Other expenses............................................         294        --                 294
Interest expense, net.....................................       3,380         2,903           6,283
                                                             ----------    -----------    -------------
Income (loss) before income taxes.........................       1,038        (2,903)         (1,865)
Provision for income taxes................................         397        (1,252)           (855)
                                                             ----------    -----------    -------------
Net income (loss).........................................    $    641       $(1,651)        $(1,010)
                                                             ----------    -----------    -------------
                                                             ----------    -----------    -------------
EBITDA....................................................    $  7,302       $--             $ 7,302
                                                             ----------    -----------    -------------
                                                             ----------    -----------    -------------

- ------------

 (a)  Includes $362 of additional costs incurred related to mold inefficiencies and other expenses associated with the transfer of the Tri-Plas business.

                            BPC HOLDING CORPORATION
            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                                    YEAR ENDED
                                                                                   DECEMBER 30,
                                                                                       1995
TRI-PLAS ACQUISITION ADJUSTMENTS:
(1)   Net sales of Tri-Plas.....................................................     $ 16,583
      Deduct net sales to discontinued customer.................................       (1,048)
      Elimination of freight costs incurred by Tri-Plas to equalize production
        at all facilities.......................................................          150
                                                                                   ------------
          Adjusted Tri-Plas net sales...........................................     $ 15,685
                                                                                   ------------
                                                                                   ------------
(2)   Cost of goods sold of Tri-Plas............................................     $ 15,483
      Deduct costs related to products subcontracted for sale to discontinued
      customer..................................................................       (1,643)
      Deduct quantity purchase differential estimated to be saved on raw
        materials used in production............................................         (534)
      Deduct estimated savings for art and plate costs previously purchased from
      outside contractors.......................................................         (150)
      Deduct costs related to closed operating facility, net of incremental
        costs incurred..........................................................         (572)
                                                                                   ------------
          Adjusted Tri-Plas cost of goods sold..................................     $ 12,584
                                                                                   ------------
                                                                                   ------------
(3)   Operating expenses of Tri-Plas............................................     $  2,934
      Deduct costs related to closed operating facility, net of incremental
        costs incurred..........................................................       (1,716)
      Add amortization of goodwill for the Tri-Plas Acquisition.................           60
                                                                                   ------------
          Adjusted operating expenses of Tri-Plas...............................     $  1,278
                                                                                   ------------
                                                                                   ------------
(4)   Interest expense of Tri-Plas..............................................     $    758
      Deduct interest expense incurred by Tri-Plas in excess of interest earned
        by Berry on funds used to acquire Tri-Plas..............................         (421)
                                                                                   ------------
          Adjusted interest expense of Tri-Plas.................................     $    337
                                                                                   ------------
                                                                                   ------------
(5)   Provision for income taxes of Tri-Plas on income before taxes.............     $ --
                                                                                   ------------
          Adjusted provision for income taxes of Tri-Plas.......................     $    559
                                                                                   ------------
                                                                                   ------------

                                                                      YEAR ENDED     13 WEEKS ENDED
                                                                     DECEMBER 30,      MARCH 30,
                                                                         1995             1996
OFFERING ADJUSTMENTS:
(1)   Adjustment of net interest expense:
      Interest on Senior Notes....................................     $ 13,125         $  3,281
      Interest earned on Marketable Securities, available for
        payment of interest on Senior Notes.......................       (1,992)            (498)
      Amortization of deferred financing costs associated with the
      Offering....................................................          480              120
                                                                     ------------        -------
          Change in net interest expense..........................     $ 11,613         $  2,903
                                                                     ------------
                                                                     ------------        -------
                                                                                         -------
(2)   Adjustment of income tax expense to reflect benefit of
        change in net interest expense............................     $ (1,142)        $ (1,252)
                                                                     ------------
                                                                     ------------        -------
                                                                                         -------

                            BPC HOLDING CORPORATION
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                                        AT MARCH 30, 1996
                                                              --------------------------------------
                                                                                           PRO FORMA
                                                               HOLDING       OFFERING       FOR THE
                                                              HISTORICAL    ADJUSTMENTS    OFFERING
ASSETS
Current assets:
    Cash and cash equivalents..............................    $   5,047     $       91    $   5,138
    Accounts receivable....................................       18,334        --            18,334
    Inventories............................................       13,952        --            13,952
    Other current assets...................................        1,347        --             1,347
                                                              ----------    -----------    ---------
        Total current assets...............................       38,680             91       38,771

Property and equipment.....................................       53,120        --            53,120
Intangible assets..........................................       10,767          4,800       15,567
Other assets...............................................        2,094         35,600       37,694
                                                              ----------    -----------    ---------
        Total assets.......................................    $ 104,661     $   40,491    $ 145,152
                                                              ----------    -----------    ---------
                                                              ----------    -----------    ---------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Current portion of long-term debt......................    $     722     $  --         $     722
    Accounts payable.......................................       11,550        --            11,550
    Accrued liabilities....................................       13,000        --            13,000
                                                              ----------    -----------    ---------
        Total current liabilities..........................       25,272        --            25,272

Long-term debt:
    Nevada Bonds and Iowa Bonds............................       11,400        --            11,400
    Capital lease obligations..............................          950        --               950
    12 1/4% Existing Senior Subordinated Notes.............      100,000        --           100,000
    12 1/2% Senior Notes...................................       --            105,000      105,000
    Debt discount..........................................         (704)       --              (704)
    Less: Current portion..................................         (722)       --              (722)
                                                              ----------    -----------    ---------
        Total long-term debt...............................      110,924        105,000      215,924
Other liabilities..........................................          122        --               122
                                                              ----------    -----------    ---------
        Total liabilities..................................      136,318        105,000      241,318
                                                              ----------    -----------    ---------

Stockholders' equity:
    Preferred stock........................................       --             14,280       14,280
    Less discount on preferred stock.......................       --             (3,511)      (3,511)
    Old Common Stock.......................................       --            --            --
    Treasury Stock.........................................          (58)            58       --
    New Common Stock.......................................       --            --            --
    Additional paid-in capital.............................       --             52,520       52,520
    Warrants...............................................       13,433         (9,922)       3,511

    Retained earnings (deficit)............................      (45,032)      (117,934)    (162,966)
                                                              ----------    -----------    ---------
        Total stockholders' equity (deficit)...............      (31,657)       (64,509)     (96,166)
                                                              ----------    -----------    ---------
        Total liabilities and stockholders' equity
(deficit)..................................................    $ 104,661     $   40,491    $ 145,152
                                                              ----------    -----------    ---------
                                                              ----------    -----------    ---------

OFFERING ADJUSTMENTS

    Reflects (i) the issuance of Old Notes in the aggregate principal amount of $105.0 million,
(ii) the purchase of approximately $35.6 million in Marketable Securities deposited into the Escrow Account and available to pay interest on the Senior Notes, (iii) the payment of estimated fees and expenses of $8.0 million associated with the Transaction, (iv) the issuance of new Common Stock of $55.0 million, (v) the issuance of Preferred Stock and warrants to purchase Common Stock aggregating $15.0 million, (vi) the exercise of stock options, (vii) a deferred payment to certain stock option holders, (viii) the redemption and retirement of all previously issued shares of Common Stock at $58.55 per share and (ix) the redemption and retirement of previously issued and outstanding warrants at $58.55 per share less the exercise price for the underlying common stock.

SOURCES:
    Issuance of Old Notes.......................................   $105,000
    Issuance of Common Stock....................................     55,000
    Issuance of Preferred Stock.................................     11,489
    Issuance of warrants attached to Preferred Stock............      3,511
    Exercise of management stock options........................        929
                                                                   --------
        Total Sources...........................................   $175,929
                                                                   --------
                                                                   --------

USES:
    Rollover investments and purchase of equity interests.......   $125,219
    Purchase of Marketable Securities (available for payment of
interest on Senior Notes).......................................     35,600
    Net payments to public warrant holders......................      4,502
    Payment to certain stock option holders.....................      2,517
    Payment of estimated fees and expenses......................      8,000
    Increase in cash............................................         91
                                                                   --------
        Total Uses..............................................   $175,929
                                                                   --------
                                                                   --------

                       SELECTED HISTORICAL FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

    The following selected financial data of Holding and its subsidiaries as of and for the five fiscal years ended December 30, 1995 are derived from the consolidated financial statements of Holding which have been audited by Ernst & Young LLP, independent auditors. The following selected financial data for the 13 weeks ended April 1, 1995 and March 30, 1996 are derived from the unaudited consolidated financial statements of Holding and, in the opinion of Holding, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. Operating results for the 13 weeks ended March 30, 1996 are not necessarily indicative of the results that may be achieved for the year ending December 28, 1996. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, related notes and other financial information included herein.

                                                                                                   13 WEEKS ENDED
                                                                 FISCAL                         --------------------
                                            -------------------------------------------------   APRIL 1,   MARCH 30,
                                             1991      1992      1993       1994       1995       1995       1996
STATEMENT OF OPERATIONS DATA:
 Net sales................................  $58,650   $81,355   $87,830   $106,141   $140,681   $ 32,694   $  34,996
 Cost of goods sold.......................   45,994    63,452    65,652     73,997    102,484     22,542      25,119(a)
                                            -------   -------   -------   --------   --------   --------   ---------
 Gross profit.............................   12,656    17,903    22,178     32,144     38,197     10,152       9,877
 Operating expenses(b)....................    8,553    11,471    13,222     15,044     16,803      4,100       5,165
                                            -------   -------   -------   --------   --------   --------   ---------
 Operating income.........................    4,103     6,432     8,956     17,100     21,394      6,052       4,712
 Other expenses(c)........................      343     1,716     4,005        300        994        415         294
 Interest expense, net(d).................    8,706     6,671     6,582     10,972     13,389      3,306       3,380
                                            -------   -------   -------   --------   --------   --------   ---------
 Income (loss) before income taxes and
extraordinary charge......................   (4,946)   (1,955)   (1,631)     5,828      7,011      2,331       1,038
     Net income (loss)....................  $(4,956)  $(1,981)  $(1,703)  $  2,165(e) $  6,333  $  2,326   $     641
                                            -------   -------   -------   --------   --------   --------   ---------
                                            -------   -------   -------   --------   --------   --------   ---------
OTHER DATA:
 EBITDA(f)................................  $12,501   $16,890   $20,840   $ 25,683   $ 30,716   $  8,242   $   7,302
 Depreciation and amortization(g).........    8,150    10,241    11,198      8,176      9,536      2,185       2,589
 Capital expenditures.....................    2,195     7,143     5,586      9,118     11,247      1,893       2,482
 Net cash interest expense(h).............    4,917     5,114     4,966      9,794     12,439      3,083       3,148
 Ratio of earnings to fixed charges.......       (i)       (i)       (i)       1.5x       1.4x       1.7x        1.3x

BALANCE SHEET DATA:
 Cash and cash equivalents................  $   406   $   652   $ 1,082   $  9,327   $  8,035      --      $   5,047
 Working capital (deficiency).............     (730)    1,978       384     13,393     13,012      --         13,408
 Total assets.............................   52,668    68,281    60,143     91,790    103,465      --        104,661
 Total long-term debt.....................   32,566    46,636    40,936    112,287    111,676      --        111,646
 Stockholders' equity (deficit)...........   11,276     9,415     5,972    (38,838)(j)  (32,484)    --       (31,657)

- ------------

 (a)  Costs of goods sold includes $362 of additional costs incurred related to mold inefficiencies and other expenses associated with the transfer of the Tri-Plas business.
 (b)  Operating expenses include selling, general and administrative expenses, amortization of intangibles, research and development expenses and management fees. Charges (credits) for the effect of the market valuation adjustments for management stock options and warrants included in operating expenses were as follows: 1991, $0; 1992, $75; 1993, $605; 1994, $358; 1995, $(236);
      April 1, 1995, $0 and March 30, 1996, $0. Operating expenses for the 13-week period ended March
      30, 1996 include $473 relating to patent and other litigation expenses.
 (c)  Other expenses include a $343 loss on disposal of property and equipment in fiscal 1991; costs of
      $891 incurred in fiscal 1992 in connection with the Mammoth Acquisition and an $825 loss on disposal of property and equipment; in fiscal 1993, $3,675 of non-recurring costs associated principally with the shutdown and sale of a facility acquired in the Mammoth Acquisition and $330 of costs related to an unsuccessful acquisition; in fiscal 1994, a $184 loss on disposal of property and equipment and $116 in unsuccessful acquisition costs; and in fiscal 1995, a $127 loss on disposal of property and equipment, $473 of costs related to unsuccessful acquisition costs, $224 of costs related to the Tri-Plas Acquisition and $170 of costs related to the
      Sterling Products Acquisition.
 (d)  Interest expense is stated net of interest income of $126, $26, $25, $580 and $642 earned in each of fiscal 1991, 1992, 1993, 1994 and 1995, respectively, and of $239 and $68 for the 13 weeks ended each of April 1, 1995 and March 30, 1996.
 (e)  Includes extraordinary charge on extinguishment of debt of $3,652 in connection with the issuance of the Existing Senior Subordinated Notes.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)


 (f)  EBITDA is defined as income (loss) before income taxes, net interest expense, depreciation and amortization of intangibles adjusted to exclude (i) non-cash charges relating to amortization of restricted stock awards and market value adjustments related to stock options and (ii) other non-recurring or "one-time" expenses as described in note (c) above. EBITDA is presented to facilitate an investor's understanding of the covenants in the Indenture. EBITDA should not be considered by investors as an alternative to net income (loss) as an indicator of operating performance or to cash flows as a measure of liquidity.
 (g)  Depreciation and amortization excludes non-cash amortization of deferred financing fees and debt discount amortization which are included in interest expense.
 (h)  Does not include amortization of deferred financing fees or debt discount.
 (i)  Earnings were inadequate to cover fixed charges for fiscal 1991, 1992 and 1993 by $4,971, $2,027 and $1,794, respectively. For purposes of this computation, earnings consist of (i) income (loss)
      before income taxes, plus (ii) fixed charges consisting of interest on indebtedness (including amortization of deferred financing fees), plus (iii) that portion of lease rental expense representative of the interest factor.
 (j)  Stockholders' equity (deficit) includes the effect of a $50.0 million distribution paid to holders of equity interests in 1994.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following information should be read in conjunction with "Selected Historical Financial Data" and the Financial Statements and the notes thereto included elsewhere in this Prospectus. Unless the context requires otherwise, the "Company" as used in this Management's Discussion and Analysis of Financial Condition and Results of Operations shall include Holding and its subsidiaries on a consolidated basis.

OVERVIEW

    The Company's management is focusing on three principal areas: (i) expanding its leading market positions in three key product categories: aerosol overcaps, open top containers and drink cups; (ii) securing its low cost position through continued technology investments and productivity gains; and (iii) seeking selective acquisitions and joint ventures which offer market and product extension or productivity improvement opportunities.

    In order to accomplish its objectives, management implemented a capital investment program in fiscal 1991 which emphasizes the following: maintenance, replacement and expansion of machinery, molds and automation equipment; development and construction of molds and equipment for new products; and enhanced management information and production systems to help ensure that the Company's assets are being fully and efficiently utilized. In connection with the program in 1993, the Company closed the former Mammoth Containers plant in Forest City, North Carolina. The business from the Forest City plant was transferred to the Company's other locations, resulting in a reduction of both overhead and general and administrative expenses, greater production efficiency and improved asset utilization. The program is on-going, and also includes plant and system expansion at the Company's Evansville facility. The Company believes that all of its facilities are operating efficiently and are capable of meeting increased volume requirements arising from planned sales expansion.

    Since fiscal 1991, management has also emphasized sales of higher margin products using Company-owned molds while reducing sales of lower margin custom molded products which are produced with customer-owned molds. In order to accomplish this goal, the Company has added 23 salespeople since 1990, and has focused its sales force along product lines. Although the Company continues to produce certain custom molded products in order to utilize existing capacity, the increased production demands of the Mammoth Acquisition and the Tri-Plas Acquisition enable the Company to eliminate much of this volume in favor of higher margin business. The Sterling Products Acquisition also facilitated the Company's entrance into the plastic drink cup market. Management believes this market offers significant opportunities for growth.

    The following table sets forth, for the periods indicated, certain statement of operations and other data of the Company expressed as a percentage of net sales:

                                                                                     13 WEEKS ENDED
                                                               FISCAL             ---------------------
                                                       -----------------------    APRIL 1,    MARCH 30,
                                                       1993     1994     1995       1995        1996
OPERATIONS STATEMENT DATA:
Net sales...........................................   100.0%   100.0%   100.0%     100.0%      100.0%
Cost of goods sold..................................    74.7     69.8     72.8       69.0        71.8
                                                       -----    -----    -----    --------    ---------
Gross profit........................................    25.3     30.2     27.2       31.0        28.2
Operating expenses..................................    15.1     14.2     11.9       12.5        14.8
                                                       -----    -----    -----    --------    ---------
Operating earnings..................................    10.2     16.0     15.3       18.5        13.4
Other expenses......................................     4.6      0.3      0.7        1.3         0.8
Interest expense....................................     7.5     10.3      9.5       10.1         9.7
                                                       -----    -----    -----    --------    ---------
Income (loss) before income taxes...................    (1.9)     5.4      5.1        7.1         2.9
Extraordinary charge................................     0.0      3.4      0.0        0.0         0.0
Income taxes........................................     0.0      0.0      0.6        0.0         1.1
                                                       -----    -----    -----    --------    ---------
Net income (loss)...................................    (1.9)%    2.0%     4.5%       7.1%        1.8%
                                                       -----    -----    -----    --------    ---------
                                                       -----    -----    -----    --------    ---------

13 WEEKS ENDED MARCH 30, 1996 ("INTERIM 1996")
COMPARED TO 13 WEEKS ENDED APRIL 1, 1995 ("INTERIM 1995")

    Net Sales. Net sales increased $2.3 million, or 7%, to $35.0 million for Interim 1996 from $32.7 million for Interim 1995, notwithstanding an approximate 10% decrease in net selling price due mainly to the impact of cyclical adjustments in the price of plastic resin. The increase in net sales was attributed to a combination of higher drink cup sales of $1.3 million and higher container sales of $1.4 million (including the introduction of polypropylene containers from the Tri-Plas Acquisition). Sales of custom manufactured tools decreased $0.4 million.

    Gross Profit. Gross profit decreased by $0.3 million to $9.9 million for Interim 1996 from $10.2 million for Interim 1995. This decrease of 2.8% included the impact of negative inventory valuation (due principally to changing raw material costs) and start-up expenses associated with the transfer of the business previously conducted by Tri-Plas, Inc. in its Ontario, California facility to the Henderson plant.

    Operating Expenses. Selling expenses increased by $0.3 million to $1.7 million for Interim 1996 from $1.4 million for Interim 1995 principally as a result of the addition of the drink cup business and the Tri-Plas Acquisition. General and administrative expenses increased by $.8 million to $3.2 million for Interim 1996 from $2.4 million for Interim 1995. The Tri-Plas Acquisition and the Sterling Products Acquisition resulted in expenses of $0.3 million, and patent and other litigation expenses were $0.5 million.

    Interest Expense. Interest expense decreased $0.1 million to $3.4 million for Interim 1996 compared to $3.5 million for Interim 1995.

    Income Tax. For Interim 1996, the Company had income tax expense of $0.4 million which was computed based on Federal and state statutory income tax rates. There was minimal income tax for Interim 1995 due to the availability of loss carryforwards.

    Net Income. Net income for Interim 1996 of $0.6 million decreased $1.7 million from net income of $2.3 million for Interim 1995 for the reasons discussed above.

YEAR ENDED DECEMBER 30, 1995
COMPARED TO YEAR ENDED DECEMBER 31, 1994

    Net Sales. Net sales increased 32.5% to $140.7 million in 1995, up $34.6 million from $106.1 million in 1994. Sales of aerosol overcaps increased $5.6 million (14%), including approximately 4% due to a strengthening of base business and the addition of new products, and approximately 10% from the pass-through to customers of increased raw material cost. Containers sales increased $9.5 million in 1995 (15%), including approximately 10% from the pass-through to customers of such cost increases, and approximately 5% due to the continued market strength of base products and several new product applications. The Sterling Products Acquisition (consummated in March 1995) contributed $17.3 million of sales of drink cups in 1995 (compared to $6.1 million of net sales by the predecessor company in 1994, which are not included in the Company's financials). Other product lines including custom molded products and custom mold building reflected an increase of $2.1 million in 1995. Other than $0.2 million of polypropylene containers subcontracted from Tri-Plas in 1995, sales recorded from the Tri-Plas Acquisition were insignificant.

    Gross Profit. Gross profit increased $6.1 million or 18.8% to $38.2 million (27.2% of net sales) in 1995 from $32.1 million (30.3% of net sales) for 1994. The increase in gross profit is primarily attributed to increased sales volume. All of the Company's manufacturing plants produced at high operating levels during 1995. Significant capacity was dedicated at all facilities to accommodate the dynamic growth in the drink cup business.

    Gross profit as a percent of sales decreased 3.1% from 30.3% in 1994 to 27.2% for 1995. Pass through of raw material cost increases contributed approximately 2.4% of the decrease, as no additional profit was earned on such incremental revenues. Additionally, most of the new high efficiency molds, printing equipment, and injection molding machines required for the drink cup business did not arrive until late in the summer season, forcing the Company to produce on slower, less efficient drink cup tooling for the period of peak demand. Outside subcontractors were used to print drink cups during peak periods, resulting in lower gross profits. Although a fifty thousand square foot warehouse facility was added in Evansville, the seasonality of the drink cup business required leasing outside storage facilities at both the new Winchester, Virginia plant and the Henderson, Nevada location.

    Operating Expenses. Operating expenses during 1995 were $16.8 million, compared with $15.0 million for 1994. As a percentage of sales, operating expenses dropped from 14.2% of net sales in 1994 to 11.9% of net sales for 1995. Sales related expenses, including the cost of expanded sales coverage, increased $0.5 million. General and administrative expenses increased $1.0 million, including $0.4 million associated with the Sterling Products Acquisition and a $0.5 million increase in performance-based employee bonuses.

    Other Expenses. Other expenses were $1.0 million in 1995 compared to $0.3 million in 1994, a increase of $0.7 million. This increase includes a charge of $0.5 million associated with the discontinued pursuit of the acquisition of the assets of CPI Plastics, Inc. and its affiliates and $0.2 million of costs associated with the transfer of the Tri-Plas business.

    Interest Expense and Income. Net interest expense, including amortization of deferred financing costs for 1995, was $13.4 million (9.5% of net sales) compared to $11.0 million (10.3% of net sales), an increase of $2.4 million. This increase is primarily due to the full year effect in 1995 of expenses relating to a recapitalization of the Company on April 21, 1994, when the Company completed an offering of $100 million aggregate principal amount of Existing Senior Subordinated Notes. The Existing Senior Subordinated Notes bear interest at 12 1/4% and mature on April 15, 2004. Interest is payable semi-annually on October 15 and April 15 of each year. Cash interest paid in 1995 was $13.4 million as compared to $8.0 million for 1994. Interest income was $0.6 million in both 1995 and 1994.

    Income Taxes. During the year ended December 30, 1995, the Company utilized the last portion of certain net operating loss carryforwards and became a taxpayer of federal income tax, incurring $0.7 million of federal income tax liability compared to incurring no federal income tax for the year ended December 31, 1995. Additionally, as of December 30, 1995, the Company recorded $0.4 million of recoverable income taxes and $2.1 million of deferred income tax credits resulting from payment of alternative minimum tax.

    Extraordinary Charge. There were no extraordinary charges during 1995. The Company incurred an extraordinary charge of $3.7 million ($3.2 million of which related to non-cash charges) during 1994 as a result of the retirement of debt concurrent with the issuance of the Existing Senior Subordinated Notes.

    Net Income. Net income increased $4.2 million in 1995 to $6.3 million from net income of $2.2 million in 1994 for the foregoing reasons.

YEAR ENDED DECEMBER 31, 1994
COMPARED TO YEAR ENDED JANUARY 1, 1994

    Net Sales. Net sales increased 20.8% to $106.1 million in 1994, up $18.3 million from $87.8 million in 1993. Sales of aerosol overcaps increased $4.9 million due to both a strengthening of base business and the addition of new products. Containers sales increased $11.8 million in 1994 due to a strong demand for promotional containers, the continued market strength of base products and several new product applications. Other product lines including custom molded products, molds and artwork reflected an increase of $1.6 million in 1994. Also contributing to the increase from 1993 was the pass-through to customers of increased raw material cost, primarily plastic resin.

    Gross Profit. Gross profit increased $9.9 million or 44.9% to $32.1 million (30.3% of net sales) in 1994 from $22.2 million (25.3% of net sales) for 1993. The increase in net sales contributed to this improvement, as well as additional sales margin on increased volume and decreased cost due to higher operating levels at all three then-existing manufacturing facilities. Additionally, the Company completed construction and start-up of a state-of-the-art injection molding facility at the existing Evansville, Indiana plant. The start-up of this plant addition in mid-year coincided with peak capacity requirements for the business, facilitating continued efficient production. The gross profit increase was also partially due to a decrease of $3.0 million in the additional depreciation originally incurred when the Company's assets were adjusted to fair market value in December 1990 ($0.8 million in 1994 compared to $3.8 million in 1993). Increasing raw material prices did not materially affect gross profit during 1994, as price increases to customers were implemented shortly after price increases from resin suppliers.

    Operating Expenses. Operating expenses during 1994 were $15.0 million (14.2% of net sales), compared with $13.2 million (15.1% of net sales) for 1993. Sales related expenses, including the cost of expanded sales coverage, increased $0.8 million. General and administrative expenses increased $1.0 million, due to $0.2 million of additional insurance costs and a $0.8 million increase in performance-based employee bonuses.

    Other Expenses. Other expenses were $0.3 million in 1994 compared to $4.0 million in 1993, a decrease of $3.7 million. This decrease is due to non-recurring shutdown expenses and loss on fixed asset disposals incurred in 1993 associated with closing the Forest City, North Carolina plant.

    Interest Expense and Income. Net interest expense, including amortization of deferred financing costs for 1994, was $11.0 million (10.3% of net sales) compared to $6.6 million (7.5% of net sales), an increase of $4.4 million. This increase is primarily due to expenses relating to a recapitalization of the Company on April 21, 1994, when the Company completed an offering of $100 million aggregate principal amount of Existing Senior Subordinated Notes. The Existing Senior Subordinated Notes bear interest at 12 1/4% and mature on April 15, 2004. Interest is payable semi-annually on October 15 and April 15 of each year. Cash interest paid in 1994 was $8.0 million as compared to $5.3 million for 1993. Interest income for 1994 was $0.6 million as compared to less than $0.1 million in 1993. This increase is the result of the investment of cash and cash held for acquisitions.

    Extraordinary Charge. The Company incurred an extraordinary charge of $3.7 million (including a non-cash portion of $3.2 million) during 1994 as a result of the retirement of debt concurrent with the 1994 Units Offering.

    Net Income (Loss). Net Income increased $3.9 million in 1994 to $2.2 million from a net loss of $1.7 million in 1993 for the foregoing reasons.

INCOME TAX MATTERS

    In February 1995, the Internal Revenue Service completed an audit of the 1990 through 1993 income tax returns of the Company. The results of these audits, combined with the provision for 1994 income taxes, resulted in net operating loss carryforwards as of December 31, 1994 of $5.1 million. As of December 30, 1995, the Company had no remaining net operating loss carryforward.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has a credit facility provided by Fleet Capital Corporation which provides for a revolving line of credit for general working capital needs (based on a borrowing base formula) and a letter of credit supporting the Company's outstanding Industrial Revenue Bonds (approximately $12.0 million). See "Description of Certain Indebtedness--Revolving Credit Facility."

    In connection with the 1994 Units Offering, the Company entered into the Senior Subordinated Notes Indenture which restricts the Company's ability to incur additional debt and contains other provisions which could limit the liquidity of the Company.

    Capital expenditures in 1995 were $11.2 million, an increase of $2.1 million from $9.1 million in 1994. Included in capital expenditures during 1995 was $2.2 million relating to the addition of a new warehouse in the Evansville plant necessary to support the production facility added in 1994. The new warehouse became operational in the second quarter of 1995. Capital expenditures also included investment of $5.2 million for molds, $0.6 million for molding machines, $0.7 million for printing equipment and $2.5 million for miscellaneous accessory equipment and systems. For Interim 1996, capital expenditures of $2.5 million included $1.0 million for molds and molding machines, $0.5 million for printing-related equipment and $1.0 million for building and accessory equipment. Additionally, the Company purchased the drink cup product line of Alpha Products (as defined) during such period. Net cash provided by operating activities in 1995 was $13.0 million, a decrease of $2.6 million from $15.6 million in 1994. During Interim 1996, there was no cash provided from operating activities. Increased sales volume, a reduction of overdue accounts payable assumed in connection with the Tri-Plas Acquisition and the build-up of drink cup inventory for the peak summer season all contributed to increasing working capital (defined as accounts receivable, inventories, prepaid expenses, other receivables, accounts payable and accrued expenses) by $4.0 million since the end of fiscal 1995. Cash flow from operations, combined with cash on hand at December 31, 1994, was sufficient to meet the Company's cash interest, working capital and capital expenditure requirements, and to make the mandatory principal payment on the Nevada Bonds and Iowa Bonds during 1995.

    The capital expenditure budget for 1996 is expected to be $12.8 million, including approximately $3.5 million for building and systems, $3.6 million for molds, $1.2 million for molding machines, $1.8 million for printing equipment and $2.7 million for miscellaneous accessory equipment. Increased working capital needs occur whenever the Company experiences strong incremental demand or a significant rise in the cost of raw material, particularly plastic resin. However, the Company anticipates that its cash interest, working capital and capital expenditure requirements for 1996 will be satisfied through a combination of funds generated from operating activities and cash on hand, together with funds available under the Revolving Credit Facility. Management bases such belief on historical experience and the substantial funds available under the Revolving Credit Facility. However, the Company cannot predict its future results of operations.

    The Senior Subordinated Notes Indenture restricts, and the Revolving Credit Facility prohibits, Berry's ability to pay any dividend or make any distribution of funds to Holding to satisfy interest and other obligations on the Senior Notes. Based upon historical operating results, without a substantial increase in the operating results of Berry, management anticipates that it will be unable to generate sufficient cash flow to permit a dividend to Holding in an amount sufficient to meet Holding's interest payment obligations under the Senior Notes which begin after the depletion of the Escrow Account and the expiration of Holding's option to pay interest by issuing additional Senior Notes. In that event, management anticipates that such obligations will only be met by refinancing the Existing Senior Subordinated Notes or raising capital through equity offerings. See "Risk Factors--Holding Company Structure; Significant Limitations on Access to Subsidiaries' Cash Flow" and "Description of Certain Indebtedness."

    At June 1, 1996, the Company's cash balance was approximately $1.8 million, and the Company had unused borrowing capacity under the Revolving Credit Facility's borrowing base of approximately $13.7 million.

GENERAL ECONOMIC CONDITIONS AND INFLATION

    The Company faces various economic risks ranging from an economic downturn adversely impacting the Company's primary markets to market fluctuations in plastic resin prices. In the short-term, rapid increases in resin cost, such as those experienced in the second half of 1994, may not be fully recovered through price increases to customers. Also, shortages of raw materials may, from time to time, occur. In the long-term, however, raw material availability and price changes generally do not have a material adverse effect on gross profit. Cost changes generally are passed through to customers. In addition, the Company believes that its sensitivity to economic downturns in its primary markets is less significant due to its diverse customer base and its ability to provide a wide array of products to numerous end markets.

    The Company believes that it is not affected by inflation except to the extent that the economy in general is thereby affected. Should inflationary pressures drive costs higher, the Company believes that general industry competitive price increases would sustain operating results, although there can be no assurance that this will be the case.

                                    BUSINESS

GENERAL

    Berry, a wholly-owned subsidiary of the Issuer, is a leading domestic manufacturer and marketer of plastic packaging products focused on three key markets: aerosol overcaps, rigid open-top containers and drink cups. Within each of these markets, the Company concentrates on manufacturing value-added products sold to marketers of image-conscious industrial and consumer products that utilize the Company's proprietary molds, superior color matching abilities and sophisticated multi-color printing capabilities. The Company believes that it is the largest supplier of aerosol overcaps in the United States, with an estimated 44% domestic market share in fiscal 1995 and sales of over 1.3 billion overcaps. Berry also believes that it is the largest domestic supplier of thinwall, child-resistant, pry-off and polypropylene open top containers. In connection with a recent acquisition, Berry has utilized its national sales force and existing molding and printing capacity at multiple-plant locations to become a leader in the high growth plastic drink cup market, which includes the Company's innovative 32 ounce and 44 ounce DT cups, which fit in standard vehicle cup holders.

    In fiscal 1995, the Company had net sales of $140.7 million, of which aerosol overcaps and containers constituted 31% and 51%, respectively. Drink cups, a product line acquired in March 1995, accounted for approximately 12% of total net sales in fiscal 1995. On a pro forma basis after giving effect to the Tri-Plas Acquisition, in fiscal 1995 the Issuer had net sales of approximately $156.4 million. On a historical basis, from the fiscal year ended September 30, 1990 through fiscal 1995, the Issuer's net sales increased steadily at a compound annual growth rate of 19.3% per year.

    The Company supplies aerosol overcaps for a wide variety of products, including such well-known brand names as WD-40 lubricant, Rustoleum and Sherwin-Williams paints, Pam cooking spray, Gillette Foamy and Noxema shaving creams, Dow Brand's oven cleaner, Lysol disinfectant, Faultless starch and S.C. Johnson Wax products. Similarly, the Company's containers are used for packaging a broad spectrum of commercial and consumer products, including Red Devil and Quikrete building products, McDonald's and Burger King promotional children's meals, Elmer's glue, Milliken adhesives, Super Bubble chewing gum, Haagen-Dazs ice cream and Hershey chocolate. The Company's plastic drink cups are sold primarily to fast food and convenience store chains. Drink cup customers include McDonald's, Coca-Cola, Burger King, Circle K, Wal-Mart, 7-Eleven and Boston Market. Berry's customer base is comprised of over 2,000 customers with operations in a widely diversified range of markets, which reduces the Company's vulnerability to fluctuations in the overall U.S. economy and mitigates the effects of cyclicality and seasonality. The Company's top ten customers accounted for approximately 23% of the Company's fiscal 1995 net sales, and no customer accounted for more than 4% of net sales. Additionally, the Company believes it is the single-source or largest supplier of overcaps, containers and drink cups to a majority of its customers.

    The Company believes that it derives a strong competitive position from its state-of-the-art production capabilities, extensive array of proprietary molds in a wide variety of sizes and styles (79 aerosol overcaps, 153 containers, 17 drink cups) and dedication to service and quality. In the aerosol overcap market, the Company distinguishes itself with superior color matching capabilities, which is of extreme importance to its base of image-conscious consumer products customers, and proprietary packing equipment, which enables the Company to deliver a higher quality product while lowering warehousing and shipping costs. Likewise, in the container market, an in-house graphic arts department and sophisticated printing and decorating capabilities permit the Company to offer extensive value-added decorating options. The Company's drink cup product line is strengthened by its multi-year agreement with Coca-Cola and by its innovative design for large size DT cups. The Company is also characterized as an industry innovator, particularly in the area of decoration. These market-related strengths, combined with the Company's modern proprietary mold technology, high speed molding capabilities and multiple-plant locations, all contribute to the Company's strong market position.

    In addition to these marketing and manufacturing strengths, the Company believes that its close working relationships with customers are crucial to maintaining market positions and developing future growth opportunities. The Company employs a direct sales force which is focused on working with customers and the Company's production and product design personnel to develop customized packaging that enhances customer product differentiation and improves product performance. The Company works to develop innovative new products and identify and pursue non-traditional markets that can use existing Company products.

BUSINESS STRATEGY

    Berry's primary business objective is to continue its strong growth trends in both net sales and operating profitability. To achieve this objective, the Company has developed and implemented the following specific strategies:

 . Expand leading market positions in three key product categories: aerosol overcaps, open top containers and drink cups.

        Maintain the leading market position in aerosol overcaps. According to industry sources, the Company is the largest domestic producer of aerosol overcaps with an estimated 44% domestic market share. An additional one-third of this market is comprised of companies that produce overcaps for their own needs. Berry believes that these companies will continue to increase their outsourcing of production to high quality, low cost producers such as the Company. For example, in 1993 Gillette decided to outsource additional overcap production to Berry, and has steadily increased the amount outsourced to Berry since that time. In 1995, the Company manufactured a majority of Gillette's overcap requirements. The Company also intends to continue to work with existing customers to develop new products which increase product differentiation and performance, such as the recently introduced "spray-through" caps, child resistant caps and whipped cream caps. Both of these strategies are intended to capitalize on Berry's strengths in this market, which include long-standing relationships with its customers, technological ability to produce in-house over 3,000 colors accurately, proprietary packing technology, a broad product line of proprietary molds and high-speed, low-cost molding and decorating capabilities. Based upon its estimates, the Company believes that it has gained market share from its principal competitors in the overcap market in recent years.

        Develop and expand high margin niche container markets. Berry intends to continue to grow its container product lines in excess of the overall U.S. market growth rate. To accomplish this goal, the Company will seek to develop new products for high-margin niches and will work closely with national marketers such as McDonald's and Burger King to continue to increase sales of promotional products. In addition, the Company intends to develop markets and applications not currently utilizing molded plastic containers to create new customers or niches for the Company's existing container products. Recent examples of the Company's success in this area include the use of plastic containers that can be resealed by Pillsbury to replace the tubes currently used for its cookie dough, the use of printed plastic containers by Lipton for its iced tea mix in place of composite (paper and metal) containers, the replacement of round containers by various customers with square or rectangular plastic containers that maximize shipping and storage space, and the use of thinwall popcorn containers to replace traditional paper packaging, which are being sold in movie theaters to promote new movies such as "Flipper," "The Hunchback of Notre Dame," the remake of "One Hundred and One Dalmatians" and "Mighty Ducks III."

        Rapidly expand drink cup business. Plastic drink cups are providing a significant growth opportunity for the Company. By utilizing its national sales force and existing molding machines at multiple plant locations, Berry was able to achieve sales in fiscal 1995 of $17.3 million, compared to sales in fiscal 1994 of $6.1 million by Sterling Products (as defined) prior to its acquisition by the

    Company. The Company intends to continue to capitalize on its low cost production of drink cups (including the innovative DT cup design in 32 and 44 ounce sizes, as well as its rapidly growing 64 ounce straight-sided drink cup which has been successful with convenience stores) by focusing on its sophisticated printing and graphics capabilities. Berry is currently upgrading its printing and graphics capability to provide some of the most sophisticated and technologically advanced equipment in the industry, including the first 10-color printing capability. In addition, promotional opportunities will be pursued by combining drink cups with containers, an opportunity that affords Berry a unique strategic advantage.

 . Secure low cost position through continued technology investments and productivity gains.

        The Company believes that it is currently the industry's low cost producer for many of its products and that it will continue to improve productivity through its on-going program of upgrading equipment and facilities and investing in new technology. Over the last five years, management has improved asset utilization, increased manufacturing productivity and reduced overhead by consolidating underperforming facilities, such as the Forest City plant, streamlining its workforce and investing in modern molds, equipment and systems. For example, in Berry's two original plants, Evansville and Henderson, sales per employee have increased by 22% from approximately $128,000 in 1990 to approximately $156,000 in 1995.

 .  Seek selective acquisition and joint venture opportunities.

        The Company intends to seek strategic acquisition opportunities as the highly fragmented plastic packaging industry continues its recent trend of consolidation. Building on its acquisition record demonstrated by the successful integration of the Mammoth Acquisition, the Sterling Products Acquisition and the Tri-Plas Acquisition, the Company intends to identify and acquire targets which offer market and product extension or productivity improvement opportunities. For example, the purchase in January 1996 of certain assets relating to Alpha Products' drink cup business gave Berry a low cost way to add capacity and further expand its drink cup product line.

HISTORY

    Imperial Plastics, the Company's predecessor, was established in 1967 in Evansville, Indiana. Berry Plastics, Inc. ("Old Berry") was formed in 1983 to purchase substantially all of the assets of Imperial Plastics. In 1988, Old Berry acquired Gilbert Plastics of New Brunswick, New Jersey, a leading manufacturer of aerosol overcaps, and subsequently relocated Gilbert Plastics' production to Old Berry's Evansville, Indiana facility. In 1990, Holding and the Company were formed to purchase the assets of Old Berry. The Company acquired substantially all of the assets (the "Mammoth Acquisition") of the Mammoth Containers division of Genpak Corporation in February 1992 for approximately $18.3 million, adding plants in Forest City, North Carolina (which was subsequently sold by the Company) and Iowa Falls, Iowa. In March 1995, the Company acquired the assets of Sterling Products, Inc. (the "Sterling Products Acquisition"), a producer of injection molded plastic drink cups and lids, and added a plant in Winchester, Virginia. In December 1995, the Company acquired the assets of Tri-Plas, Inc. (the "Tri-Plas Acquisition"), a manufacturer of injection molded containers and lids, and added manufacturing plants in Charlotte, North Carolina and York, Pennsylvania. In January 1996, the Company acquired the assets relating to the plastic drink cup product line of Alpha Products, Inc., a subsidiary of Aladdin Industries, Inc. ("Alpha Products").

RECENT ACQUISITIONS

  The Sterling Products Acquisition

    On March 10, 1995, Berry Sterling Corporation, a wholly-owned subsidiary of the Company ("Berry Sterling"), acquired substantially all of the assets of Sterling Products, Inc. ("Sterling Products") of Winchester, Virginia. Sterling Products, a manufacturer and marketer of printed plastic drink cups, had fiscal 1994 net sales of $6.1 million. In 1994, Sterling Products introduced a new drink cup design intended for use in vehicles which allows for larger-size cups to fit standard vehicle drink cup holders. These drink cups also have unique fitted lids to avoid spills. The acquired business also has a conventional line of straight-sided plastic drink cups in sizes from 12 ounces to 64 ounces.

    Management believes that the Sterling Products Acquisition gives the Company immediate low cost penetration into the fast growing plastic drink cup market. Since the integration of the plastic drink cup business entailed the addition of a product line rather than the implementation of new technology, the Company was able to achieve the dramatic increase in net sales by utilizing its national sales force and its existing molding machines at multiple-plant locations. It also provides the Company with a plant, located in Winchester, Virginia, that is well-situated to service key Eastern markets. Customers for this product line are primarily fast food and convenience store chains.

  The Tri-Plas Acquisition

    On December 21, 1995, Berry Tri-Plas Corporation, a wholly-owned subsidiary of the Company ("Berry Tri-Plas"), acquired substantially all of the assets of Tri-Plas, Inc. ("Tri-Plas") of Ontario, California. Tri-Plas, a manufacturer and marketer of injection molded containers and lids, had fiscal 1995 net sales of approximately $16.6 million. In connection with the transaction, Tri-Plas transferred production from its Ontario, California facility (which was not purchased by the Company) to the Company's Henderson, Nevada plant. Additionally, Berry Tri-Plas continues to operate the former Tri-Plas plants in York, Pennsylvania and Charlotte, North Carolina.

    Management believes that the Tri-Plas Acquisition gives the Company an immediate presence in the polypropylene container product line, which is mainly used for food and "hot fill" applications. The Tri-Plas Acquisition also rounds out the Company's open top container line and adds increased access to East Coast markets with the addition of two manufacturing facilities.

  The Alpha Products Drink Cup Product Line Acquisition

    On January 23, 1996, the Company purchased the assets relating to the plastic drink cup line and decorating equipment of Alpha Products. The addition of these assets complements the drink cup product line acquired in the Sterling Products Acquisition.

AEROSOL OVERCAP MARKET

    The Company believes it is the leader in the U.S. market for aerosol overcaps, which the Company estimates to be approximately $95 million per annum. Overall, the market is mature with an annual growth rate of approximately 3%. Approximately one-third of this market consists of national marketers who produce overcaps in-house for their own needs. Management believes that a portion of these in-house producers will increase the outsourcing of their production to high technology, low cost manufacturers, such as the Company, as a means of reducing manufacturing assets and focusing on their core marketing objectives.

    The Company's aerosol overcaps are used in a wide variety of end-use markets including spray paints, household and personal care products, insecticides and a myriad of other commercial and consumer products. The following chart illustrates the Company's fiscal 1995 overcap sales by market end-use:


                           [GRAPH]


    Most U.S. manufacturers and contract fillers of aerosol products are customers of the Company for some portion of their needs. In fiscal 1995, no single overcap customer accounted for more than 4%, and the Company's top ten overcap customers accounted for approximately 14%, of the Company's total net sales.

    Management believes that, over the years, the Company has developed several significant competitive advantages, including a reputation for outstanding quality, short lead-time requirements, long-standing relationships with major customers, the ability to accurately reproduce over 3,000 colors, proprietary packing technology that minimizes freight cost and warehouse space, high-speed, low-cost molding and decorating capability and a broad product line of proprietary molds. The Company continues to develop new products in the overcap market, including the "spray-thru" line of aerosol overcaps.

    The Company's major competitor in this product line is Knight Engineering. In addition, a number of companies, including several of the Company's customers (e.g., S.C. Johnson, Cheseborough-Ponds and Reckitt & Colman), currently produce aerosol overcaps for their own use.

CONTAINER MARKET

    The Company estimates the rigid plastic open-top container market in the United States to be approximately $1.1 billion, of which approximately $600 million is large (primarily 5-gallon) industrial pails. The remaining $500 million encompasses a wide variety of containers which include all of the Company's product lines other than industrial containers. Although growth rates vary by product line, the overall market is growing faster than the economy due in part to the conversion of paper, glass and metal packaging to plastic packaging. Plastic is a preferred material for many applications due to its low cost, functional performance, reusability and recyclability. In addition, certain markets, such as dairy and food packaging, are shifting to injection molded products from thermoformed containers made from polystyrene due to environmental and performance advantages. Management believes the Company's overall market share in the container market (excluding industrial containers) is approximately 15%, and that the Company is the leading U.S. manufacturer in the thinwall, pry-off, child-resistant and polypropylene product lines. Management considers industrial containers to be a commodity market, characterized by little product differentiation and an absence of higher margin niches.

    The Company classifies its containers into six product lines: "thinwall," "child-resistant," "pry-off," "dairy," "polypropylene" and "industrial." The following table describes each of the Company's six product lines.

  PRODUCT LINE              DESCRIPTION                  SIZES               MAJOR END MARKETS
- ----------------  -------------------------------   ----------------  -------------------------------

Thinwall          Thinwalled, multi-purpose         6 oz. to          Food, promotional products,
                  containers with or without        2 gallons         toys and a wide variety of
                  handles and lids                                    other uses

Child-resistant   Containers that meet Consumer     2 lb. to          Pool and other chemicals
                  Product Safety Commission         2 gallons
                  standards for child safety

Pry-off           Containers having a tight         4 oz. to          Building products, adhesives,
                  lid-fit and requiring an          2 gallons         other industrial uses
                  opening device

Dairy             Thinwall containers in            6 oz. to 5lbs.,   Cultured dairy products
                  traditional dairy market sizes    Multi-pack        including yogurt, cottage
                  and styles                                          cheese, sour cream and dips
Polypropylene     Usually clear containers in       6 oz. to 5lbs.    Food, deli, sauces, salads
                  round, oblong or rectangular
                  shapes

Industrial        Thick-walled, larger pails        2.5 to            Building products, chemicals,
                  designed to accommodate heavy     5 gallons         paints, other industrial uses
                  loads

    The largest end-uses for the Company's containers are food products, building products, chemicals and dairy products. The Company has a diverse customer base for its container lines, and no single container customer exceeded 4% of the Company's total net sales in fiscal 1995.

    Management believes that no other container manufacturer in the U.S. has the breadth of product line offered by the Company. The Company's container capacities range from 4 ounces to 5 gallons and are offered in various styles with accompanying lids, bails and handles, as well as a wide array of decorating options. In addition to a complete product line, the Company has sophisticated printing capabilities, an in-house graphic arts department, low cost manufacturing capability with six plants strategically located throughout the United States and a dedication to high quality products and customer service. Ten product engineers, located in most of the Company's facilities, work with customers to design and commercialize new containers.

    The Company seeks to develop niche container products and new applications by taking advantage of the Company's state-of-the-art decorating and graphic arts capabilities and dedication to service and quality. Management believes that these capabilities have given the Company a significant competitive advantage in certain high-margin niche container applications for specialized products. Examples include popcorn containers for new movie promotions and professional and college sporting and entertainment events, where the ability to produce sophisticated and colorful graphics is crucial to the product's success. In order to identify new applications for existing products, the Company relies extensively on its national sales force. Once these opportunities are identified, the Company's sales force interfaces with product design engineers to meet customers' needs. Finally, the quality and performance of the Company's dairy product line have enabled the Company to establish a solid and growing reputation in this market.

    In non-industrial containers, the Company's strongest competitors include Airlite, Sweetheart, Venture Packaging, Landis, Cardinal and Polytainers. The Company also produces commodity industrial pails for a market which is dominated by large volume competitors such as Letica, Plastican, Bennett and Ropak. The Company does not participate heavily in this market due to generally lower margins. The Company intends to selectively participate in the industrial container market when higher margin opportunities, equipment utilization or customer requirements make participation an attractive option.

DRINK CUP MARKET

    The Company estimates the total U.S. market for drink cups exceeds $1.0 billion per year, with approximately $110 million in plastic. As beverage producers, convenience stores and fast food restaurants increase their marketing efforts for larger sized drinks, the Company believes that the plastic drink cup market will expand because of plastic's desirability over paper for larger drink cups. Injection-molded plastic cups range in size from eight to 64 ounces, and often come with lids. Primary markets are fast food restaurants, convenience stores, sporting events, sit-down restaurants and retail. Virtually all cups are decorated, often as a promotional item, and Berry is known in the industry for innovative, state-of-the-art graphics capability.

    Berry's innovative DT cup design in 32 and 44 ounce sizes, introduced by Berry Sterling's predecessor in 1994, allows these large size cups to fit in a standard vehicle cup holder. The design has been successful for the Company, as exemplified by McDonald's awarding the Company its fall 1995 National Football League cup promotion. The Company's position in this market is also enhanced by virtue of its multi-year contract to supply DT cups to Coca-Cola's fast food and convenience store customers.

    Berry also supplies a full line of traditional straight-sided drink cups from 12 to 64 ounces with and without leak-proof lids primarily to fast food and convenience store chains. The 64 ounce cup, which has been highly successful with convenience stores, is one of the Company's fastest growing drink cups. In addition to a full product line, Berry has the advantage of being the only supplier that can provide sophisticated printing and/or labeling capacity on a nation-wide basis; in 1995, four different plants molded and decorated drink cups. Major drink cup competitors are Packaging Resources Incorporated and PackerWare Corporation.

CUSTOM MOLDED PRODUCTS MARKET

    The Company also produces custom molded products, which totaled approximately 6% of fiscal 1995 net sales, by utilizing molds provided by its customers. Typically, the low cost of entry in the custom molded products market creates a commodity-like marketplace. However, the Company has focused its marketing of custom molded products on those customers that are cognizant of the Company's mold and product design expertise, superior color matching abilities and sophisticated multi-color printing capabilities. The majority of the Company's custom business in 1995 required specialized equipment and expertise, supporting the Company's desire to pursue higher volume-added niche opportunities in every market in which it participates.

MARKETING AND SALES

    The Company reaches its large and diversified base of over 2,000 customers primarily through its direct field sales force which has been expanded from 14 sales representatives in fiscal 1990 to 37 at the end of fiscal 1995. These field sales representatives are focused on individual product lines, but are encouraged to sell all Company products to serve the needs of the Company's customers. The Company's commission structure for salespeople provides a strong incentive to generate new business by paying separate commissions for new sales in addition to commissions on total sales. The Company believes that a direct field sales force is able to better focus on target markets and customers, with the added benefit of permitting the Company to control pricing decisions centrally. The Company utilizes the services of a small number of sales representative organizations, the largest of which is Wolf Container in Pittsburgh, Pennsylvania, to augment its direct sales force.

    The Company believes that it has a reputation for a high level of customer satisfaction. Highly skilled customer service representatives are located in each of the Company's facilities to support the national field sales force. In addition, two telemarketing representatives, three market managers and three sales/marketing executives oversee the marketing and sales efforts. Manufacturing and engineering personnel work closely with field sales personnel to satisfy customers' needs through the production of high quality, value-added products and on-time deliveries.

    Additional marketing and sales techniques include a Graphic Arts department with computer-assisted graphic design capabilities and in-house production of photopolymer printing plates. Berry also has a centralized Color Matching and Materials Blending department that utilizes a computerized spectrophotometer to insure that colors match those requested by customers.

MANUFACTURING

  General

    The Company manufactures its products using the plastic injection molding process. The process begins when plastic resin, in the form of small pellets, is fed into an injection molding machine. The injection molding machine then melts the plastic resin and injects it into a multi-cavity steel mold, forcing the plastic resin to take the final shape of the product. At the end of each molding cycle (five to 25 seconds), the plastic parts are ejected from the mold into automated handling systems from which they are packed in corrugated containers for further processing or shipment. After molding, approximately 30% of overcaps, 75% of containers and virtually all drink cups are either decorated (printing, silkscreening, labeling) or assembled (e.g., bail handles fitted to containers). The Company believes that its molding and decorating capabilities are among the best in the industry.

    Each of the Company's plants is managed by a local plant manager and is treated as a profit center. The Company's overall manufacturing philosophy is to be a low-cost producer by using high speed molding machines, modern multi-cavity hot runner, cold runner and insulated runner molds, extensive material handling automation and sophisticated printing technology. The Company utilizes state-of-the-art robotic packaging processes for large volume products, which enables the Company to deliver a higher quality product (due to reduced breakage) while lowering warehousing and shipping costs (due to more efficient use of space). Each plant has complete tooling maintenance capability to support molding and decorating operations. The Company has historically made, and intends to continue to make, significant capital investments in plant and equipment because of the Company's objectives to grow, to improve productivity and to maintain competitive advantages, as well as the asset-intensive nature of the injection molding business.

    The Company operates 101 molding machines ranging from 150 to 750 ton clamp capacity. The Company's largest overcap machines are capable of producing 10 thousand to 15 thousand aerosol overcaps per hour. Due to the wide variety of container and drink cup styles and sizes produced by the Company, production rates vary significantly. The Company owns over 350 active molds.

  Product Development

    The Company has 10 full-time product engineers who use three-dimensional computer-aided-design (CAD) technology to design and modify new products and prepare mold drawings. Engineers use an in-house model shop, which includes a thermoforming machine, to produce prototypes and sample parts. The Company can simulate the molding environment by running unit-cavity prototype molds in a small injection molding machine dedicated to research and development of new products. Production molds are then designed and outsourced for production by various companies in the United States and Canada with whom the Company has extensive experience and established relationships. The Company's engineers oversee the mold-building process from start to finish.

  Quality Assurance

    Each plant extensively utilizes Total Quality Management philosophies, including the use of statistical process control and extensive involvement of employees to increase productivity. This teamwork approach to problem-solving increases employee participation and provides necessary training at all levels. The Evansville plant and the Henderson plant were approved for ISO 9000 in 1994 and 1995, respectively, which certifies compliance by a company with a set of shipping, trading and technology standards promulgated by the International Standardization Organization. The Company is actively pursuing ISO certification in all of the remaining facilities. Extensive testing of parts for size, color, strength and material quality using statistical process control (SPC) techniques and sophisticated technology is also an ongoing part of the Company's traditional quality assurance activities.

  Systems

    Berry has an on-line, fully integrated computer software system at all of its plants capable of producing complete financial and operational reports by plant as well as by product line. This accounting and control system is easily expandable to add new features and/or locations as the Company grows. In addition, the Company has in place a sophisticated quality assurance system based on ISO 9000 certification, a bar code-based material management system and an integrated manufacturing system.

SOURCES AND AVAILABILITY OF RAW MATERIALS

    The most important raw material purchased by the Company is plastic resin. The Company purchased approximately $43.0 million of resin in fiscal 1995 (excluding specialty resins), of which 80% was high density polyethylene ("HDPE"), 10% linear low density polyethylene and 10% polypropylene. The Company's purchasing strategy is to deal with only high quality, dependable suppliers, such as Dow, Union Carbide, Chevron, and Phillips. The Company purchases raw materials pursuant to purchase orders issued from time to time by the Company.

    The Company does not anticipate having any material difficulties obtaining raw materials in the foreseeable future. All resin suppliers commit to the Company to provide uninterrupted supply at competitive prices. See "Risk Factors--Reliance on Certain Supplier." Management believes that the Company has maintained outstanding relationships with these key suppliers over the past several years and expects that such relationships will continue into the foreseeable future.

EMPLOYEES

    As of April 30, 1996, the Company had approximately 1,100 employees. No employees of the Company are covered by collective bargaining agreements. There have been no significant labor disputes in the past several years, and the Company considers its employee relations to be excellent.

PATENTS AND TRADEMARKS

    The Company has numerous patents and trademarks with respect to its products. See "Legal Proceedings" below.

ENVIRONMENTAL MATTERS AND GOVERNMENT REGULATION

    The past and present operations of the Company and the past and present ownership and operations of real property by the Company are subject to extensive and changing Federal, state and local environmental laws and regulations pertaining to the discharge of materials into the environment, the handling and disposition of wastes or otherwise relating to the protection of the environment. The

Company believes that it is in substantial compliance with applicable environmental laws and regulations. However, the Company cannot predict with any certainty that it will not in the future incur liability under environmental statutes and regulations with respect to contamination of sites formerly or currently owned or operated by the Company (including contamination caused by prior owners and operators of such sites) and the off-site disposal of hazardous substances.

    The Food and Drug Administration (the "FDA") regulates the material content of direct-contact food containers and packages, including certain thinwall containers manufactured by the Company. The Company uses approved resins and pigments in its direct contact food products and believes it is in material compliance with all such applicable FDA regulations.

    The plastics industry in general, and the Company in particular, also are subject to existing and potential Federal, state, local and foreign legislation designed to reduce solid wastes by requiring, among other things, plastics to be degradable in landfills, minimum levels of recycled content, various recycling requirements, disposal fees and limits on the use of plastic products. In addition, various consumer and special interest groups have lobbied from time to time for the implementation of these and other similar measures. The principal resin used in the Company's products, HDPE, is recyclable, and, accordingly, the Company believes that the legislation promulgated to date and such initiatives to date have not had a material adverse effect on the Company. There can be no assurance that any such future legislative or regulatory efforts or future initiatives would not have a material adverse effect on the Company. On January 1, 1995, legislation in Oregon, California and Wisconsin went into effect requiring products packaged in rigid plastic containers to comply with standards intended to encourage recycling and increased use of recycled materials. Although the regulations vary by state, the principal requirement is the use of post consumer regrind ("PCR") as an ingredient in containers sold for non-food uses. Additionally, Oregon and California allow lightweighting of the container or concentrating the product sold in the container as options for compliance. Oregon and California provide for an exemption from all such regulations if statewide recycling reaches or exceeds 25% of rigid plastic containers. In 1995, the Department of Environmental Quality calculated that Oregon had exceeded its recycling goal of 25% which puts them in compliance for the 1995 and 1996 calendar years. In California, however, the rate committees hope to announce a rate during the summer of 1996. Experts are skeptical as to whether California can meet the 25% rate. If it does, there is no guarantee it will do so every year. There are currently no permanent exceptions. The Company, in order to facilitate individual customer compliance with these regulations, is providing customers the option of purchasing containers which contain PCR or using containers with reduced weight.

PROPERTIES

    The following table sets forth the Company's principal facilities:

      LOCATION          ACRES    SQUARE FOOTAGE                  USE                       OWNER
- ---------------------   -----    --------------    --------------------------------   ---------------
Evansville, IN.......    9.3         380,000       Headquarters and manufacturing     The Company
Henderson, NV........   12.0         106,000       Manufacturing                      The Company
Iowa Falls, IA.......   14.0         101,000       Manufacturing                      Berry Iowa
Winchester, VA.......    5.0          30,000       Manufacturing                      Berry Sterling
Charlotte, NC........   32.0          48,000       Manufacturing                      Berry Tri-Plas
York, PA.............   10.0          40,000       Manufacturing                      Leased

    The Company believes that its property and equipment are well-maintained, in good operating condition and adequate for its present needs.

LEGAL PROCEEDINGS

    The Company is party to various legal proceedings involving routine claims which are incidental to its business. Although the Company's legal and financial liability with respect to such proceedings cannot be estimated with certainty, the Company believes that any ultimate liability would not be material to its financial condition.

    In February 1995, the Internal Revenue Service completed an audit of the 1990 through 1993 income tax returns of the Company. The results of these audits, combined with the provision for 1994 income taxes, resulted in net operating loss carryforwards as of December 31, 1994 of $5.1 million. There were no remaining unutilized loss carryforwards as of December 30, 1995.

    The Company and/or Berry Sterling are currently litigating three lawsuits that involve United States Patent No. Des. 362,368 (the " '368 Patent"). The '368 Patent claims an ornamental design for a cup that fits an automobile cup holder. On September 21, 1995, Berry Sterling filed suit in United States District Court, Eastern District of Virginia, against Pescor Plastics, Inc. ("Pescor Plastics") for infringement of the '368 Patent. Pescor Plastics filed counterclaims seeking a declaratory judgment of invalidity and non-infringement, and damages under the Lanham Act. On December 28, 1995, Berry Sterling filed suit against Packaging Resources Incorporated ("Packaging Resources") in United States District Court, Southern District of New York, for infringement of the '368 Patent. Packaging Resources has filed counterclaims against Berry Sterling alleging violation of the Lanham Act, tortious interference with Packaging Resources's prospective business advantage, consumer fraud and requesting a declaratory judgment that its "Drive-N-Go" cup does not infringe the '368 Patent. On October 12, 1995, PackerWare Corporation ("PackerWare") filed suit against Berry Sterling in United States District Court, District of Kansas, alleging unfair competition and seeking a declaratory judgment that a plastic drink cup manufactured by PackerWare does not infringe the '368 Patent, and attorney fees for the action. Berry Sterling has filed a counterclaim alleging infringement by PackerWare of the '368 Patent. On April 25, 1996, the Virginia Court granted Pescor Plastics' motion for summary judgment invalidating the '368 Patent on the grounds that the design was "functional." On May 14, 1996, the court entered a judgment dismissing the action and dismissing Pescor Plastics' counterclaim without prejudice. On May 22, 1996, Berry Sterling filed a Notice of Appeal from this judgment to the Court of Appeals for the Federal Circuit. The courts in the New York action and the Kansas action have not yet decided whether those actions will be stayed or proceed pending the appeal in the Virginia action.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

    The following table sets forth certain information as of the date of this Prospectus with respect to the executive officers, directors and certain key personnel of Holding and its subsidiaries:

    NAME                          AGE                TITLE                       ENTITY
- -------------------------------   ---   -------------------------------   --------------------
Roberto Buaron.................    50   Chairman and Director             Company and Holding
Martin R. Imbler...............    48   President, Chief Executive        Company
                                          Officer and Director
                                        President and Director            Holding
Douglas E. Bell................    44   Executive Vice President, Sales   Company
                                          and Marketing and Director
Ira G. Boots...................    42   Executive Vice President,         Company
                                          Operations and Director
James M. Kratochvil............    39   Vice President, Chief Financial   Company
                                          Officer, Treasurer and
                                          Secretary
                                        Vice President, Chief Financial   Holding
                                          Officer and Secretary
R. Brent Beeler................    43   Executive Vice President, Sales   Company
                                          and Marketing
Ruth Richmond..................    33   Vice President, Planning and      Company
                                          Administration
David Weaver...................    33   Vice President and Plant          Company
                                          Manager--Iowa Falls
Robert J. Bielecki.............    36   Vice President and Plant          Company
                                          Manager--Henderson
Randall J. Becker..............    40   Vice President and Plant          Berry Sterling
                                          Manager--Winchester
George A. Willbrandt...........    51   Vice President--Sales and         Berry Sterling
                                          Marketing
Lawrence G. Graev..............    51   Director                          Company and Holding
James A. Long..................    53   Vice President, Assistant         Company
                                          Secretary and Director
                                        Vice President, Treasurer and     Holding
                                          Director
Donald J. Hofmann..............    38   Director                          Company and Holding
Robert L. Egan.................    32   Director                          Company and Holding
David M. Clarke................    45   Director                          Company and Holding

    ROBERTO BUARON has been Chairman and a Director of the Company since it was organized in December 1990. He has also served as Chairman and a Director of Holding since 1990. He is the Chairman and Chief Executive Officer of First Atlantic Capital, Ltd. ("First Atlantic"), which he founded in 1989. From 1987 to 1989, he was an Executive Vice President with Overseas Partners, Inc., an investment management firm. From 1983 to 1986 he was First Vice President of Smith Barney, Inc., and a General Partner of First Century Partnership, its venture capital affiliate. Prior to 1983, he was a Principal at McKinsey & Company.

    MARTIN R. IMBLER has been President, Chief Executive Officer and a Director of the Company since January 1991. He has also served as a Director of Holding since January 1991, and as President of

Holding since May 1996. From June 1987 to December 1990, he was President and Chief Executive Officer of Risdon Corporation, a cosmetic packaging company. Mr. Imbler was employed by American Can Company from 1981 to 1987, as Vice President and General Manager of the East/South Region Food and General Line Packaging business from 1985 to 1987 and as Vice President, Marketing, from 1981 to 1985.

    DOUGLAS E. BELL has been Executive Vice President, Sales and Marketing, and a Director of the Company since March 1991. From December 1990 to March 1991, Mr. Bell was Chief Operating Officer of the Company. Mr. Bell was employed by Old Berry, acting as interim Chief Operating Officer from July 1990 to December 1990, and prior to July 1990, as Vice President, Sales of Imperial Plastics.

    IRA G. BOOTS has been Executive Vice President, Operations, and a Director of the Company since April 1992. Prior to that, Mr. Boots was Vice President of Operations, Engineering and Product Development of the Company from December 1990 to April 1992. Mr. Boots was employed by Old Berry from 1984 to December 1990 as Vice President, Operations.

    JAMES M. KRATOCHVIL has been Vice President, Chief Financial Officer and Secretary of the Company since 1991, and as Treasurer of the Company since May 1996. He has also served as Vice President, Chief Financial Officer and Secretary of Holding since 1991. Mr. Kratochvil was employed by Old Berry from 1985 to 1991 as Controller.

    R. BRENT BEELER was promoted to Executive Vice President, Sales and Marketing in February, 1996. He formerly served as Vice President, Sales and Marketing of the Company since December 1990. Mr. Beeler was employed by Old Berry from October 1988 to December 1990 as Vice President, Sales and Marketing.

    RUTH RICHMOND has been Vice President, Planning and Administration of the Company since January 1995. From January 1994 to December 1994, Ms. Richmond was Vice President and Plant Manager-Henderson. Ms. Richmond was Plant Manager-Henderson from February 1993 to January 1994 and Assistant General Manager-Henderson from February 1991 to February 1993. Ms. Richmond joined the accounting department of Old Berry in 1986.

    DAVID WEAVER has been Vice President and Plant Manager-Iowa Falls of the Company since January 1993. From February 1992 to January 1993, Mr. Weaver was Plant Manager-Iowa Falls and, prior to that, he was Maintenance Engineering Supervisor from July 1990 to February 1992. Mr. Weaver was a Project Engineer from January 1989 to July 1990 for Old Berry.

    ROBERT J. BIELECKI has been Vice President and Plant Manager-Henderson of the Company since January 1995. From January 1992 to December 1995, Mr. Bielecki served as Customer Service and Materials Manager for the Company. Prior to that, Mr. Bielecki served as Customer Service Manager for the Company from January 1990 to December 1991.

    RANDALL J. BECKER has been Vice President and Plant Manager-Winchester of Berry Sterling since March 1995. From 1991 to March 1995, he served as Product Development/Marketing Manager of the Company.

    GEORGE A. WILLBRANDT has been Vice President, Sales and Marketing of Berry Sterling since 1995. Prior to that he was President and co-owner of Sterling Products, which he founded in 1983.

    LAWRENCE G. GRAEV has been a Director of the Company and Holding since August 1995. Mr. Graev is the Chairman of the law firm of O'Sullivan Graev & Karabell, LLP of New York, where he has been a partner since 1974. Mr. Graev is also a Director of First Atlantic.

    JAMES A. LONG has been Vice President, Assistant Secretary and a Director of the Company since 1991. He has also served as Vice President, Treasurer and a Director of Holding since 1991. He has been an Executive Vice President of First Atlantic since March 1991. From January 1990 to February 1991, Mr. Long was an Executive Vice President at Kleinwort Benson N.A., Inc., an equity leveraged buyout fund. Prior to 1989, he was an Executive Vice President and a member of various executive and operating committees of Primerica Corporation.

    DONALD J. HOFMANN has been a director of Holding and the Company since June 1996. Mr. Hofmann has been a General Partner of Chase Capital Partners since 1992. Prior to that, he was head of MH Capital Partners Inc., the equity investment arm of Manufacturers Hanover.

    ROBERT L. EGAN has been a director of Holding and the Company since June 1996. Mr. Egan has been a Vice President of Chase Capital Partners since April 1996. From June 1994 to March 1996, he was with Chase Manhattan Capital Corporation and, prior to that, he was a Vice President in the Merchant Banking Group of The Chase Manhattan Bank, N.A.

    DAVID M. CLARKE has been a director of Holding and the Company since June 1996. Mr. Clarke has been a Vice President in the Investment Group of Aetna Life Insurance Company since 1988.

EXECUTIVE COMPENSATION

    The following table sets forth a summary of the compensation paid by the Company to its Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company during fiscal 1995, 1994 and 1993:

                           SUMMARY COMPENSATION TABLE

                                                               ANNUAL COMPENSATION
                                                     FISCAL    --------------------       ALL OTHER
    NAME AND PRINCIPAL POSITION                       YEAR      SALARY      BONUS      COMPENSATION(1)
- --------------------------------------------------   ------    --------    --------    ---------------

Martin R. Imbler..................................     1995    $275,625    $157,500        $ 1,394
  President and Chief Executive Officer                1994     262,500     117,000          1,394
                                                       1993     250,000      79,971          1,369

Douglas E. Bell...................................     1995     137,525     124,428          1,394
  Executive Vice President, Sales and Marketing        1994     130,977      85,433          1,394
                                                       1993     124,740      69,187          1,369

Ira G. Boots......................................     1995     137,525     124,428          1,394
  Executive Vice President, Operations                 1994     130,977      85,433          1,394
                                                       1993     124,740      85,888          1,369

James M. Kratochvil...............................     1995     106,270      96,150          1,394
  Vice President, Chief Financial Officer and          1994     101,210      66,027          1,394
  Secretary                                            1993      96,390      55,158          1,369

R. Brent Beeler...................................     1995     106,270      96,150          1,394
  Executive Vice President, Sales and Marketing        1994     101,210      66,027          1,394
                                                       1993      96,390      63,888          1,369

- ------------

(1) Amounts shown reflect contributions by the Company under the 401(k) plan.

FISCAL YEAR-END OPTION HOLDINGS

    The following table provides information on the number of exercisable and unexercisable management stock options at December 30, 1995. No options were granted to, and no options were exercised by, the Named Executive Officers in fiscal 1995. In connection with the Transaction, (i) the vesting of options that would vest on or prior to the end of fiscal 1996 was accelerated and (ii) all such outstanding stock options were exercised prior to consummation of the Offering and the Transaction.

                        FISCAL YEAR-END OPTION VALUES(1)

                                                     NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                                          OPTIONS AT              IN-THE-MONEY OPTIONS
                                                        FISCAL YEAR-END            AT FISCAL YEAR-END
                                                   EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
    NAME                                                    (#) (2)                        (2)
- ------------------------------------------------   -------------------------    -------------------------
Martin R. Imbler................................            22,752/0                    $56,334/0
Douglas E. Bell.................................             9,104/0                     22,542/0
Ira G. Boots....................................             9,104/0                     22,542/0
James M. Kratochvil.............................             4,552/0                     11,271/0
R. Brent Beeler.................................             4,552/0                     11,271/0

- ------------

(1) None of Holding's capital stock is currently publicly traded. Market value reflects the sale price of warrants previously held by an investor of Holding representing 2% of total ownership of Holding, sold in a third party transaction late in 1995.

(2) Prior to consummation of the Transaction, all options granted to management of the Company were exercisable for shares of Class A Common Stock, par value $.00005 per share, of Holding.

COMPENSATION OF DIRECTORS

    Members of the Board of Directors of Holding, the Company and its subsidiaries receive no annual fees but are reimbursed for reasonable out-of-pocket expenses incurred in their capacity as directors.

EMPLOYMENT AGREEMENTS

    The Company has an employment agreement with Mr. Imbler (the "Imbler Employment Agreement") that expires on June 30, 2001. Base compensation under the Imbler Employment Agreement for fiscal 1996 is $289,406. The Imbler Employment Agreement also provides for an annual performance bonus of $50,000 to $175,000 based upon the Company's attainment of certain financial targets. The Company may terminate Mr. Imbler's employment for "cause" or upon a "disability" (as such terms are defined in the Imbler Employment Agreement). If the Company terminates Mr. Imbler "without cause" (as defined in the Imbler Employment Agreement), Mr. Imbler is entitled to receive, among other things, the greater of (i) one year's salary or (ii) 1/12 of one year's salary for each year (not to exceed 24 years in the aggregate) of employment with the Company. The Imbler Employment Agreement also contains customary noncompetition, nondisclosure and nonsolicitation provisions.

    The Company also has employment agreements with each of Messrs. Bell, Boots, Kratochvil and Beeler (each, an "Employment Agreement" and, collectively, the "Employment Agreements"), each of which expires on June 30, 2001. The Employment Agreements provide for fiscal 1996 base compensation of $144,402, $144,402, $111,584 and $111,584 respectively. Salaries are subject in each case to annual adjustment at the discretion of the Board of Directors of the Company. The Employment Agreements entitle each executive to participate in all other incentive compensation plans established for executive officers of the Company. The Company may terminate each Employment Agreement for "cause" or a "disability" (as such terms are defined in the Employment Agreements). If the Company terminates an executive's employment without "cause" (as defined in the Employment Agreements), the Employment Agreements require the Company to pay certain amounts to the terminated executive, including (i) the greater of (A) one year's salary or (B) 1/12 of one year's salary for each year (not to exceed 24 years in the aggregate) of employment with the Company, and (ii) certain benefits under applicable incentive compensation plans. Each Employment Agreement also includes customary noncompetition, nondisclosure and nonsolicitation provisions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company has not historically used a compensation committee to determine executive officer compensation. The annual salary and bonus paid to Messrs. Imbler, Bell, Boots, Kratochvil and Beeler are determined by the Board of Directors of the Company in accordance with their respective employment agreements. All other compensation decisions with respect to officers of the Company are made by Mr. Imbler pursuant to policies established in consultation with the Company's Board of Directors.

    The Company is party to an Amended and Restated Management Agreement (the "FACL Management Agreement") with First Atlantic pursuant to which First Atlantic provides the Company with financial advisory and management consulting services in exchange for an annual fee of $750,000 and reimbursement for out-of-pocket costs and expenses. In consideration of such services, the Company paid First Atlantic fees and expenses of $816,900 for fiscal 1995 and $777,700 for fiscal 1994. First Atlantic also received a $100,000 advisory fee in both March and December 1995 for originating, structuring and negotiating the Sterling Products Acquisition and the Tri-Plas Acquisition, respectively, and a fee of $1,500,000 in April 1994 for advisory services rendered in connection with the 1994 Units Offering, including originating, structuring and negotiating such offering. In connection with the Transaction, the FACL Management Agreement was amended to provide for a fee for services rendered in connection with certain transactions equal to the lesser of (i) 1% of the total transaction value and (ii) $1,250,000 for any such transaction consummated plus out-of-pocket expenses in respect of such transaction, whether or not consummated. Also in connection with the Transaction and the Offering, Holding will pay a fee of $1,250,000 plus reimbursement for out-of-pocket expenses to First Atlantic for advisory services, including originating, structuring and negotiating the Transaction and the Offering. See "Certain Transactions."

    Mr. Buaron, the Chairman and a director of Holding and the Company, is the Chairman and Chief Executive Officer of First Atlantic. Mr. Graev is a director, and Mr. Long is an officer, of First Atlantic. As a stockholder of First Atlantic, Mr. Buaron is entitled to receive a portion of any dividends declared by First Atlantic on its capital stock, including any dividends paid out of the $1,250,000 fee to be paid by Holding to First Atlantic in connection with the Transaction. First Atlantic is engaged by International to provide certain financial and management consulting services for which it receives annual fees. First Atlantic and International have completely distinct ownership and equity structures. See "Certain Transactions."

    Atlantic Equity Partners, L.P. (the "Fund"), a stockholder of Holding prior to the consummation of the Transaction, will be receiving approximately $67.6 million from the sale of its common stock in Holding and warrants to purchase common stock. First Atlantic is engaged by the Fund to provide certain financial and management consulting services for which it receives annual fees. First Atlantic and the Fund have completely distinct ownership and equity structures. Atlantic Equity Associates, L.P., a Delaware limited partnership ("AEA"), is the sole general partner of the Fund. Mr. Buaron is the sole shareholder of Buaron Capital Corporation ("Buaron Capital"). Buaron Capital is the managing general partner of AEA. RETNI Limited, a Cayman Islands corporation ("RETNI") and an indirect wholly-owned subsidiary of Akros, is also a general partner of AEA. By virtue of their direct and indirect ownership interests in the Fund, Buaron Capital, RETNI and Mr. Long were entitled to receive a portion of the proceeds from the sale of the equity interests in Holding. See "Certain Transactions."

    In connection with the Transaction, Mr. Imbler, a director of the Company and Holding, and Messrs. Bell and Boots, directors of the Company, received approximately $5.9 million, $2.5 million and $2.4 million, respectively, from their sale of certain equity interests in Holding. In connection with the 1994 Units Offering, the Company paid a $50.0 million dividend on its common stock to Holding, and Holding distributed that amount to its holders of equity interests. In connection therewith, Holding agreed to pay cash bonuses, upon the occurrence of certain events, to the members of management who held options under Holding's 1991 Stock Option Plan in amounts equal to the amounts they would have been entitled to had the shares of common stock underlying their unvested options been outstanding at the time of the declaration of the $50.0 million dividend by Holding. As a result of the Transaction, such bonuses were paid to Messrs. Imbler, Bell and Boots in the amounts of approximately $594,000, $238,000 and $238,000, respectively. See "Certain Transactions."

    In connection with the 1994 Units Offering and the distribution by Holding of the $50.0 million dividend received from the Company, Messrs. Imbler, Bell and Boots received net distributions from Holding of approximately $1.9 million, $1.08 million and $1.01 million, respectively. See "Certain Transactions."

    Chase Securities Inc. ("Chase Securities"), an affiliate of CVCA and Messrs. Hofmann and Egan, who will become members of the Board of Directors of Holding and the Company upon the consummation of the Transaction, received a fee of $500,000 for arranging the sale of $15.0 million of the Holding Common Stock to certain of the Common Stock Purchasers and the sale of $15.0 million of the Holding Preferred Stock to CVCA. Chase Manhattan Investment Holdings, Inc. ("CMIHI"), an affiliate of Chase Securities and Messrs. Hofmann and Egan, received approximately $13.6 million from the sale of equity interests of Holding in the Transaction. In connection with the 1994 Units Offering, CMIHI received a distribution of approximately $5.7 million on equity interests in Holding and Chase Securities was paid a fee of $625,000 by the underwriter of the 1994 Units Offering for financial advisory services rendered to the Company and Holding. In addition, Chase Securities received a fee of $200,000 from the Company in April 1994 for arranging the Revolving Credit Facility. See "Certain Transactions."

    Mr. Graev, a member of the Board of Directors of Holding and the Company, is the Chairman of the law firm of O'Sullivan Graev & Karabell, LLP, New York, New York. O'Sullivan Graev & Karabell, LLP provides legal services to the Company and Holding in connection with certain matters, principally relating to transactional, securities law, general corporate and litigation matters. See "Certain Transactions."

EMPLOYEE STOCK OPTION PLAN

    It is currently anticipated that the Board of Directors of Holding will adopt a stock option plan in the near future. Holding currently contemplates that employees, directors and certain independent contractors of Holding and its subsidiaries will be entitled to participate in the stock option plan, which will provide for the grant of both "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and stock options that are non-qualified under the Code. Holding is currently contemplating that the total number of shares of capital stock for which options may be granted under the stock option plan will be a number equal to approximately 7% of Holding's capital stock on a fully-diluted basis.

                             PRINCIPAL STOCKHOLDERS

STOCK OWNERSHIP

    All of the outstanding capital stock of the Company is owned by Holding. The following table sets forth certain information regarding the ownership of the capital stock of Holding as of the date of this Prospectus with respect to (i) each person known by Holding to own beneficially more than 5% of the outstanding shares of any class of its voting capital stock, (ii) each of Holding's directors, (iii) the Named Executive Officers and (iv) all directors and officers as a group. Except as otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address for each stockholder is c/o BPC Holding Corporation, 101 Oakley Street, Evansville, Indiana 47710.

                                                                                                     PERCENTAGE
                              SHARES OF                                    SHARES OF                     OF
                                VOTING           PERCENTAGE                NONVOTING                ALL CLASSES
                           COMMON STOCK(1)           OF                 COMMON STOCK(1)                  OF
  NAME AND ADDRESS OF     ------------------       VOTING       --------------------------------    COMMON STOCK
   BENEFICIAL OWNER       CLASS A    CLASS B    COMMON STOCK    CLASS A       CLASS B    CLASS C    (FULLY-DILUTED)
- -----------------------   -------    -------    ------------    -------       -------    -------    ------------
Atlantic Equity
 Partners International
II, L.P.(2)............     --       125,750        53.3%         --            --        10,688        22.5%
Chase Venture Capital
Associates, L.P.(3)....    52,000      5,623(4)     23.8        148,000        17,837(4)   --           36.9
BPC Equity, LLC(5).....    31,200      --           13.2         88,800         --         --           19.8
Roberto Buaron(6)......     --       125,750        53.3          --            --        10,688        22.5
Martin R. Imbler.......     --         5,494         2.3          --           15,636      1,795         3.8
James A. Long(7).......     --           195       *              --              555         64       *
Lawrence G. Graev(8)...     --         --          --             --            --         --          --
Donald J. Hofmann(9)...    52,000      5,623(4)     23.8        148,000        17,837(4)   --           36.9
Robert L. Egan(10).....    52,000      5,623(4)     23.8        148,000        17,837(4)   --           36.9
David M. Clarke(11)....    31,200      --           13.2         88,800         --         --           19.8
Douglas E. Bell........     --         2,392         1.0          --            6,808        782         1.6
Ira G. Boots...........     --         2,280         1.0          --            6,490        744         1.6
James M. Kratochvil....     --         1,196       *              --            3,404        391       *
R. Brent Beeler........     --         1,196       *              --            3,404        391       *
All officers and
 directors as a group
(16 persons)...........    83,200    146,419        95.0        236,800        60,661     15,604        89.5

- ------------
 *  Less than one percent.

 (1) The authorized capital stock of Holding consists of 3,500,000 shares of capital stock, including 2,500,000 shares of Common Stock, $.01 par value (the "Holding Common Stock"), and 1,000,000 shares of Preferred Stock, $.01 par value (the "Holding Preferred Stock"). Of the 2,500,000 shares of Holding Common Stock, 500,000 shares are designated Class A Voting Common Stock (the "Class A Voting Stock"), 500,000 shares are designated Class A Nonvoting Common Stock (the "Class A Nonvoting Stock"), 500,000 shares are designated Class B Voting Common Stock (the "Class B Voting Stock"), 500,000 shares are designated Class B Nonvoting Common Stock (the "Class B Nonvoting Stock"), and 500,000 shares are designated Class C Nonvoting Common Stock (the "Class C Nonvoting Stock"). Of the 1,000,000 shares of Preferred Stock, 600,000 shares are designated Series A Senior Cumulative Exchangeable Preferred Stock (the "Senior Preferred Stock").

 (2) Address is P. O. Box 847, One Capital Place, Fourth Floor, Grand Cayman, Cayman Islands, British West Indies. AEA II is the sole general partner of International and as such exercises voting and/or investment power over shares of capital stock owned by International, including the shares of Holding Common Stock held by International (the "International Shares"). Mr. Buaron is the sole shareholder of BHL. BHL is the managing general partner of AEA II. Woland, an indirect wholly owned subsidiary of Akros, is also a general partner of AEA II. As general partners of AEA II, BHL and Woland share voting and/or investment power over, and may be deemed to beneficially own, the International Shares. BHL and Woland disclaim any beneficial ownership of any shares of capital stock owned by International, including the International Shares. Through their respective affiliations with BHL, Woland and AEA II, Mr. Buaron and Akros control the sole general partner of International and therefore have the authority to control voting and/or investment power over, and may be deemed to beneficially own, the International Shares. Mr. Buaron and Akros disclaim any beneficial ownership of any of the International Shares.

 (3) Address is 380 Madison Avenue, 12th Floor, New York, New York 10017.

 (4) Represents warrants to purchase such shares of common stock to be held by CVCA which are currently exercisable.

 (5) Address is c/o Aetna Life Insurance Company, Private Equity Group, IG6U, 151 Farmington Avenue, Hartford, Connecticut 06156.

 (6) Address is c/o First Atlantic Capital, Ltd., 135 East 57th Street, New York, New York 10022. Represents shares of Holding Common Stock owned by International. Mr. Buaron is the sole shareholder of BHL. BHL is the managing general partner of AEA II. AEA II is the sole general partner of International and as such, exercises voting and/or investment power over shares of capital stock owned by International, including the International Shares. Mr. Buaron, as the sole shareholder and Chief Executive Officer of BHL, and Woland, as a general partner of AEA II, control the sole general partner of International and therefore share voting and/or investment power over, and may be deemed to beneficially own, the International Shares. Mr. Buaron disclaims any beneficial ownership of the International Shares.

 (7) Address is c/o First Atlantic Capital, Ltd., 135 East 57th Street, New York, New York 10022.

 (8) Address is c/o O'Sullivan Graev & Karabell, LLP, 30 Rockefeller Plaza, New York, New York 10112.

 (9) Address is c/o Chase Capital Partners, 380 Madison Avenue, 12th Floor, New York, New York 10017. Represents shares to be owned by CVCA. Mr. Hofmann is a General Partner of Chase Capital Partners, which is the private equity investment arm of Chase Manhattan Corporation, which is an affiliate of CVCA. Mr. Hofmann disclaims any beneficial ownership of the shares of Holding Common Stock held by CVCA.

(10) Address is c/o Chase Capital Partners, 380 Madison Avenue, 12th Floor, New York, New York 10017. Represents shares to owned by CVCA. Mr. Egan is a Vice President of Chase Capital Partners, which is the private equity investment arm of Chase Manhattan Corporation, which is an affiliate of CVCA. Mr. Egan disclaims any beneficial ownership of the shares of Holding Common Stock held by CVCA.

(11) Address is c/o Aetna Life Insurance Company, Private Equity Group, IG6U, 151 Farmington Avenue, Hartford, Connecticut 06156. Represents shares owned by BPC Equity, LLC. Mr. Clarke is a Vice President in the Investment Group of Aetna Life Insurance Company, which is a member of BPC Equity, LLC. Mr. Clarke disclaims any beneficial ownership of the shares of Holding Common Stock held by BPC Equity, LLC.

                              CERTAIN TRANSACTIONS

FIRST ATLANTIC

    Pursuant to the FACL Management Agreement, First Atlantic provides the Company with financial advisory and management consulting services in exchange for an annual fee of $750,000 and reimbursement for out-of-pocket costs and expenses. In consideration of such services, the Company paid First Atlantic fees and expenses of $816,900 for fiscal 1995 and $777,700 for fiscal 1994. First Atlantic also received a $100,000 advisory fee in both March and December 1995 for originating, structuring and negotiating the Sterling Products Acquisition and the Tri-Plas Acquisition, respectively, and a fee of $1,500,000 in April 1994 for advisory services rendered in connection with the 1994 Units Offering, including originating, structuring and negotiating such offering. In connection with the Transaction, the FACL Management Agreement was amended to provide for a fee for services rendered in connection with certain transactions equal to the lesser of (i) 1% of the total transaction value and (ii) $1,250,000 for any such transaction consummated plus out-of-pocket expenses in respect of such transaction, whether or not consummated. Also in connection with the Transaction and the Offering, Holding will pay a fee of $1,250,000 plus reimbursement for out-of-pocket expenses to First Atlantic for advisory services, including originating, structuring and negotiating the Transaction and the Offering.

    Mr. Buaron, the Chairman and a director of Holding and the Company, is the Chairman and Chief Executive Officer of First Atlantic. As a stockholder of First Atlantic, Mr. Buaron is entitled to receive a portion of any dividends declared by First Atlantic on its capital stock, including any dividends paid out of the $1,250,000 fee to be paid by Holding to First Atlantic in connection with the Transaction. Mr. Long is also an officer of First Atlantic and Mr. Graev is a director. First Atlantic is engaged by International to provide certain financial and management consulting services for which it receives annual fees. First Atlantic and International have completely distinct ownership and equity structures.

    Atlantic Equity Partners, L.P. (the "Fund"), a stockholder of Holding prior to the consummation of the Transaction, received approximately $67.6 million from the sale of its common stock in Holding and warrants to purchase common stock. First Atlantic is engaged by the Fund to provide certain financial and management consulting services for which it receives annual fees. First Atlantic and the Fund have completely distinct ownership and equity structures. AEA is the sole general partner of the Fund. Mr. Buaron is the sole shareholder of Buaron Capital, and Buaron Capital is the managing general partner of AEA. RETNI, an indirect wholly-owned subsidiary of Akros, is also a general partner of the Fund. By virtue of their direct and indirect ownership interests in the Fund, Mr. Long, Buaron Capital and RETNI are entitled to receive a portion of the proceeds from the sale of the equity interests in Holding.

MANAGEMENT

    In connection with the Transaction, Messrs. Imbler, Bell, Boots, Kratochvil and Beeler received approximately $5.9 million, $2.5 million, $2.4 million, $1.3 million and $1.3 million, respectively, from their sale of certain equity interests in Holding. In connection with the 1994 Units Offering, the Company paid a $50.0 million dividend on its common stock to Holding, and Holding distributed that amount to its holders of equity interests. In connection therewith, Holding agreed to pay cash bonuses, upon the occurrence of certain events, to the members of management who held options under Holding's 1991 Stock Option Plan in amounts equal to the amounts they would have been entitled to had the shares of common stock underlying their unvested options been outstanding at the time of the declaration of the $50.0 million dividend by Holding. As a result of the Transaction, such bonuses were paid to Messrs. Imbler, Bell, Boots, Kratochvil and Beeler in the amounts of approximately $594,000, $238,000, $238,000, $119,000 and $119,000, respectively.

    In connection with the 1994 Units Offering and the distribution by Holding of the $50.0 million dividend received from the Company, Messrs. Imbler, Bell, Boots, Kratochvil and Beeler received net distributions from Holding of approximately $1.9 million, $1.08 million, $1.01 million, $0.54 million and $0.54 million, respectively.

STOCKHOLDERS AGREEMENTS

    In connection with the Transaction, Holding entered into a Stockholders Agreement dated as of June 18, 1996 (the "New Stockholders Agreement") with the Common Stock Purchasers, certain Management Stockholders (as defined) and, for limited purposes thereunder, the Preferred Stock Purchasers. The New Stockholders Agreement grants the Common Stock Purchasers certain rights and obligations, including the following: (i) until the occurrence of certain events specified in the New Stockholders Agreement, to designate the members of a seven person Board of Directors as follows: (A) one director will be Roberto Buaron or his designee; (B) International will have the right to designate three directors; (C) CVCA will have the right to designate two directors; and (D) the institutional holders (excluding International and CVCA) will have the right to designate one director; (ii) in the case of certain Common Stock Purchasers, to subscribe for a proportional share of future equity issuances by Holding; (iii) under certain circumstances and in the case of International or CVCA, to cause the initial public offering of equity securities of Holding or a sale of Holding subsequent to the fifth anniversary of the closing of the Transaction and (iv) under certain circumstances and in the case of a majority in interest of the institutional holders, to cause the initial public offering of equity securities of Holding or a sale of Holding subsequent to the sixth anniversary of the closing of the Transaction. Provisions under the New Stockholders Agreement also
(i) prohibit Holding from taking certain actions without the consent of holders of a majority of voting stock held by CVCA and the institutional holders other than International (or, following the occurrence of certain events, International's consent), including certain transactions between Holding and any subsidiary, on the one hand, and First Atlantic or any of its affiliates, on the other hand; (ii) obligate Holding to provide certain Common Stock Purchasers with financial and other information regarding Holding and to provide access and inspection rights to all Common Stock Purchasers; and (iii) restrict transfers of equity by the Common Stock Purchasers, subject to certain exceptions (including for transfers of up to 10% of the equity (including warrants to purchase equity) held by each Common Stock Purchaser on the date of the New Stockholders Agreement). Pursuant to the New Stockholders Agreement, under certain circumstances the Preferred Stock Purchasers (and their transferees) have tag-along rights with respect to the 1996 Warrants and the Holding Common Stock issuable upon exercise of the 1996 Warrants. Under specified circumstances and subject to certain exceptions, the Preferred Stock Purchasers (and their transferees) are entitled to include a pro rata share of their Preferred Stock in a transaction (or series of related transactions) involving the transfer by International, CVCA and the Institutional Holders (as defined in the New Stockholders Agreement) of more than 50% of the aggregate amount of securities held by them immediately following the closing of the Transaction.

    The New Stockholders Agreement grants registration rights, under certain circumstances and subject to specified conditions, to the Common Stock Purchasers. International and CVCA each have the right, on three occasions, to demand registration, at Holding's expense, of their shares of Holding Common Stock. Under certain circumstances, a majority in interest of the institutional holders (excluding International and CVCA) have the right, on one occasion, to demand registration, at Holding's expense, of their shares of Holding Common Stock. The New Stockholders Agreement will provide that if Holding proposes to register any of its securities, either for its own account or for the account of other stockholders, Holding will be required to notify all Common Stock Purchasers and to include in such registration the shares of Holding Common Stock requested to be included by them. All shares of Holding Common Stock owned by the Common Stock Purchasers requested to be included in a registration will be subject to cutbacks under certain circumstances in connection with an underwritten public offering.

    The provisions of the New Stockholders Agreement regarding voting rights, negative covenants, information/inspection rights, the right to force a sale of Holding, preemptive rights and transfer restrictions generally will expire on the earlier to occur of (i) the later of
(A) the fifth anniversary of the closing of the Transaction if an underwritten public offering of equity securities of Holding resulting in gross proceeds of at least $20.0 million occurs prior to such fifth anniversary and (B) the occurrence of such underwritten public offering that occurs subsequent to such fifth anniversary of the closing of the Transaction; (ii) the twentieth anniversary of the closing of the Transaction; and (iii) a sale of Holding. In addition, the New Stockholders Agreement provides that certain rights of a Common Stock Purchaser (to the extent such rights apply to such Common Stock Purchaser) to designate members of the Board of Directors of Holding and/or to approve certain actions by Holding will terminate if certain circumstances occur.

    Holding is also party to a Stockholders Agreement dated January 22, 1991 (the "Management Stockholders Agreement"), with all management shareholders including Messrs. Imbler, Bell, Boots, Kratochvil and Beeler (collectively, the "Management Stockholders"). The Management Stockholders Agreement contains provisions (i) limiting transfers of equity by the Management Stockholders; (ii) requiring the Management Stockholders to sell their shares as designated by Holding or International upon the consummation of certain transactions; (iii) granting the Management Stockholders certain rights of co-sale in connection with sales by International; (iv) granting Holding rights to repurchase capital stock from the Management Stockholders upon the occurrence of certain events;
(v) granting the Management Stockholders certain rights to sell their shares to Holding upon the occurrence of certain events; and (vi) requiring the Management Stockholders to offer shares to International and Holding prior to any permitted transfer. In connection with the Transaction, the Management Stockholders Agreement is being amended in certain respects, including to add International as a party.

CHASE SECURITIES, INC.

    Chase Securities, an affiliate of CVCA and Messrs. Hofmann and Egan, who are members of the Board of Directors of Holding and the Company, received a fee of $500,000 for arranging the sale of $15.0 million of the Holding Common Stock to certain of the Common Stock Purchasers and the sale of $15.0 million of the Holding Preferred Stock to CVCA. CMIHI, an affiliate of Chase Securities and Messrs. Hofmann and Egan, received approximately $13.6 million from the sale of equity interests of Holding in the Transaction. In connection with the 1994 Units Offering, CMIHI received a distribution of approximately $5.7 million on equity interests in Holding and Chase Securities was paid a fee of $625,000 by the underwriter of the 1994 Units Offering for financial advisory services rendered to the Company and Holding. In addition, Chase Securities received a fee of $200,000 from the Company in April 1994 for arranging the Revolving Credit Facility.

LEGAL SERVICES

    Mr. Graev is the Chairman of the law firm of O'Sullivan Graev & Karabell, LLP, New York, New York. O'Sullivan Graev & Karabell, LLP provides legal services to the Company and Holding in connection with certain matters, principally relating to transactional, securities law, general corporate and litigation matters.

TRANSACTIONS WITH AFFILIATES

    The Indenture, the New Stockholders Agreement, the Senior Subordinated Notes Indenture and the Revolving Credit Facility restrict the Company's and its affiliates' ability to enter into transactions with their affiliates, including their officers, directors and principal stockholders.

                          DESCRIPTION OF COMMON STOCK

    As of the date of this Prospectus, the issued and outstanding shares of Holding Common Stock consist of Class A Voting and Nonvoting Common Stock, par value $.01 per share, Class B Voting and Nonvoting Common Stock, par value $.01 per share, and Class C Nonvoting Common Stock, par value $.01 per share. The Class A Voting Common Stock and Class B Voting Common Stock have one vote per share on all matters on which Holding's stockholders are entitled to vote. The Class A Nonvoting Common Stock, Class B Nonvoting Common Stock and Class C Nonvoting Common Stock have no voting rights, except as required by law. All distributions of any cash or property to the holders of Holding Common Stock (except in connection with a recapitalization or exchange of Holding Common Stock or any subdivision or combination of Holding Common Stock) shall be paid in the following order of priority: (a) first, ratably, to the holders of Class A Voting and Nonvoting Common Stock until such holders have received $100 per share and (b) second, ratably, to the holders of Class B Voting and Nonvoting Common Stock until such holders have received $100 per share. Thereafter, all distributions shall be paid ratably to the holders of Class C Nonvoting Common Stock until such time as the aggregate of all distributions paid to the holders of Holding Common Stock is equal to $100 per share of Holding Common Stock held by such holders. After such time, each distribution shall be paid ratably to the holders of all Holding Common Stock (based upon the number of shares of Holding Common Stock held by each such holder at the time of such distribution). Upon the occurrence of certain events, all shares of Holding Common Stock will automatically convert to voting stock, and the holders thereof will be entitled to one vote per share on all matters on which Holding's stockholders are entitled to vote. In addition, upon the occurrence of an underwritten public offering at a price per share of Holding Common Stock that is equal to or greater than $250 generating gross proceeds to Holding of at least $50.0 million, all classes of Holding Common Stock will automatically convert into a single class of Holding Common Stock with identical voting and distribution rights.

                  DESCRIPTION OF PREFERRED STOCK AND WARRANTS

    In connection with the Transaction, for aggregate consideration of $15.0 million, Mergerco issued units (the "Units") comprised of Series A Senior Cumulative Exchangeable Preferred Stock, par value $.01 per share (the "Preferred Stock"), and detachable warrants to purchase shares of Class B Common Stock (voting and non-voting) constituting 6% of the issued and outstanding Common Stock of all classes, determined on a fully-diluted basis (the "Warrants").

    Dividends accrue at a rate of 14% per annum, payable quarterly in arrears (each date of payment, a "Dividend Payment Date") and will accumulate until declared and paid. Dividends declared and accruing prior to the first Dividend Payment Date occurring after the sixth anniversary of the issue date (the "Cash Dividend Date") may, at the option of Holding, be paid in cash in full or in part or accrue quarterly on a compound basis. Thereafter, all dividends are payable in cash in arrears. The dividend rate is subject to increase to a rate of (i) 16% per annum if (and for so long as) Holding fails to declare and pay dividends in cash for any quarterly period following the Cash Dividend Date and
(ii) 15% per annum if (and for so long as) Holding fails to comply with its obligations relating to the rights and preferences of the Preferred Stock. If Holding fails to pay in full, in cash, (a) all accrued and unpaid dividends on or prior to the twelfth anniversary of the issue date or (b) all accrued dividends on any Dividend Payment Date following the twelfth anniversary of the issue date, the holders of Preferred Stock will be permitted to elect a majority of the Board of Directors of Holding.

    The Preferred Stock ranks prior to all other classes of stock of Holding upon liquidation and is entitled to receive, out of assets available for distribution, cash in the aggregate amount of $15.0 million, plus all accrued and unpaid dividends thereon. The Preferred Stock does not have any voting rights except as described above and except that upon the occurrence of certain circumstances, a majority of the holders of Preferred Stock will have the right to elect two directors (in which case International will have the right, under certain circumstances, to elect up to two additional directors). Under certain circumstances, the Preferred Stock may be redeemed by Holding, at its option, at specified redemption prices.

    Subject to the terms of the Indenture, on any Dividend Payment Date, Holding has the option of exchanging the Preferred Stock, in whole but not in part, for Senior Subordinated Exchange Notes, at the rate of $25 in principal amount of notes for each $25 of liquidation preference of Preferred Stock held; provided, however, that no shares of Preferred Stock may be exchanged for so long as any shares of Preferred Stock are held by CVCA or its affiliates. Upon such exchange, Holding will be required to pay in cash all accrued and unpaid dividends.

    Pursuant to the Preferred Stock Purchase Agreement, the holders of Preferred Stock and Warrants have unlimited incidental registration rights (subject to cutbacks under certain circumstances). The exercise price of the Warrants is $.01 per Warrant and the Warrants are exercisable immediately upon issuance. All unexercised warrants will expire on the tenth anniversary of the issue date. The number of shares issuable upon exercise of a Warrant are subject to anti-dilution adjustments upon the occurrence of certain events.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

EXISTING SENIOR SUBORDINATED NOTES DUE 2004

    On April 21, 1994, Berry completed the offering of 100,000 Units consisting of $100,000,000 aggregate principal amount of 12 1/4% Existing Senior Subordinated Notes due 2004 and 100,000 warrants each to purchase 1.13237 shares of Class A Common Stock, $.00005 par value, of Holding ("1994 Units Offering"). The Existing Senior Subordinated Notes mature on April 15, 2004, and interest is payable semi-annually on October 15 and April 15 of each year and commenced on October 15, 1994. The Existing Senior Subordinated Notes are unconditionally guaranteed on a senior subordinated basis by Holding, Berry Iowa (as defined), Berry Sterling and Berry Tri-Plas.

    Berry is not required to make mandatory redemption or sinking fund payments with respect to the Existing Senior Subordinated Notes. However, at any time prior to April 15, 1997, Berry may redeem up to 25% of the initial principal amount of the Existing Senior Subordinated Notes originally issued from the net proceeds of one or more public offerings of the Common Stock of Holding, to the extent such net proceeds are contributed or otherwise transferred to Berry as a capital contribution or are used to purchase common equity securities of Berry, at a redemption price equal to 111.25% of the principal amount thereof plus accrued interest, to the redemption date; provided that at least 75% of the principal amount of Existing Senior Subordinated Notes originally issued remain outstanding immediately after the occurrence of any redemption and that any such redemption occurs within 60 days following the closing of any such public offering. Subsequent to April 15, 1999, the Existing Senior Subordinated Notes may be redeemed at the option of Berry, in whole or in part, at redemption prices ranging from 106.125% in 1999 to 100% in 2002 and thereafter. Upon a change of control, as defined in the Senior Subordinated Notes Indenture, each holder of Existing Senior Subordinated Notes will have the right to require Berry to repurchase all or any part of such holder's Existing Senior Subordinated Notes at a repurchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued interest.

    The Existing Senior Subordinated Notes rank pari passu with or senior in right of payment to all existing and future subordinated indebtedness of Berry. The Existing Senior Subordinated Notes rank junior in right of payment to all existing and future senior indebtedness of Berry, including borrowings under the Revolving Credit Facility, the Nevada Bonds and the Iowa Bonds.

    The Senior Subordinated Notes Indenture contains certain covenants which, among other things, limit Berry's and its subsidiaries' ability to (i) retain proceeds from asset sales, (ii) incur additional indebtedness or issue disqualified stock, (iii) make restricted payments, including, without limitation, payments to Holding, (iv) enter into transactions with affiliates, (v) permit liens, (vi) place limitations on dividends and other payments affecting subsidiaries, (vii) consummate a merger, consolidation or sale of assets. With respect to the restriction on Berry's ability to make any dividend or distribution to Holding, the Senior Subordinated Notes Indenture generally prohibits the payment of any dividend by Berry to Holding unless Berry meets certain cash flow interest coverage ratios and the amount of such dividend (together with any other dividends previously paid, including the $50 million paid in April 1994) is less than the sum of 50% of the aggregate net income of Berry since the issuance of the Existing Senior Subordinated Notes plus the amount of cash equity proceeds received by Berry. See "Risk Factors -- Holding Company Structure; Significant Limitations on Access to Subsidiaries' Cash Flow."

REVOLVING CREDIT FACILITY

    General. Simultaneously with the 1994 Units Offering, the Company entered into the Loan and Security Agreement dated April 21, 1994 (the "Revolving Credit Facility") with Fleet Capital Corporation (by assignment from Shawmut Capital Corporation, by assignment from Barclays Business Credit, Inc.) ("Fleet"). The Revolving Credit Facility provides for loans to the Company and the issuance of letters of credit on behalf of the Company in an aggregate amount not to exceed $28.0 million. All indebtedness of the Company under the Revolving Credit Facility is guaranteed by each subsidiary of the Company and by Holding. The Revolving Credit Facility consists of (i) a $28.0 million revolving credit facility (the "Revolver"), (ii) a $12.8 million reducing standby letter of credit facility (the "IRB Letter of Credit Subfacility"), which is available to issue letters of credit to secure the Nevada Bonds and the Iowa Bonds, (iii) a $3.0 million letter of credit facility (the "Documentary Letter of Credit Subfacility"), which is available for general corporate purposes, (iv) a $7.0 million machinery and equipment acquisition facility (the "Machinery Subfacility") and (v) a term facility to refinance any drawing under the IRB Letter of Credit Subfacility (the "IRB Term Facility").

    Availability. Borrowings under the Revolver are subject to a borrowing base equal to 85% of "eligible accounts" plus the lesser of (i) $8.5 million or (ii) 65% of "eligible inventory" (as such terms are defined in the Revolving Credit Facility) less a fixed $3.0 million reserve plus additional reserves which may be required by Fleet.

    Security. The Revolving Credit Facility is secured by a lien on substantially all of the assets of the Company and its subsidiaries.

    Maturity. The Revolving Credit Facility matures on April 21, 1999, and will be automatically renewed unless terminated by (i) the Company or (ii) Fleet upon one year advance notice to the Company prior to the expiration of the original term or upon six months' advance notice thereafter.

    Interest Rates. The interest rate applicable to the Revolving Credit Facility is (i) prime rate plus 1.0% or LIBOR plus 3.0%, at the Company's option, in the case of borrowings on the Revolver, (ii) prime rate plus 1.5% or LIBOR plus 3.5%, at the Company's option, in the case of borrowings under the Machinery Subfacility, (iii) 2.5% per annum on the average outstanding face amount of letters of credit under the IRB Letter of Credit Subfacility (reduced to 2.25% for certain standby letters of credit), (iv) 1.75% per annum on the average outstanding face amount of letters of credit under the Documentary Letter of Credit Subfacility and (v) prime rate plus 1.5% or LIBOR plus 3.5%, at the Company's option, in the case of borrowings under the IRB Term Facility.

    Covenants. The Revolving Credit Facility contains covenants customary for working capital financings, including, without limitation, minimum tangible net worth, restrictions on mergers and acquisitions, limitation on the incurrence of additional indebtedness, minimum current ratio, minimum cash flow ratio and dividend and capital expenditure restrictions.

    Events of Default. The Revolving Credit Facility contains events of default customary for working capital financings, including an event of default upon a "change of control" of Holding or the Company.

NEVADA BONDS

    The Company is party to a Financing Agreement (the "Financing Agreement") with the City of Henderson, Nevada Public Improvement Trust (the "Nevada Issuer") pursuant to which the Company has agreed to pay to the Nevada Issuer amounts sufficient to pay principal, interest and any premium on the Nevada Bonds. The Company's obligations under the Financing Agreement are secured by a letter of credit provided by Barclay's Bank PLC, New York Branch.

    The Nevada Bonds mature in April 2007. Since fiscal 1992, the Company has been required to pay $500,000 each year to the Nevada Issuer in order to permit mandatory sinking fund redemptions of the Nevada Bonds. The Nevada Bonds bear interest at a floating rate depending on prevailing market conditions.

IOWA BONDS

    Berry Iowa Corporation, a Delaware corporation and wholly-owned subsidiary of Berry ("Berry Iowa"), is party to a Loan and Trust Agreement (the "Loan and Trust Agreement") with The City of Iowa Falls, Iowa (the "Iowa Issuer"), pursuant to which Berry Iowa has agreed to pay to the Iowa Issuer amounts sufficient to pay principal, interest and any premium on the Iowa Bonds. Berry Iowa's obligations under the Loan and Trust Agreement are secured by a letter of credit provided by Fleet National Bank of Connecticut.

    The Iowa Bonds mature in August 1998 and are not subject to any sinking fund or similar payments. The Iowa Bonds bear interest at a floating rate depending on prevailing market conditions.

                          DESCRIPTION OF SENIOR NOTES

GENERAL

    The Old Notes were, and the New Notes will be, issued pursuant to an Indenture dated as of June 18, 1996 (the "Indenture") between Holding and First Trust of New York, National Association, as trustee (the "Trustee"). The terms of the New Notes are identical in all material respects to the Old Notes, except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions providing for the payment of Liquidated Damages under certain circumstances relating to the Registration Rights Agreement, which provisions will terminate upon the consummation of the Exchange Offer.

    The terms of the Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Senior Notes are subject to all such terms, and holders of Senior Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the Indenture is available as set forth under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." As used in this section, the term "Holding" refers only to BPC Holding Corporation and not to its subsidiaries.

RANKING

    The Senior Notes rank senior in right of payment to all subordinated Indebtedness of Holding, including senior in right of payment to Holding's subordinated guarantee of the Existing Senior Subordinated Notes of Berry Plastics Corporation ("Berry"), a subsidiary of Holding. The Senior Notes rank pari passu in right of payment with all senior borrowings of Holding. Currently, there is no other senior indebtedness of Holding other than Holding's guarantee of the Berry Revolving Credit Facility and certain other Guarantees of Berry's Indebtedness and, subject to certain exceptions, the Indenture prohibits Holding from incurring any Indebtedness other than the Senior Notes. However, the Senior Notes are effectively senior to such unsecured Guarantees because the Senior Notes are secured by a first priority pledge of the Capital Stock of Berry. See "--Security."

    The operations of Holding are conducted through Berry and its Subsidiaries and, therefore, Holding is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Senior Notes. The Berry Revolving Credit Facility prohibits the payment of dividends to Holding. The terms of the Existing Senior Subordinated Notes limit the ability of Berry to pay dividends or otherwise make cash available to pay interest, principal or premium on the Senior Notes. The Senior Notes are effectively subordinated to all indebtedness (including the Existing Senior Subordinated Notes) and other liabilities and commitments (including trade payables and lease obligations) of Holding's Subsidiaries. Any right of Holding to receive assets of any of its Subsidiaries upon such Subsidiary's liquidation or reorganization (and the consequent right of the holders of the Senior Notes to participate in those assets) is effectively subordinated to the claims of that Subsidiary's creditors except to the extent that Holding is itself recognized as a creditor of such Subsidiary, in which case the claims of Holding would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by Holding. As of June 1, 1996, Berry and its subsidiaries had approximately $134.5 million of total liabilities, including approximately $113.7 million of Indebtedness. See "Risk Factors--Holding Company Structure; Significant Limitations on Access to Subsidiaries' Cash Flow."

PRINCIPAL, MATURITY AND INTEREST

    The Senior Notes are general obligations of Holding, limited in aggregate principal amount to $105.0 million plus such principal amount of additional Senior Notes as may be issued in lieu of cash interest, and will mature on December 15, 2006. Interest on the Senior Notes accrue at a rate of 12 1/2% per annum and are payable in cash semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 1996, to holders of record on the immediately preceding June 1 and December 1. Interest on the Senior Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid on any Senior Note, from the date of original issuance of such Senior Note. Beginning with the first interest payment date after the third anniversary date of the issuance of the Senior Notes, and until and including the interest payment date on June 15, 2001, Holding may, at its option and subject to a .75% increase in the stated interest rate on the Senior Notes, elect to pay interest on the Senior Notes in additional Senior Notes valued at 100% of the principal amount thereof. After June 15, 2001, interest on the Senior Notes may be paid only in cash. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    Principal, premium, if any, and interest on the Senior Notes will be payable at the office or agency of Holding maintained for such purpose within the City and State of New York or, at the option of Holding, payment of interest may be made by check mailed to the holders of the Senior Notes at their respective addresses set forth in the register of holders of Senior Notes; provided that all payments with respect to Senior Notes the holders of which have given wire transfer instructions to Holding will be required to be made by wire transfer of same day funds to the accounts specified by the holders thereof. Until otherwise designated by Holding, Holding's office or agency in New York will be the office of the Trustee maintained for such purpose. The Senior Notes are issued in denominations of $1,000 and integral multiples thereof, except to the extent required to pay interest or liquidated damages on the Senior Notes in accordance with the terms of the Indenture.

SECURITY

    The Senior Notes are secured by a first priority pledge of the Capital Stock of Berry.

    Holding has entered into a pledge and security agreement (the "Holding Pledge Agreement") providing for the pledge by Holding to the Trustee, as collateral agent (in such capacity, the "Collateral Agent") for the holders of the Senior Notes, of the Capital Stock of Berry. Holding's pledge secures the payment and performance when due of all of the Obligations of Holding under the Indenture and the Senior Notes as provided in the Holding Pledge Agreement.

    So long as (i) no Default (as defined) or Event of Default (as defined) shall have occurred and be continuing and (ii) the outstanding principal of the Senior Notes is not then due and payable, and subject to certain terms and conditions in the Indenture and the Holding Pledge Agreement, Holding will be entitled to receive all cash dividends and other payments made upon or with respect to the collateral pledged by it and to exercise any voting and other consensual rights pertaining to the collateral pledged by it. Upon the acceleration of the maturity of the Senior Notes or the failure to pay all obligations under the Senior Notes on or before December 15, 2006, (a) all rights of Holding to exercise such voting or other consensual rights shall cease, and all such rights shall become vested in the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting and other consensual rights, (b) all rights of Holding to receive all cash dividends and other payments made upon or with respect to the pledged collateral will cease and such cash dividends and other payments will be paid to the Collateral Agent and (c) the Collateral Agent may sell the pledged collateral or any part thereof in accordance with the terms of the Holding Pledge Agreement. All funds distributed under the Holding Pledge Agreement and received by the Collateral Agent for the benefit of the holders of the Senior Notes will be distributed by the Collateral Agent in accordance with the provisions of the Indenture.

    Under the terms of the Holding Pledge Agreement, the Collateral Agent will determine the circumstances and manner in which the pledged collateral shall be disposed of, including, but not limited to, the determination of whether to release all or any portion of the pledged collateral from the Liens created by the Holding Pledge Agreement and whether to foreclose on the pledged collateral following an acceleration of the Senior Notes. Moreover, upon the full and final payment and performance of all Obligations of Holding under the Indenture and the Senior Notes, the Holding Pledge Agreement shall terminate and the pledged collateral shall be released.

    In addition, certain of Holding's obligations under the Senior Notes are secured pending disbursement pursuant to the Escrow and Disbursement Agreement by a pledge of the Escrow Account. Approximately $35.6 million will remain in the Escrow Account and be used to purchase a portfolio of Marketable Securities that are pledged as security for payment of interest on the Senior Notes through June 15, 1999.

    The Escrow and Disbursement Agreement provides for the grant by Holding to the Trustee of a security interest in the Collateral for the benefit of the holders of the Senior Notes. All such security interests secure the payment and performance when due of the Obligations of Holding under the Indenture with respect to the Senior Notes and under such Senior Notes, as provided in the Escrow and Disbursement Agreement. The Liens created by the Escrow and Disbursement Agreement are first priority security interests in the Collateral. The ability of holders to realize upon any such funds or securities may be subject to certain bankruptcy law limitations in the event of a bankruptcy of Holding.

    The Escrow Account contains an amount sufficient to pay three years' interest on the Senior Notes, approximately $35.6 million. Funds will be disbursed from the Escrow Account only to pay interest on the Senior Notes and upon certain repurchases or redemptions of the Senior Notes, to pay principal of and premium, if any, thereon, or if so paid with other proceeds, such funds may be released to Holding. Pending such disbursements, all funds contained in the Escrow Account will be invested in Marketable Securities. Upon the acceleration of the maturity of the Senior Notes or the failure to pay principal at maturity or upon certain redemptions and repurchases of the Senior Notes, the Escrow and Disbursement Agreement provides for the foreclosure by the Trustee upon the net proceeds of the Escrow Account. Under the terms of the Indenture, the proceeds of the Escrow Account shall be applied, first, to amounts owing to the Trustee in respect of fees and expenses of the Trustee and second, to the Obligations under the Senior Notes and the Indenture.

OPTIONAL REDEMPTION

    The Senior Notes are not redeemable at Holding's option prior to June 15, 1999. Thereafter, the Senior Notes are subject to redemption at the option of Holding, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of the years indicated below:

YEAR                                                             PERCENTAGE
- --------------------------------------------------------------   ----------
1999..........................................................     110.00%
2000..........................................................     110.00%
2001..........................................................     108.00%
2002..........................................................     105.33%
2003..........................................................     102.67%
2004 and thereafter...........................................     100.00%

    Notwithstanding the foregoing, prior to June 15, 1999, Holding may redeem up to a maximum of 33 1/3% of the aggregate principal amount of the Senior Notes then outstanding at a redemption price of 112.50% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, if any, with the net proceeds of a Strategic Equity Sale of the common stock of Holding; provided that at least 66 2/3% in aggregate principal amount of the Senior Notes remain outstanding immediately after the occurrence of such redemption; and provided further that such redemption shall occur within 90 days of the date of the closing of such Strategic Equity Sale.

MANDATORY REDEMPTION

    Except as set forth below under the captions "--Offer to Purchase Upon Change of Control" and "Certain Covenants--Asset Sales," Holding is not required to make mandatory redemption or sinking fund payments with respect to the Senior Notes.

OFFER TO PURCHASE UPON CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, Holding will be required to make an offer (the "Change of Control Offer") to each holder of Senior Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase, in accordance with the procedures set forth in the Indenture. Within 10 days following any Change of Control, Holding will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Notes pursuant to the procedures required by the Indenture and described in such notice. Holding will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control.

    Berry's indebtedness including the Existing Senior Subordinated Notes and the Berry Revolving Credit Facility contain provisions that may limit or prevent certain events that would constitute a Change of Control. In addition, the exercise by the holders of Senior Notes of their right to require Holding to repurchase the Senior Notes (or the effect of such repurchases on the financial condition of Holding) could cause a default under such other indebtedness, even if the Change of Control itself does not. Finally, Holding's ability to pay cash to the holders of Senior Notes upon a repurchase in the event of a Change of Control may be limited by Holding's then existing financial resources.

SELECTION AND NOTICE

    If fewer than all of the Senior Notes are to be redeemed at any time, selection of Senior Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Notes are listed, or, if the Senior Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Senior Notes of $1,000 in face principal amount or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Senior Notes to be redeemed at its registered address. If any Senior Note is to be redeemed in part only, the notice of redemption that relates to such Senior Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Senior Note. On and after the redemption date, interest ceases to accrue on Senior Notes or portions of them called for redemption.

CERTAIN COVENANTS

    RESTRICTED PAYMENTS

    The Indenture provides that Holding will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of Holding's or any of its Subsidiaries' Equity Interests (other than: dividends or distributions payable in Equity Interests of the Person making such dividend or distribution, other than Disqualified Stock; or dividends or distributions payable to Holding or any Wholly Owned Subsidiary of Holding); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Holding or any Subsidiary (other than any such Equity Interests owned by Holding or any Wholly Owned Subsidiary of Holding); (iii) purchase, redeem or otherwise acquire or retire for value, any Indebtedness of Holding which ranks subordinated in right to payment to the Senior Notes other than Guarantees of the Existing Senior Subordinated Notes; or
(iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments") unless, at the time of and after giving effect to such Restricted Payment:

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

        (b) Holding would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock;" and

        (c) such Restricted Payment, (A) in the case of any Restricted Payment other than as defined by clause (i) above, together with the aggregate of all other Restricted Payments made by Holding and its Subsidiaries after the Issuance Date (including Restricted Payments permitted by the next succeeding paragraph) or (B) in the case of any Restricted Payment defined by clause (i) above, together with the aggregate of all other Restricted Payments made by Holding and its Subsidiaries after the Issuance Date (including Restricted Payments permitted by the next succeeding paragraph) is less than the sum of: (x) 50% of the sum of the Consolidated Net Income and Consolidated Step-Up Depreciation and Amortization of Holding for the period (taken as one accounting period) from the beginning of the first fiscal quarter that begins after the Issuance Date to the end of Holding's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income plus Consolidated Step-Up Depreciation and Amortization for such period is a deficit, 100% of such deficit) plus (y) 100% of the aggregate net cash proceeds received by Holding from the issue or sale since the Issuance Date of Equity Interests of Holding or of debt securities of Holding that have been converted into such Equity Interests (other than (1) Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company, (2) Disqualified Stock or debt securities that have been converted into Disqualified Stock and (3) Equity Interests issued in connection with the Transaction).

    The foregoing provisions will not prohibit the following Restricted
Payments: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of Holding in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of Holding) of other Equity Interests of Holding (other than Disqualified Stock); (iii) the defeasance, redemption or repurchase of pari passu or subordinated Indebtedness in a Permitted Refinancing; (iv) the repurchase, redemption or other acquisition or retirement for value of an Equity Interest of Holding pursuant to any management equity subscription, shareholder or stock option agreement in effect as of the Issuance Date; provided, however, that (a) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any fiscal year and
(b) no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (v) Investments in joint venture or similar projects in a business similar to that conducted by Holding and its Subsidiaries on the Issuance Date in an amount not to exceed $1.0 million; (vi) any Restricted Payment to pay cash dividends on the New Preferred Stock (as defined in the Indenture) after the sixth anniversary of the Issuance Date excluding any dividends due, not paid and cumulated prior to the sixth anniversary of the Issuance Date, provided no Default or Event of Default has occurred and is continuing; and (vii) any Restricted Payment in connection with the consummation of the Transaction.

    The amount of all Restricted Payments (including, without limitation, all Restricted Payments permitted to be made under this covenant), other than cash, shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of such Restricted Payment of the asset(s) proposed to be transferred by Holding or such Subsidiary, as the case may be, pursuant to such Restricted Payment. Not later than the date of making any Restricted Payment (other than any such Restricted Payment permitted by the immediately preceding paragraph), Holding shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon Holding's latest available financial statements.

    ASSET SALES

    The Indenture provides that Holding will not, and will not permit any of its Subsidiaries to, directly or indirectly, conduct an Asset Sale unless: (i) Holding (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors of Holding set forth in an Officer's Certificate delivered to the Trustee no later than immediately prior to the consummation of such proposed Asset Sale with respect to any Asset Sale involving aggregate payments in excess of $1.0 million) of the shares or assets sold or otherwise disposed of; and (ii) at least 75% of such consideration therefor received by Holding or such Subsidiary is in the form of cash, provided, however, that the amount of (A) any liabilities (as shown on Holding's or such Subsidiary's most recent balance sheet or in the notes thereto), of Holding or any Subsidiary (other than liabilities that are by their terms subordinated to the Senior Notes) that are assumed by the transferee of any such assets and (B) any notes or other obligations received by Holding or any such Subsidiary from such transferee that are immediately converted by Holding or such Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

    The Indenture also provides that within 180 days after any Asset Sale, Holding may apply the Net Proceeds from such Asset Sale to either (a) permanently reduce Senior Indebtedness of Holding or Indebtedness of Berry or of any Subsidiary of Berry, or (b) make an investment in another business or capital expenditure or other long-term/tangible assets, in each case, in the same or a similar line of business as Holding or any Subsidiary thereof was engaged in on the Issuance Date. Pending the final application of any such Net Proceeds, Holding or any Subsidiary thereof may temporarily reduce Senior Bank Indebtedness or otherwise invest such Net Proceeds in Cash Equivalents. Any Net Proceeds from the Asset Sale that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." If the aggregate amount of Excess Proceeds exceeds $5.0 million, Holding shall make an offer to all holders of Senior Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Senior Notes, that is an integral multiple of $1,000, that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate purchase price of Senior Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, Holding may use such deficiency for general corporate purposes. If the aggregate principal amount of Senior Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Notes to be purchased in the manner described under the caption "Selection and Notice" above. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset to zero. The Indenture will also provide that Holding will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Senior Notes in connection with an Asset Sale.

    Notwithstanding the foregoing, Holding will not, and will not permit Berry to, directly or indirectly, sell, transfer, lease, convey, dispose of or issue any Equity Interests of Berry except to Holding.

    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK

    The Indenture provides that Holding will not be permitted to (i) incur any Indebtedness other than (a) the Senior Notes, (b) subordinated Guarantees of the Existing Senior Subordinated Notes or (c) unsecured Guarantees of the Obligations under the Berry Revolving Credit Facility or any other Indebtedness permitted to be incurred by any subsidiary of Holding under the Indenture or
(ii) issue shares of Disqualified Stock.

    The Indenture provides that Holding will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to (collectively, "incur" and correlatively, an "incurrence" of) any Indebtedness (including, without limitation, Acquired Debt) and that Holding will not permit any of its Subsidiaries to issue any shares of Disqualified Stock; provided, however, that Subsidiaries of Holding may incur Indebtedness or issue shares of Disqualified Stock if after giving effect to such incurrence or issuance, the Fixed Charge Coverage Ratio for Holding and its Subsidiaries, taken together on a consolidated basis, for the most recently ended four full fiscal quarters for which internal financial statements are available as of the date on which such Indebtedness is incurred or such Disqualified Stock is issued would have been at least 1.75 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom and including the earnings of any business acquired with the proceeds therefrom), as if the additional Indebtedness is incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

    The provisions in the immediately preceding paragraph and, with respect to
(c), (g) and (h) below, the provisions in the two immediately preceding paragraphs do not apply to: (a) revolving credit Indebtedness and letters of credit pursuant to the Berry Revolving Credit Facility in an aggregate principal amount not to exceed at any one time outstanding the greater of (i) $28.0 million in principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Berry thereunder), less the aggregate amount of all repayments after the Issuance Date that permanently reduce the commitment under the Berry Revolving Credit Facility, and
(ii) the Borrowing Base; (b) the Existing Indebtedness; (c) the Senior Notes, including any additional Senior Notes issued in respect of the payment of interest on outstanding Senior Notes or for the payment of Liquidated Damages;
(d) the incurrence of Refinancing Indebtedness; provided, however, that such Refinancing Indebtedness is a Permitted Refinancing; (e) Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding; (f) incurrence of Indebtedness (including Acquired
Debt) or issuance of shares of Disqualified Stock of Berry or its Subsidiaries, if after giving effect to such incurrence or issuance, the Fixed Charge Coverage Ratio for Berry, taken together on a consolidated basis with all of the Subsidiaries of Berry, for the most recently ended four full fiscal quarters for which internal financial statements are available as of the date on which such Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.25 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom and including the earnings of any business acquired with the proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four quarter period; provided that such Indebtedness is incurred or shares of Disqualified Stock are issued, as the case may be, for the purpose of financing Acquisitions or Capital Expenditures;
(g) the incurrence of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $1.0 million and (h) Indebtedness between or among Holding and any of its Subsidiaries.

    For purposes of the Indenture, the accretion or amortization of original issue discount, or the issuance of additional Indebtedness in respect of the payment of interest on Indebtedness or the payment of Liquidated Damages shall not be deemed an "incurrence" of Indebtedness if a corresponding amount is taken into account for purposes of determining Consolidated Interest Expense at such time.

    LIENS

    The Indenture provides that Holding will not directly or indirectly create, incur, assume or suffer to exist any Lien on the Capital Stock of Berry other than liens arising pursuant to the Holding Pledge Agreement. In addition, Holding will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

    DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

    The Indenture provides that Holding will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i)(a) pay dividends or make any other distributions to Holding or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to Holding or any of its Subsidiaries, (ii) make loans or advances to Holding or any of its Subsidiaries, or (iii) transfer any of its properties or assets to Holding or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the Issuance Date including the Existing Senior Subordinated Notes, (b) Indebtedness of Berry or of Berry's subsidiaries permitted to be incurred under the Indenture, (c) the Indenture and the Senior Notes, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by Holding or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the Consolidated Cash Flow of such Person, to the extent of such restriction, is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture, (f) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices or (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired.

    MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Indenture provides that Holding may not consolidate or merge with or into (whether or not Holding is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) Holding is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than Holding) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than Holding) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of Holding under the Senior Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of Holding with or into a Wholly Owned Subsidiary of Holding, Holding or the entity or Person formed by or surviving any such consolidation or merger (if other than Holding), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Holding immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant entitled "--Incurrence of Indebtedness and Issuance of Disqualified Stock."

    TRANSACTIONS WITH AFFILIATES

    The Indenture provides that Holding will not, and will not permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless: (a) such Affiliate Transaction is on terms that are no less favorable to Holding or the relevant Subsidiary than

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those that would have been obtained in a comparable transaction by Holding or such Subsidiary with a Person who was not an Affiliate and (b) Holding delivers to the Trustee (i) with respect to any Affiliate Transaction involving aggregate payments in excess of $2.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above and such Affiliate Transaction is approved by a majority of the Board of Directors and (ii) with respect to any Affiliate Transaction involving aggregate payments in excess of $5.0 million, an opinion as to the fairness to Holding or such Subsidiary from a financial point of view issued by an investment banking firm of national standing; provided, however, that the following will not be deemed Affiliate Transactions: (i) any employment agreement entered into by Holding or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of Holding or such Subsidiary, (ii) transactions between or among Holding and/or its Subsidiaries,
(iii) Restricted Payments permitted by the provisions of the Indenture described above under the covenant "--Restricted Payments," (iv) management fees payable to First Atlantic in an amount not to exceed $750,000 per annum plus out-of-pocket expenses, (v) a fee payable to First Atlantic not to exceed $1,250,000 in respect of the Transaction, (vi) any transaction fee payable to First Atlantic pursuant to the terms of the New Stockholders Agreement not to exceed $1,250,000 for any transaction consummated and out-of-pocket expenses in respect of any such transaction (whether or not consummated) and (vii) a fee payable to Chase Securities Inc. not to exceed $500,000 in respect of the Transaction.

    LIMITATION ON CREATION OF NEW PARENT COMPANY

    The Indenture provides that Holding will not permit a New Parent Company to consummate a Leveraged Recapitalization.

    REPORTS

    The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Senior Notes are outstanding, Holding will furnish to the Trustee and to all the holders of Senior Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Holding were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by Holding's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if Holding were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, Holding will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Holding has agreed that, for so long as any Senior Notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act until such time as Holding has either exchanged the Senior Notes for the New Senior Notes or until such time as the holders thereof have disposed of such Senior Notes pursuant to an effective registration statement filed by Holding.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture provides that each of the following constitutes an event of default (each an "Event of Default"): (i) default for 30 days in the payment when due of interest on the Senior Notes; (ii) default in payment when due of the principal of or premium, if any, on the Senior Notes; (iii) failure by Holding to comply with the provisions described under the captions "--Offer to Purchase Upon Change of Control," "--Asset Sales," "--Restricted Payments" or "--Incurrence of Indebtedness and Issuance of Disqualified Stock;" (iv) failure by Holding for 60 days after notice to comply with any of its other agreements in the Indenture or the Senior Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any

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Indebtedness for money borrowed by Holding or any of its Subsidiaries (or the payment of which is guaranteed by Holding or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $2.0 million or more; (vi) failure by Holding or any of its Subsidiaries to pay final judgments aggregating in excess of $2.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) breach or default by Holding in the performance of any covenant set forth in the Holding Pledge Agreement which continues for 60 days after notice to comply, or repudiation by Holding of its obligations under the Holding Pledge Agreement or the unenforceability of the Holding Pledge Agreement against Holding for any reason; and (viii) certain events of bankruptcy or insolvency with respect to Holding or any of its Subsidiaries.

    If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Senior Notes may declare all the Senior Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Holding or any of its Subsidiaries, all outstanding Senior Notes will become due and payable without further action or notice. Under certain circumstances, the holders of at least a majority in principal amount of the outstanding Senior Notes may rescind any acceleration with respect to the Senior Notes and its consequences. Holders of the Senior Notes may not enforce the Indenture or the Senior Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Senior Notes may direct the Trustee in its exercise of any trust or power including the enforcement of the Escrow and Disbursement Agreement. The Trustee may withhold from holders of the Senior Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Holding with the intention of avoiding payment of the premium that Holding would have had to pay if Holding then had elected to redeem the Senior Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes. If an Event of Default occurs prior to June 15, 1999, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Holding with the intention of avoiding the prohibition on redemption of the Senior Notes prior to June 15, 1999, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes.

    Holding is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and Holding is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No past, present or future director, officer, employee, incorporator or stockholder of Holding, as such, shall have any liability for any obligations of Holding under the Senior Notes, the Indenture, the Holding Pledge Agreement or the Escrow and Disbursement Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Senior Notes by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

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LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    Holding may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Notes ("Legal Defeasance") except for (i) the rights of holders of outstanding Senior Notes to receive payments in respect of the principal of, premium, if any, and interest on such Senior Notes when such payments are due from the trust referred to below, (ii) Holding's obligations with respect to the Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and Holding's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, Holding may, at its option and at any time, elect to have the obligations of Holding released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Senior Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) Holding must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Senior Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Senior Notes on the stated maturity or on the applicable redemption date, as the case may be, and Holding must specify whether the Senior Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, Holding shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) Holding has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issuance Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, Holding shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Holding or any of its Subsidiaries is a party or by which Holding or any of its Subsidiaries is bound; (vi) Holding must have delivered to the Trustee an opinion of counsel to the effect that after the day on which all applicable preference periods have run, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) Holding must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by Holding with the intent of preferring the holders of Senior Notes over the other creditors of Holding with the intent of defeating, hindering, delaying or defrauding creditors of Holding or others; and (viii) Holding must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

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TRANSFER AND EXCHANGE

    A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar for the Notes and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Holding may require a holder to pay any taxes and fees required by law or permitted by the Indenture. Holding is not required to transfer or exchange any Senior Note selected for redemption. Also, Holding is not required to transfer or exchange any Senior Note for a period of 15 days before a selection of Senior Notes to be redeemed.

    The registered holder of a Senior Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture or the Senior Notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate outstanding principal amount of the Senior Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes), and any existing default or compliance with any provision of the Indenture or the Senior Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Senior Notes (including consents obtained in connection with a tender offer or exchange offer for Senior Notes).

    Without the consent of each holder affected, an amendment or waiver may not (with respect to any Senior Notes held by a non-consenting holder): (i) reduce the principal amount of Senior Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Senior Note or alter the provisions with respect to the redemption of the Senior Notes (other than provisions relating to the covenants described above under the caption "--Offer to Repurchase Upon Change of Control" or "Certain Covenants--Asset Sales"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Senior Notes (except a rescission of acceleration of the Senior Notes by the holders of at least a majority in aggregate principal amount of the Senior Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Senior Note payable in money other than that stated in the Senior Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Senior Notes to receive payments of principal of or premium, if any, or interest on the Senior Notes, (vii) waive a redemption payment with respect to any Senior Note (other than a payment required by the covenants described above under the captions "--Offer to Purchase Upon Change of Control" or "--Certain Covenants--Asset Sales"), or
(viii) make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of any holder of Senior Notes, Holding and the Trustee may amend or supplement the Indenture or the Senior Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes, to provide for the assumption of Holding's obligations to holders of Senior Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of Senior Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of Holding, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other

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transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The holders of a majority in principal amount of the then outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Senior Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to BPC Holding Corporation; 101 Oakley Street; P.O. Box 959; Evansville, Indiana 47706-0959; Attention: Chief Financial Officer.

BOOK-ENTRY, DELIVERY AND FORM

    Except as set forth in the next paragraph, the Senior Notes will initially be issued in the form of one Global Note (the "Global Note"). The Global Note will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

    Notes that are issued as described below under "--Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Senior Notes being transferred.

    The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only thorough the Depositary's Participants or the Depositary's Indirect Participants.

    Holding expects that pursuant to procedures established by the Depositary
(i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Note and (ii) ownership of the Senior Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Senior Notes evidenced by the Global Note will be limited to such extent.

    So long as the Global Note Holder is the registered owner of any Senior Notes, the Global Note Holder will be considered the sole holder under the Indenture of any Senior Notes evidenced by the

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Global Note. Beneficial owners of Senior Notes evidenced by the Global Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither Holding nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Senior Notes.

    Payments in respect of the principal of, premium, if any, and interest on any Senior Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, Holding and the Trustee may treat the persons in whose names Senior Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither Holding nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Senior Notes. Holding believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Senior Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

    CERTIFICATED SECURITIES

    Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Senior Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such certificated Senior Notes would be subject to the legend requirements described herein under "Notice to Investors." In addition, if (i) Holding notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and Holding is unable to locate a qualified successor within 90 days or (ii) Holding, at its option, notifies the Trustee in writing that it elects to cause the issuance of Senior Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Senior Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Senior Notes.

    Neither Holding nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Senior Notes and Holding and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

    SAME-DAY PAYMENT

    The Indenture requires that payments in respect of the Senior Notes represented by the Global Note (including principal, premium, if any, and interest) be made by wire transfer of same day funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, Holding will make all payments of principal, premium, if any, and interest by wire transfer of same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

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CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "Acquisition" means any acquisition of a controlling interest in any business or enterprise or any assets constituting any business or line of business and all fees and expenses related thereto.

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control. Neither CVCA nor its Affiliates will be deemed an Affiliate of Holding or any of its Subsidiaries for purposes of this definition solely by reason of such entities' direct or indirect beneficial ownership of 30% or less of the voting Common Stock of Holding or by reason of any employee of such entities being appointed to the Board of Directors of Holding.

    "Asset Sale" means (i) the sale, lease, conveyance, transfer or other disposition of any property or assets of Holding or any Subsidiary (including by way of a sale-and-leaseback) other than sales of inventory in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Holding shall be governed by the provisions of the Indenture described above under the caption "--Offer to Purchase Upon Change of Control" and the provisions described below under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets"), or (ii) the issuance or sale of Equity Interests of any of its Subsidiaries, in the case of either clause (i) or (ii) above, whether in a single transaction or a series of related transactions, (a) that have a fair market value in excess of $250,000, or (b) for net proceeds in excess of $250,000. For purposes of this definition, the term "Asset Sale" shall not include (i) the transfer of assets by Holding to a Wholly Owned Subsidiary of Holding or by a Wholly Owned Subsidiary of Holding to Holding or to another Wholly Owned Subsidiary of Holding, (ii) any Restricted Payment, dividend or purchase or retirement of Equity Interests permitted under the covenant entitled "Restricted Payments" or (iii) the issuance or sale of Equity Interests of any Subsidiary of Holding, provided that such Equity Interests are issued or sold in consideration for the acquisition of assets by such Subsidiary or in connection with a merger or consolidation of another Person into such Subsidiary.

    "Berry Revolving Credit Facility" means the Berry Revolving Credit Facility, dated as of April 21, 1994, by and among Berry and Fleet Capital Corporation providing for up to $28.0 million of borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time which includes the addition, substitution or replacement of any or all lenders thereunder under the same or any replacement agreement.

    "Borrowing Base" means, as of any date, an amount equal to the sum of (a) 85% of the face amount of all accounts receivable owned by Holding and its Subsidiaries as of such date that are not more than 90 days past due, and (b) 65% of the book value (calculated on a FIFO basis) of all inventory

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owned by Holding and its Subsidiaries as of such date, all calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory as of a specific date, Holding may utilize the most recent available information for purposes of calculating the Borrowing Base.

    "Capital Expenditure" means any expenditure to acquire or lease property, plant or equipment useful, ancillary or related to the business of Berry or any Subsidiary thereof and expenditures to pay related fees and expenses.

    "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

    "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

    "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months from the date of acquisition and overnight bank deposits, in each case with any lender party to the Berry Revolving Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition.

    "Change of Control" means the occurrence of any of the following: (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Holding and its Subsidiaries (or of Berry and its Subsidiaries) to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than the Principals and their Related Parties (as defined below)), (ii) the adoption of a plan relating to the liquidation or dissolution of Holding or Berry, (iii) the acquisition by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than by the Principals and their Related Parties) of a direct or indirect interest in more than 35% of the voting power of the voting stock of Holding by way of purchase, merger or consolidation or otherwise if (a) such person or group (as defined above) (other than the Principals and their Related Parties) owns, directly or indirectly, more of the voting power of the voting stock of Holding than the Principals and their Related Parties and (b) such acquisition occurs prior to the Initial Public Offering, (iv) the acquisition by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than by the Principals and their Related Parties) of a direct or indirect interest in more than 50% of the voting power of the voting stock of Holding by way of purchase, merger or consolidation or otherwise if such acquisition occurs subsequent to the Initial Public Offering, (v) such time as Holding ceases to be the direct owner of all of the outstanding Equity Interests, including options, warrants or similar rights, of Berry, and (vi) the first day on which a majority of the members of the Board of Directors of Holding are not Continuing Directors.

    "Collateral Agent" means First Trust of New York, National Association, as Collateral Agent under the Holding Pledge Agreement or any successor thereto appointed pursuant to such Agreement.

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    "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (a) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing Consolidated Net Income), plus (b) provision for taxes based on income or profits of such Person for such period, to the extent such provision for taxes was included in computing Consolidated Net Income, plus (c) Consolidated Interest Expense of such Person for such period to the extent such expense was deducted in computing Consolidated Net Income, plus (d) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such expense was deducted in computing Consolidated Net Income, plus (e) other non-cash charges (including, without limitation, repricing of stock options, to the extent deducted in computing Consolidated Net Income; but excluding any non-cash charge that requires an accrual or reserve for cash expenditures in future periods or which involved a cash expenditure in a prior period), in each case, on a consolidated basis and determined in accordance with GAAP.

    "Consolidated Depreciation and Amortization Expense" means, with respect to any Person for any period, the total amount of depreciation and amortization expense (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person for such period on a consolidated basis as determined in accordance with GAAP.

    "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of (a) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, non-cash interest payments, the interest component of capital leases, and net payments (if any) pursuant to Hedging Obligations), (b) commissions, discounts and other fees and charges paid or accrued with respect to letters of credit and bankers' acceptance finance, and (c) interest actually paid by such Person or its Subsidiaries under a Guarantee of Indebtedness of any other Person.

    "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions actually paid in cash to the referent Person or a Wholly Owned Subsidiary thereof, (ii) the Net Income of any Person that is a Subsidiary (other than a Wholly Owned Subsidiary) shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Wholly Owned Subsidiary thereof, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

    "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Issuance Date in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

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    "Consolidated Step-Up Depreciation and Amortization" means, with respect to any Person for any period, the total amount of depreciation related to the write-up of assets and amortization of such Person for such period on a consolidated basis as determined in accordance with GAAP.

    "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Holding who (i) was a member of such Board of Directors on the Issuance Date or (ii) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

    "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any Capital Stock to which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to December 31, 2006; provided, however, that any Capital Stock that would otherwise be Disqualified Stock will not be Disqualified Stock solely as a result of a maturity or redemption event that is conditioned upon and subject to compliance with the covenant entitled "--Restricted Payments."

    "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500.0 million or its equivalent in foreign currency, whose debt (or the debt of whose holding company) rates "A" (or higher) according to S&P or "A2" (or higher) by Moody's at the time of which any investment or rollover therein is made.

    "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "Escrow Account" means the Escrow Account for the initial deposit of approximately $35.5 million dollars of the net proceeds from the sale of the Senior Notes under the Escrow and Disbursement Agreement.

    "Escrow Agent" means First Trust of New York, National Association, as Escrow Agent under the Escrow and Disbursement Agreement, or any successor thereto appointed pursuant to such Agreement.

    "Escrow and Disbursement Agreement" means the Pledge, Escrow and Disbursement Agreement, dated as of the date of the Indenture, by and among the Escrow Agent, the Trustee and Holding, governing the disbursement of funds from the Escrow Account, as amended.

    "Existing Indebtedness" means Indebtedness of Holding and its Subsidiaries (including the Existing Senior Subordinated Notes) in existence on the Issuance Date, until such amounts are repaid.

    "Fixed Charges" means, with respect to any Person for any period, the sum of
(a) Consolidated Interest Expense of such Person for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income and (b) the product of (i) all cash dividend payments (and non-cash dividend payments in the form of securities (other than Disqualified Stock) of an issuer) on any series of preferred stock of such Person, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

    "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such

                                       85
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period. In the event that Holding or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, acquisitions, dispositions and discontinued operations (as determined in accordance with GAAP) that have been made by Holding or any of its Subsidiaries, including all mergers and consolidations, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be calculated on a pro forma basis assuming that all such acquisitions, dispositions, discontinued operations, mergers and consolidations (and the reduction of any associated fixed charge obligations resulting therefrom) had occurred on the first day of the four-quarter reference period.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issuance Date.

    "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.

    "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

    "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the Guarantee of any Indebtedness of such Person or any other Person.

    "Initial Public Offering" means a public offering of the common stock of Holding that first results in the common stock of Holding becoming listed for trading on a Stock Exchange.

    "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers, directors, consultants and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

    "Issuance Date" means the closing date for the sale and original issuance of the Senior Notes.

    "Leveraged Recapitalization" means any dividend or distribution to any or all of the equity holders of a New Parent Company or any redemption or repurchase of the Equity Interests of such equity holders that is funded directly or indirectly by the incurrence of $10.0 million or more of Indebtedness.

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "Marketable Securities" means (a) Government Securities having a maturity date on or before the date on which the payments of interest on the Senior Notes to which such Government Securities are pledged to secure occur; (b) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution, (c) commercial paper maturing not more than 270 days after the date of acquisition of an issuer (other than an Affiliate of Holding) with a rating, at the time as of which any investment therein is made, of "A-1" (or higher) according to S&P or "P-1" (or higher) according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, (d) any bankers acceptances or money market deposit accounts issued by an Eligible Institution and (e) any fund investing exclusively in investment of the type described in clauses (a) through
(d) above.

    "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however, any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) and excluding any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

    "Net Proceeds" means the aggregate cash proceeds received by Holding or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a lien on the asset or assets that are the subject of such Asset Sale and any reserve for indemnification or adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "New Notes" means the 12 1/2% Series B Senior Secured Notes due 2006 of Holding, issued pursuant to the Registration Rights Agreement.

    "New Parent Company" means any corporation, partnership, limited liability company or similar entity, all or substantially all of whose assets consist of a direct or indirect interest in at least a majority of the outstanding Capital Stock of Holding; provided, however, that this definition shall not include any corporation, partnership, limited liability company or similar entity, all or substantially all of whose assets consist of a direct or indirect interest in at least a majority of the outstanding Capital Stock of Holding immediately subsequent to the consummation of the Transaction.

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    "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Permitted Investments" means (a) any Investments in Holding or in a Wholly Owned Subsidiary of Holding and that is engaged in the same or a similar line of business as Holding and its Subsidiaries were engaged in on the Issuance Date and (b) any Investments in Cash Equivalents.

    "Permitted Liens" means (i) Liens on the assets of any Subsidiary of Holding to secure Indebtedness of any Subsidiary of Holding that may be incurred pursuant to the Indenture; (ii) Liens in favor of Holding; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with Holding or any Subsidiary of Holding; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Holding; (iv) Liens on property existing at the time of acquisition thereof by Holding or any Subsidiary of Holding, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing on the date of the Indenture;
(vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (viii) Liens incurred in the ordinary course of business of Holding or any Subsidiary of Holding that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Holding or such Subsidiary; and (ix) Liens securing Obligations under the Senior Notes and the Indenture.

    "Permitted Refinancing" means Refinancing Indebtedness if (a) the principal amount of refinancing Indebtedness does not exceed the principal amount of Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of premiums, accrued interest and reasonable expenses incurred in connection therewith); (b) the Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (c) the Refinancing Indebtedness is pari passu or subordinated in right of payment to the Senior Notes on terms at least as favorable to the holders of Senior Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "Preferred Stock" means any Equity Interest with preferential right in the payment of dividends or liquidation or any Disqualified Stock.

    "Principal" means each of Roberto Buaron and Akros Finanziaria, S.p.A.

    "Refinancing Indebtedness" means Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness referred to in the second paragraph or in clauses (b), (c) or (f) of the third paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock."

    "Related Party" means with respect to a Principal (A) in the case of an individual, any spouse, sibling or descendant of such Principal (whether or not such relationship arises from birth, adoption or marriage or despite such relationship being dissolved by divorce) or (B) any trust, corporation,

                                       88
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partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

    "Restricted Investment" means any Investment other than a Permitted Investment.

    "Senior Bank Indebtedness" means the Indebtedness outstanding under the Berry Revolving Credit Facility as such agreement may be restated, further amended, supplemented or otherwise modified or replaced from time to time hereafter, together with any refunding or replacement of any such Indebtedness.

    "Senior Indebtedness" means the Senior Bank Indebtedness. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not include
(w) any liability for federal, state, local or other taxes owed or owing by Holding, (x) any Indebtedness of Holding, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Indenture.

    "Stock Exchange" means the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market.

    "Strategic Equity Sale" means any sale of Equity Interests of Holding that are not Disqualified Stock in a sale to one or more investors provided that the net proceeds to Holding from such sale exceed $10 million.

    "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.

    "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

    "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

                                       89
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                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is a summary of certain Federal income tax considerations relevant to the exchange of Old Notes for New Notes pursuant to the Exchange Offer, and of the ownership of the New Notes. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a Holder of the New Notes. The succeeding discussion assumes that Holders will acquire the New Notes as capital assets.

    Holding has not sought and will not seek any rulings from the IRS with respect to the positions of Holding discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the New Notes or that any such position would not be sustained.

    The tax treatment of a Holder of New Notes may vary depending on his or its particular situation or status. This summary does not address the tax consequences to taxpayers who are subject to special rules such as insurance companies, tax-exempt organizations, financial institutions, broker-dealers, persons holding New Notes as part of a hedging or conversion transaction, and foreign entities and individuals, or aspects of Federal income taxation that may be relevant to a prospective investor based upon such investor's particular tax situation. In addition, the description does not consider the effect of any applicable foreign, state, local or other tax laws.

    EACH HOLDER SHOULD CONSULT HIS OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR IT OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES PURSUANT TO THE EXCHANGE OFFER AND OF THE OWNERSHIP OF NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

    Although the matter is note entirely free from doubt, the exchange of an Old Note for a New Note pursuant to the Exchange Offer should not be treated as an exchange or otherwise as a taxable event for Federal income tax purposes. Accordingly, the New Notes should have the same issue price as the Old Notes and each Holder should have the same adjusted basis and holding period in the New Notes as it had in the Old Notes immediately before the consummation of the Exchange Offer. It is assumed, for purposes of the following discussion, that the consummation of the Exchange Offer will not be treated as a taxable event to Holders.

NEW NOTES

    Original Issue Discount. Because the Old Notes were issued with "original issue discount" ("OID"), the New Notes will also bear OID that Holders will be required to include in income on a yield-to-maturity basis over the term of the New Notes. As a result, a Holder will generally realize taxable income with respect to the New Notes as the OID accrues, regardless of the Holder's method of accounting.

    The amount of original issue discount with respect to each New Note will be the excess of the "stated redemption price at maturity" of such New Note over its "issue price." The "issue price" of a New Note will be equal to the issue price of the Old Note it was exchanged for, which is equal to the first price at which a substantial amount of Old Notes was sold to the public. For this purpose, the public does not include bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

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    The "stated redemption price at maturity" of each New Note will be the sum of all cash payments, including principal and interest (other than "qualified stated interest"), required to be made thereunder until maturity. Qualified stated interest is stated interest that is unconditionally payable in cash at least annually at a single fixed rate that appropriately takes into account the length of the interval between payments. Because interest on the New Notes may be paid in the form of Additional New Notes, interest on the New Notes will not be considered "qualified stated interest." Accordingly, all interest on the New Notes will be included in the stated redemption price at maturity along with principal on the New Notes.

    Holding has the option, starting from the third anniversary of the issuance date of the Old Notes until June 15, 2001, to issue additional New Notes ("Additional New Notes"), as interest in lieu of cash at an interest rate that exceeds the cash interest rate. The Treasury Regulations dealing with OID (the "OID Regulations") provide that an issuer of a debt instrument that has the option of paying interest in the form of additional debt instruments will, for purposes of calculating OID, be assumed not to elect to pay such interest in additional debt instruments unless so doing would reduce the yield to maturity of such debt instrument. If an issuer is assumed not to elect to pay such interest in additional debt instruments under this rule but in fact does issue the debt instruments as interest, then the OID Regulations provide that, solely for purposes of the accrual of OID, the yield and maturity of the debt instrument are redetermined by treating the debt instrument as reissued on the date of the issuance of the additional debt instruments for an amount equal to its adjusted issue price on that date.

    In the case of the New Notes, Holding may elect to pay interest in the form of Additional New Notes, but only at an increased interest rate. As such, it is assumed, for OID calculation purposes, that Holding will not issue Additional New Notes, because so doing would increase the yield to maturity of the New Notes. Accordingly, the stated redemption price will initially include an amount of interest assuming cash interest is paid. If, however, Holding does in fact issue Additional New Notes in lieu of cash interest, then on each such date on which Additional Notes are issued, the New Notes will be deemed reissued at their adjusted issue price, and the yield, maturity and OID on the New Notes will be appropriately redetermined. In addition, although it is not entirely clear, the deemed reissuance of the New Notes would require the re-testing of the New Notes for HYDO purposes, as described below in "Deductibility of Original Issue Discount and Certain Federal Income Tax Consequences to Corporate Holders."

    The issuance of an Additional New Note will not be treated as a payment of interest on the New Notes. The Additional New Notes will instead be treated as aggregated with the New Notes, and any payments made with respect to the Additional New Notes will be treated as payments on the New Notes. Holders will allocate their adjusted basis and adjusted issue price in their New Notes between the New Notes and Additional New Notes received by them based on the respective principal amounts of such New Notes and Additional New Notes, and accrue the redetermined OID on such New Notes and Additional New Notes and calculate any gain or loss on such securities based on such allocation. For purposes of the following discussion, "New Notes" will refer to New Notes originally issued pursuant to the Exchange Offer and any Additional New Notes issued with respect thereto.

    Taxation of Original Issue Discount. Each Holder of a New Note will be required to include in gross income an amount equal to the sum of the "daily portions" of the original issue discount of the New Note for all days during the taxable year in which such Holder holds the New Note ("accrued original issue discount") without regard to when the cash attributable to such income is received. The daily portion of original issue discount is determined by allocating to each day in any "accrual period" a pro rata portion of the original issue discount allocable to that accrual period. The "accrual period" for a New Note may be of any length and may vary in length over the term of the New Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of original issue discount allocable to any accrual period is an amount equal to the product of the New Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period). Original issue discount allocable to a final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. Special rules apply for calculating original issue discount for an initial short accrual period. The "adjusted issue price" of a New Note at the beginning of any accrual period is equal to its issue price increased by the accrued original issue discount for each prior accrual period (determined without regard to the amortization of any acquisition premium, as described below) and reduced by any cash payments made on such New Note on or before the first day of the accrual period. Under these rules, a Holder of a New Note will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

    Holding is required to furnish certain information to the IRS, and will furnish annually to record Holders of the New Notes, information with respect to original issue discount accruing during the calendar year, as well as interest paid during that year. This information will be based upon the adjusted issue price of the debt instrument as if the Holder were the original holder of the debt instrument. In addition, each New Note will bear a legend setting forth the issue date, issue price, total amount of original issue discount, the yield to maturity and certain other information, or such legend will indicate how a Holder can receive such information.

    If Holding fails to register the Exchange Offer, or the Exchange Offer is not consummated within a required period of time, and in certain other circumstances, Holding will pay Liquidated Damages described in "Description of Senior Notes-Registration Rights." Although it is not entirely clear, Holding intends to take the position that such payment will be taxable to the holder as ordinary income in accordance with the Holder's method of accounting. However, the IRS may take a different position with respect to such payment that could affect the timing of the holder's income.

    Effect of Original Issue Discount on Optional Redemption and Offer to Redeem. In the event of a Change of Control, Holding may be required to redeem all of the New Notes. The OID Regulations provide that a required redemption upon the occurrence of a contingent event such as a change of control will not affect the yield or maturity date of the New Notes unless, based on all of the facts and circumstances as of the issue date, it is more likely than not that the contingent event will occur. Holding has no present intention of treating the redemption provisions of the New Notes as affecting the computation of the yield to maturity of any New Note.

    Holding may redeem the New Notes at any time on or after June 15, 1999. The OID Regulations set forth special rules for determining the yield to maturity and maturity date of a debt instrument that may be redeemed prior to its stated maturity date at the option of the issuer. The application of these rules depends in part on the prices at which the New Notes may be redeemed. It is currently anticipated that these rules should not affect the determination of the yield to maturity of the New Notes.

    Acquisition Premium of a Subsequent Purchaser. An acquisition premium will exist if a subsequent purchaser purchases a New Note at a cost that is in excess of its "adjusted issue price (ad defined above), but less than or equal to the sum of all amounts payable on the New Note after the purchase date. A subsequent holder of a New Note who purchases the New Note at an acquisition premium may reduce the OID otherwise includible in gross income. This reduction of OID for a taxable period is equal to the product of (i) the OID includible in gross income for such taxable period (as otherwise determined) and (ii) a fraction, the numerator of which is the excess of the cost of the New Note over its adjusted issue price and the denominator of which is the excess of the sum of all amounts payable on the New Note after the Purchase date, other than qualified stated interest, over the New Note's adjusted issue price. The Holder of a New Note purchased at an acquisition premium is permitted to elect to compute OID accruals by treating the purchase as a purchase at original issue and applying a constant yield method.

    Market Discount of a Subsequent Holder. If a subsequent Holder of a New Note that was purchased at a "market discount" thereafter realizes gain upon its disposition or retirement, such gain will be taxed as ordinary income to the extent of the market discount that has accrued on a straight-line basis (or on a constant interest rate basis, if such basis of accrual has been elected by the Holder under Section 1276(b) of the Code) while the debt instrument was held by such Holder. "Market discount" with respect to a New Note is the amount by which the "revised issue price" of a New Note (i.e., the issue price increased by the portion of OID previously included in the gross income of prior holders, determined without regard to any reduction of OID attributable to any acquisition premium) exceeds the Holder's basis in the New Note immediately after acquisition (unless such excess is less than 0.25% of the stated redemption price at maturity of the New Note multiplied by the number of complete years from acquisition by such Holder to maturity, in which case there is no "market discount"). If a subsequent Holder makes a gift of a New Note, accrued market discount, if any, will be recognized as if such Holder had sold such New Note for a price equal to its fair market value. The market discount rules also provide that a Holder who acquires a New Note at a market discount may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such New Note until the Holder disposes of the New Note in a taxable transaction.

    The New Notes provide for optional redemption, in whole or in part, and, in the case of Change of Control, a mandatory offer to redeem, prior to maturity. If the New Notes were redeemed, a Holder generally would be required to include in gross income as ordinary income, for Federal income tax purposes, the portion of the payment that is attributable to accrued market discount on the New Notes, if any.

    A Holder of New Notes acquired at a market discount may elect to include market discount in gross income, for Federal income tax purposes, as the discount accrues either on a straight-line basis or on a constant interest rate basis. This current inclusion election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. If a Holder of New Notes makes such an election the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such debt instruments, and with respect to the deferral of interest deductions on indebtedness incurred or maintained to purchase or carry such debt instruments, would not apply.

    Sale, Exchange, Redemption, Retirement or other Disposition of New Notes. In general, subject to the market discount provisions discussed above, the Holder of a New Note will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of such debt instrument measured by the difference between (i) the amount of cash and fair market value of property received in exchange therefor and (ii) the Holder's adjusted tax basis in such debt instrument.

    A Holder's initial tax basis in a New Note received in exchange for an Old Note will be equal to the basis such Holder had in the Old Note. With respect to Holders who purchase New Notes other than at their original issuance, their tax basis in the New Notes will generally be equal to their purchase price. The Holder's initial tax basis in a New Note will be increased from time to time by the portion of original issue discount previously included in gross income to the date of disposition and decreased from time to time to reflect the receipt of any payments on such New Note.

    Any gain or loss on the sale, exchange, redemption, retirement or other disposition of a New Note should be capital gain or loss, provided the New Note was a capital asset in the hands of the Holder. Any capital gain or loss will be long-term capital gain or loss if the debt instrument had been held for more than one year and otherwise will be short-term capital gain or loss.

    Deductibility of Original Issue Discount and Certain Federal Income Tax Consequences to Corporate Holders. The New Notes will constitute "applicable high yield discount obligations" ("AHYDOs") if their yield to maturity is equal to or greater than the sum of the applicable Federal rate (the "AFR") for debt instruments issued in June, 1996 (namely 6.92%), plus five percentage points, and the New Notes are issued with significant original issue discount. If the New Notes are AHYDOs, Holding will not be entitled to deduct original issue discount that accrues with respect to such New Notes until amounts attributable to such original issue discount are paid in cash. In addition, if the yield to maturity of the New Notes exceeds the sum of the relevant AFR plus six percentage points (the "Excess Yield"), the "disqualified portion" of the original issue discount accruing on the New Notes will not be deductible by Holding. In general, the "disqualified portion" of the original issue discount for any accrual period will be equal to the product of (i) a percentage determined by dividing the Excess Yield by the yield to maturity and
(ii) the original issue discount for the accrual period.

    Subject to otherwise applicable limitations, Holders that are U.S. corporations will be entitled to a dividends received deduction with respect to the disqualified portion of the accrued original issue discount to the extent of Holding 's current and accumulated earnings and profits, and the excess will continue to be taxed as ordinary original issue discount income in accordance with the rules described above in "Taxation of Original Issue Discount."

BACKUP WITHHOLDING

    The backup withholding rules require a payor to deduct and withhold a tax if
(i) the payee fails to furnish a taxpayer identification number ("TIN") to the payor, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) the payee has failed to report properly the receipt of "reportable payments" on several occasions and the IRS has notified the payor that withholding is required or (iv) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to withholding under Section 3406 of the Code. If any one of the events discussed above occurs, Holding, its paying agent or other withholding agent will be required to withhold a tax equal to 31% of any "reportable payment" made in connection with the New Notes. A "reportable payment" includes, among other things, interest actually paid and original issue discount in respect of a New Note and amounts paid through brokers in sale or retirement of a New Note. Any amounts withheld from a payment to a Holder under the backup withholding rules will be allowed as a refund or credit against such holder's Federal income tax, provided that the required information is furnished to the IRS. Certain Holders (including, among others, corporations and certain tax exempt organizations) are not subject to the backup withholding and information reporting requirements. Each Holder should consult his or its tax advisor as to his or its qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                              PLAN OF DISTRIBUTION

    Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Issuer believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Issuer within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement with any person to participate in the distribution of such New Notes and neither such holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes. Accordingly, any holder who is an affiliate of the Issuer or any holder using the Exchange Offer to participate in a distribution of the New Notes will not be able to rely on such interpretations by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale transaction. Notwithstanding the foregoing, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Issuer). The Issuer has agreed that, for a period of one year from the date of this Prospectus, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such
resale. In addition, until             , 1996 (90 days from the date of this
Prospectus), all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

    The Issuer will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker-dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus as required, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of one year from the date of this Prospectus, the Issuer will send a reasonable number of additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Issuer will pay all the expenses incident to the Exchange Offer (which shall not include the expenses of any holder in connection with resales of the New Notes). The Issuer has agreed to indemnify the Initial Purchaser and any broker-dealers participating in the Exchange Offer against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the New Notes will be passed upon for the Issuer by O'Sullivan Graev & Karabell, LLP, New York, New York.

                                    EXPERTS



    The consolidated financial statements, including schedules of BPC Holding Corporation at December 31, 1994 and December 30, 1995, and for each of the three years in the period ended December 30, 1995, appearing in this Prospectus and the Registration Statement to which this Prospectus forms a part, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
AUDITED FINANCIAL STATEMENTS
Report of Independent Auditors.......................................................    F-2
Consolidated Balance Sheets at December 31, 1994 and December 30, 1995...............    F-3
Consolidated Statements of Operations for the years ended January 1, 1994, December
  31, 1994 and December 30, 1995.....................................................    F-5
Consolidated Statements of Changes in Stockholders' Equity for the years ended
  January 1, 1994, December 31, 1994 and December 30, 1995...........................    F-6
Consolidated Statements of Cash Flows for the years ended January 1, 1994, December
  31, 1994 and December 30, 1995.....................................................    F-7
Notes to Consolidated Financial Statements...........................................    F-8

UNAUDITED INTERIM FINANCIAL STATEMENTS
Consolidated Balance Sheet at March 30, 1996.........................................   F-20
Consolidated Statements of Operations for the Thirteen Weeks ended March 30, 1996 and
April 1, 1995........................................................................   F-22
Consolidated Statement of Changes in Stockholders' Equity (Deficit) for the Thirteen
Weeks ended March 30, 1996...........................................................   F-23
Consolidated Statements of Cash Flows for the Thirteen Weeks ended March 30, 1996 and
April 1, 1995........................................................................   F-24
Notes to Consolidated Financial Statements...........................................   F-25

                         REPORT OF INDEPENDENT AUDITORS

The Stockholders and Board of Directors
BPC Holding Corporation

    We have audited the accompanying consolidated balance sheets of BPC Holding Corporation and subsidiaries as of December 31, 1994 and December 30, 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BPC Holding Corporation and subsidiaries at December 31, 1994 and December 30, 1995, and the consolidated results of operations and cash flows for each of the three years in the period ended December 30, 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Indianapolis, Indiana
February 16, 1996

                            BPC HOLDING CORPORATION
                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,    DECEMBER 30,
                                                                      1994            1995
                                                                  ------------    ------------
ASSETS
  Current assets (Note 5):
  Cash and cash equivalents (Note 11)..........................   $  9,326,671    $  8,034,986
  Accounts receivable (less allowance for doubtful accounts of
    $503,000 at December 31, 1994 and $737,000 at December 30,
1995)..........................................................     11,555,787      15,943,736
  Inventories:
    Finished goods.............................................      4,761,079       7,742,798
    Raw materials and supplies.................................      5,401,095       3,897,323
    Custom molds...............................................        455,463         256,880
                                                                  ------------    ------------
                                                                    10,617,637      11,897,001
  Prepaid expenses and other receivables.......................        573,686       1,592,653
  Income taxes recoverable.....................................        --              411,220
                                                                  ------------    ------------
Total current assets...........................................     32,073,781      37,879,596

Cash held for acquisitions (Notes 3 and 5).....................     12,000,000         --

Property and equipment (Notes 5 and 6):
  Land.........................................................      2,492,097       3,882,095
  Buildings and improvements...................................     12,136,106      15,711,743
  Machinery, equipment and tooling.............................     52,425,975      68,801,103
  Automobiles and trucks.......................................        391,571         496,190
  Construction in progress.....................................      3,048,909       4,094,436
                                                                  ------------    ------------
                                                                    70,494,658      92,985,567
  Less accumulated depreciation................................     32,391,786      40,544,072
                                                                  ------------    ------------
                                                                    38,102,872      52,441,495

Intangible assets (Note 4):
  Deferred financing and origination fees......................      6,647,628       5,962,290
  Covenants not to compete.....................................        686,535          72,917
  Excess of cost over net assets acquired......................        679,190       4,782,325
  Patents......................................................        --              138,634
  Deferred acquisition costs...................................        389,937         --
                                                                  ------------    ------------
                                                                     8,403,290      10,956,166
Deferred income taxes (Note 7).................................      1,092,319       2,055,819
Other..........................................................        118,012         132,326
                                                                  ------------    ------------
Total assets...................................................   $ 91,790,274    $103,465,402
                                                                  ------------    ------------
                                                                  ------------    ------------

                            BPC HOLDING CORPORATION
                    CONSOLIDATED BALANCE SHEETS (CONTINUED)

                                                                  DECEMBER 31,    DECEMBER 30,
                                                                      1994            1995
                                                                  ------------    ------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.............................................   $  8,886,416    $ 14,073,750
  Accrued expenses and other liabilities.......................      2,184,760       2,806,841
  Accrued interest.............................................      2,652,316       2,652,218
  Employee compensation and payroll taxes......................      4,112,284       4,618,340
  Income taxes (Note 7)........................................        147,319         --
  Current portion of long-term debt (Notes 5 and 11)...........        697,805         716,918
                                                                  ------------    ------------
Total current liabilities......................................     18,680,900      24,868,067

Long-term debt, less current portion (Notes 5 and 11)..........    111,589,026     110,959,186
Deferred compensation (Note 9).................................        358,210         121,788
                                                                  ------------    ------------
                                                                   130,628,136     135,949,041

Stockholders' equity (deficit) (Note 9):
  Preferred Stock; $.001 par value; authorized -- 100,000
    shares; none issued........................................        --              --

  Class A Common Stock; $.00005 par value:
    Authorized: 3,000,000 shares...............................
    Issued: 1,308,680 shares...................................             65              65
  Class B Common Stock; $.00005 par value:
    Authorized: 1,000,000 shares...............................
    Issued: 355,940 shares.....................................             18              18
  Class A treasury stock: 5,212 shares.........................        (57,766)        (57,766)
  Additional paid-in capital...................................        870,750         959,727
  Warrants.....................................................      4,123,906       4,034,050
  Deferred cost-restricted stock plan..........................        (21,632)        --
  Retained earnings (deficit)..................................    (43,753,203)    (37,419,733)
                                                                  ------------    ------------
Total stockholders' equity (deficit)...........................    (38,837,862)    (32,483,639)
                                                                  ------------    ------------
  Total liabilities and stockholders' equity (deficit).........   $ 91,790,274    $103,465,402
                                                                  ------------    ------------
                                                                  ------------    ------------

                See notes to consolidated financial statements.

                            BPC HOLDING CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     YEARS ENDED
                                                     -------------------------------------------
                                                     JANUARY 1,     DECEMBER 31,    DECEMBER 30,
                                                        1994            1994            1995
                                                     -----------    ------------    ------------
Net sales.........................................   $87,829,719    $106,140,906    $140,681,087
Cost of goods sold................................    65,652,320      73,996,922     102,484,494
                                                     -----------    ------------    ------------
Gross margin......................................    22,177,399      32,143,984      38,196,593
Operating expenses:
  Selling.........................................     4,256,672       5,083,177       5,617,205
  General and administrative......................     7,544,436       8,523,324       9,499,440
  Research and development........................       617,129         694,875         717,686
  Amortization of intangibles (Note 4)............       802,643         742,450         968,424
                                                     -----------    ------------    ------------
Operating income..................................     8,956,519      17,100,158      21,393,838
Other expenses:
  Loss on disposal of property and equipment......     2,780,051         183,870         127,073
  Loss on plant closing...........................       895,290         --              --
  Other...........................................       329,917         115,695         866,284
                                                     -----------    ------------    ------------
Income before interest, taxes and extraordinary
charge............................................     4,951,261      16,800,593      20,400,481
Interest (Notes 4 and 5):
  Expense.........................................    (6,607,564)    (11,552,075)    (14,031,273)
  Income..........................................        25,310         579,757         642,179
                                                     -----------    ------------    ------------
Income (loss) before income taxes and
  extraordinary charge............................    (1,630,993)      5,828,275       7,011,387
Income taxes (Note 7).............................        72,150          11,211         677,917
                                                     -----------    ------------    ------------
Income (loss) before extraordinary charge.........    (1,703,143)      5,817,064       6,333,470
Extraordinary charge on extinguishment of debt
(Note 5)..........................................       --            3,652,197         --
                                                     -----------    ------------    ------------
Net income (loss).................................   $(1,703,143)   $  2,164,867    $  6,333,470
                                                     -----------    ------------    ------------
                                                     -----------    ------------    ------------
Earnings per share:
  Earnings per common and common equivalent share:
    Income (loss) before extraordinary charge.....   $     (0.85)   $       2.79    $       3.05
    Extraordinary charge..........................       --                 1.75         --
                                                     -----------    ------------    ------------
    Net income (loss).............................   $     (0.85)   $       1.04    $       3.05
                                                     -----------    ------------    ------------
                                                     -----------    ------------    ------------
  Earnings per common share--assuming full
    dilution:
    Income (loss) before extraordinary charge.....   $     (0.83)   $       2.77    $       3.05
    Extraordinary charge..........................       --                 1.74         --
                                                     -----------    ------------    ------------
    Net income (loss).............................   $     (0.83)   $       1.03    $       3.05
                                                     -----------    ------------    ------------
                                                     -----------    ------------    ------------

                See notes to consolidated financial statements.

                            BPC HOLDING CORPORATION
      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                     COMMON STOCK                                              DEFERRED
                                        ISSUED                     ADDITIONAL                   COST-        RETAINED
                                   -----------------   TREASURY     PAID-IN                   RESTRICTED     EARNINGS
                                   CLASS A   CLASS B    STOCK       CAPITAL       WARRANTS      STOCK       (DEFICIT)
                                   -------   -------   --------   ------------   ----------   ----------   ------------
Balance at December 26, 1992.....    $57       $18     $  --      $ 10,486,982   $6,015,375   $ (151,424)  $ (6,936,418)
Net loss.........................   --        --          --           --            --           --         (1,703,143)
Amortization of deferred
cost-restricted stock............   --        --          --           --            --           81,120        --
Repurchase stock warrants........   --        --          --           --        (1,780,644)      --            --
Market value
adjustment--warrants.............   --        --          --        (6,646,587)   6,646,587       --            --
Purchase vested options from
management.......................   --        --          --            (7,187)      --           --            --
Purchase of treasury stock from
management.......................   --        --        (59,175)       --            --           --            --
Sale of treasury stock to
management.......................   --        --         26,776        --            --           --            --
                                      --        --
                                                       --------   ------------   ----------   ----------   ------------
Balance at January 1, 1994.......     57        18      (32,399)     3,833,208   10,881,318      (70,304)    (8,639,561)

Net income.......................   --        --          --           --            --           --          2,164,867
Amortization of deferred
cost-restricted stock............   --        --          --           --            --           48,672        --
Warrants issued..................   --        --          --           870,750       --           --            --
Market value
adjustment--warrants.............   --        --          --         6,757,412   (6,757,412)      --            --
Distributions on common stock and
 other equity interests..........   --        --          --       (12,721,491)      --           --        (37,278,509)
Exercise of stock options........      8      --          --         2,130,871       --           --            --
Purchase treasury stock from
management.......................   --        --        (25,367)       --            --           --            --
                                      --        --
                                                       --------   ------------   ----------   ----------   ------------
Balance at December 31, 1994.....     65        18      (57,766)       870,750    4,123,906      (21,632)   (43,753,203)

Net income.......................   --        --          --           --            --           --          6,333,470
Amortization of deferred
cost-restricted stock............   --        --          --                40       --           21,632        --
Market value
adjustment--warrants.............   --        --          --            89,856      (89,856)      --            --
Purchase vested options from
management.......................   --        --          --              (919)      --           --            --
                                      --        --
                                                       --------   ------------   ----------   ----------   ------------
Balance at December 30, 1995.....    $65       $18     $(57,766)  $    959,727   $4,034,050   $   --       $(37,419,733)
                                      --        --
                                      --        --
                                                       --------   ------------   ----------   ----------   ------------
                                                       --------   ------------   ----------   ----------   ------------


                                      TOTAL
                                   ------------
Balance at December 26, 1992.....  $  9,414,590
Net loss.........................    (1,703,143)
Amortization of deferred
cost-restricted stock............        81,120
Repurchase stock warrants........    (1,780,644)
Market value
adjustment--warrants.............       --
Purchase vested options from
management.......................        (7,187)
Purchase of treasury stock from
management.......................       (59,175)
Sale of treasury stock to
management.......................        26,776

                                   ------------
Balance at January 1, 1994.......     5,972,337
Net income.......................     2,164,867
Amortization of deferred
cost-restricted stock............        48,672
Warrants issued..................       870,750
Market value
adjustment--warrants.............       --
Distributions on common stock and
 other equity interests..........   (50,000,000)
Exercise of stock options........     2,130,879
Purchase treasury stock from
management.......................       (25,367)

                                   ------------
Balance at December 31, 1994.....   (38,837,862)
Net income.......................     6,333,470
Amortization of deferred
cost-restricted stock............        21,672
Market value
adjustment--warrants.............       --
Purchase vested options from
management.......................          (919)

                                   ------------
Balance at December 30, 1995.....  $(32,483,639)

                                   ------------
                                   ------------

                See notes to consolidated financial statements.

                            BPC HOLDING CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     YEARS ENDED
                                                     -------------------------------------------
                                                     JANUARY 1,     DECEMBER 31,    DECEMBER 30,
                                                        1994            1994            1995
                                                     -----------    ------------    ------------
OPERATING ACTIVITIES
Net income (loss).................................   $(1,703,143)   $  2,164,867    $  6,333,470
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Depreciation and amortization...................    11,198,426       8,175,580       9,536,046
  Non-cash interest expense.......................     1,616,977       1,177,648         949,994
  Extraordinary charge on extinguishment of
debt..............................................       --            3,652,197         --
  Non-cash compensation...........................       686,410         406,882        (214,750)
  Write-off of deferred acquisition costs.........       --              --              389,937
  Loss on sale of property and equipment..........     2,780,051         183,870         127,073
  Deferred income taxes...........................       --           (1,092,319)       (963,500)
  Income taxes payable............................        15,000         132,319        (147,319)
  Changes in operating assets and liabilities:
    Accounts receivable, net......................      (310,347)     (2,776,372)     (1,988,987)
    Inventories...................................      (293,103)     (2,624,464)        926,155
    Prepaid expenses and other receivables........      (150,250)        295,388        (963,603)
    Accounts payable and accrued expenses.........       383,589       5,858,872      (1,000,600)
    Other assets..................................      (113,178)            452         (14,314)
                                                     -----------    ------------    ------------
Net cash provided by operating activities.........    14,110,432      15,554,920      12,969,602
INVESTING ACTIVITIES
Additions to property and equipment...............    (5,586,084)     (9,118,290)    (11,247,029)
Proceeds from disposal of property and
equipment.........................................     1,764,908          13,555          20,345
Acquisition costs.................................       --             (389,937)       (394,488)
Purchase of Sterling Products.....................       --              --           (7,245,816)
Purchase of Tri-Plas..............................       --              --           (6,517,997)
                                                     -----------    ------------    ------------
Net cash used for investing activities............    (3,821,176)     (9,494,672)    (25,384,985)
FINANCING ACTIVITIES
Proceeds from long-term borrowings................       750,000      99,129,250         --
Payments on long-term borrowings..................    (8,612,627)    (29,684,044)       (500,000)
Distributions on common stock and equity
interests.........................................       --          (50,000,000)        --
Exercise of management stock options..............       --            1,450,963         --
Proceeds from issuance of warrants................       --              870,750         --
Payments on capital leases........................      (176,396)       (180,371)       (197,802)
Debt issuance costs...............................       --           (7,376,901)       (177,581)
Purchase of outstanding warrants..................    (1,780,644)        --              --
Reclassification of cash held for acquisition.....       --          (12,000,000)     12,000,000
Other.............................................       (39,586)        (25,366)           (919)
                                                     -----------    ------------    ------------
Net cash provided by (used for) financing
activities........................................    (9,859,253)      2,184,281      11,123,698
Net increase (decrease) in cash and cash
equivalents.......................................       430,003       8,244,529      (1,291,685)
Cash and cash equivalents at beginning of year....       652,139       1,082,142       9,326,671
                                                     -----------    ------------    ------------
Cash and cash equivalents at end of year..........   $ 1,082,142    $  9,326,671    $  8,034,986
                                                     -----------    ------------    ------------
                                                     -----------    ------------    ------------
SUPPLEMENTAL DISCLOSURE
Financing and investing activities not affecting
  cash and cash equivalents:
  Acquisition of property and equipment by capital
lease.............................................   $ 1,556,000    $    --         $    --
                                                     -----------    ------------    ------------
                                                     -----------    ------------    ------------

                See notes to consolidated financial statements.

                            BPC HOLDING CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION

    BPC Holding Corporation ("Holding"), through its subsidiaries Berry Plastics Corporation ("Berry"), Berry Iowa Corporation, Berry Sterling Corporation and Berry Tri-Plas Corporation, manufactures and markets plastic packaging products through its facilities located in Evansville, Indiana; Henderson, Nevada; Iowa Falls, Iowa; Winchester, Virginia; Charlotte, North Carolina; and York, Pennsylvania. Atlantic Equity Partners, L.P. ("AEP"), an investment partnership advised by First Atlantic Capital, Ltd. ("First Atlantic"), is a majority stockholder of Holding.

    Holding's fiscal year is a 52/53 week period ending generally on the Saturday closest to December 31. All references herein to "1993," "1994" and "1995" relate to the fiscal years ended January 1, 1994, December 31, 1994 and December 30, 1995, respectively.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation and Business

    The consolidated financial statements include the accounts of Holding and its subsidiaries all of which are wholly-owned. Intercompany accounts and transactions have been eliminated in consolidation. Holding, through its wholly-owned subsidiaries, operates in one industry segment. Holding is a domestic manufacturer and marketer of plastic packaging, with sales concentrated in three product groups within this market: aerosol overcaps, rigid open-top containers and plastic drink cups. Holding's customers are located principally throughout the United States, without significant concentration in any one region or any one customer. Holding performs periodic credit evaluations of its customers' financial condition and generally does not require collateral.

    Purchase of various densities of plastic resin used in the manufacture of Holding's products aggregated approximately $43 million in 1995 (excluding specialty resins). Dow Chemical Corporation is the principal supplier (over 50%) of Holding's total resin material requirements. Holding also uses other suppliers such as Union Carbide, Chevron and Phillips to meet its resin requirements. Holding does not anticipate any material difficulty in obtaining an uninterrupted supply of raw materials at competitive prices in the near future. However, should a significant shortage of the supply of resin occur, both the price and availability of the principal raw material used in the manufacture of Holding's products could result in financial disruption to Holding.

    Holding is subject to existing and potential federal, state, local and foreign legislation designed to reduce solid wastes in landfills. While the principal resin used by Holding is recyclable and, therefore, reduces Holding's exposure to legislation promulgated to date, there can be no assurance that future legislation or regulatory initiatives would not have a material adverse effect on Holding. Legislation, if promulgated, requiring plastics to be degradable in landfills or to have minimum levels of recycled content would have a significant impact on Holding's business as would legislation providing for disposal fees or limiting the use of plastic products.

Cash and Cash Equivalents

    All highly liquid investments with a maturity of three months or less at the date of purchase are considered to be cash equivalents.

                            BPC HOLDING CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
Inventories

    Inventories are valued at the lower of cost (first in, first out method) or market.

Property and Equipment

    Property and equipment are stated at cost. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the assets ranging from three to 25 years.

Intangible Assets

    The origination fee relating to the 12.25% Existing Senior Subordinated Notes due 2004 issued by Berry and deferred financing fees are being amortized using the straight-line method over the lives of the respective debt agreements.

    The costs in excess of net assets acquired represents the excess purchase price over the fair value of the net assets acquired in the original acquisition of the assets of Berry Plastics, Inc. and the subsequent acquisitions of the assets of Sterling Products, Inc. and Tri-Plas, Inc. and are being amortized by the straight-line method over 20 and 15 years, respectively.

    Holding periodically evaluates the value of intangible assets to determine if an impairment has occurred. This evaluation is based on various analyses including reviewing anticipated cash flows.

  Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual amounts could differ from those estimates.

  Earnings Per Share

    Earnings per share are presented on a per common and common equivalent share and fully diluted basis. Both primary and fully diluted shares are based on the modified treasury stock method, which includes the number of common shares outstanding at year end plus the share equivalent effect of dilutive and antidilutive stock options and warrants.

  New Accounting Pronouncements

    In March 1995, the Financial Accounting Standards Board (FASB) issued Statement 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses assets that are expected to be disposed of. Holding will adopt Statement 121 in the first quarter of 1996 and, based on current circumstances, does not believe the effect of adoption will be material.

    In October 1995, the FASB issued Statement 123, Accounting for Stock-Based Compensation, which prescribes accounting and reporting standards for all stock-based compensation plans. Statement 123 provides that companies may elect to continue using existing accounting requirements for stock-based awards or may adopt a new fair value method to determine their intrinsic value. Holding expects

                            BPC HOLDING CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) to continue using the existing accounting requirements for its stock-based awards and to provide the pro forma disclosures in its 1996 financial statements of net income and earnings per share using the fair value method prescribed by the Statement.

NOTE 3. ACQUISITIONS

    On March 10, 1995, Holding acquired substantially all of the assets and assumed certain liabilities of Sterling Products, Inc. through its newly-formed, indirectly wholly-owned subsidiary, Berry Sterling Corporation, for a purchase price of $7,300,000. The operations of Berry Sterling Corporation are included in Holding's operations since the acquisition date using the purchase method of accounting.

    On December 21, 1995, Holding acquired substantially all of the assets and assumed certain liabilities of Tri-Plas, Inc. through its indirectly wholly-owned subsidiary Berry Tri-Plas Corporation (formerly Berry-CPI Plastics Corp.) for a purchase price of $6,600,000. The operations of Berry Tri-Plas Corporation are included in Holding's operations since the acquisition date using the purchase method of accounting.

    The pro-forma results listed below are unaudited and reflect purchase price accounting adjustments assuming the acquisitions occurred at the beginning of each year presented.

                                                                  DECEMBER 31,    DECEMBER 30,
                                                                      1994            1995
                                                                  ------------    ------------
Net sales......................................................   $130,041,723    $158,217,544
Income before income taxes and extraordinary charge............      5,494,825       4,805,464
Net income.....................................................      1,831,417       4,618,794
Earnings per common share:
  Primary......................................................       0.88            2.22
  Fully diluted................................................       0.87            2.22

    The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated at the above dates, nor are they necessarily indicative of future operating results. Further, the information gathered on the acquired companies is based upon unaudited internal financial information and reflects only pro forma adjustments for additional interest expense and amortization of the excess of the cost over the underlying net assets acquired, net of the applicable income tax effect.

                            BPC HOLDING CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4. INTANGIBLE ASSETS

    Intangible assets consist of the following:

                                                                     DECEMBER 31,    DECEMBER 30,
                                                                         1994            1995
                                                                     ------------    ------------
Senior subordinated notes origination fee (less accumulated
  amortization of $427,308 at December 31, 1994 and $1,039,699 at
December 30, 1995)................................................    $5,689,062     $  5,084,211
Deferred financing fees (less accumulated amortization of $97,533
  at December 31, 1994 and $294,907 at December 30, 1995).........       600,498          573,165
Nevada bond fees (less accumulated amortization of $72,096 at
December 31, 1994 and $91,756 at December 30, 1995)...............       235,921          216,261
Iowa bond fees (less accumulated amortization of $95,563 at
December 31, 1994 and $129,057 at December 30, 1995)..............       122,147           88,653
                                                                     ------------    ------------
                                                                       6,647,628        5,962,290
Covenant not to compete (less accumulated amortization of
  $3,527,083 at December 30, 1995 and $2,813,465 at December 31,
1994).............................................................       686,535           72,917
Costs in excess of net assets acquired (less accumulated
  amortization of $169,798 at December 31, 1994 and $424,603 at
  December 30, 1995)..............................................       679,190        4,782,325
Patents...........................................................       --               138,634
Deferred acquisition costs........................................       389,937          --
                                                                     ------------    ------------
                                                                      $8,403,290     $ 10,956,166
                                                                     ------------    ------------
                                                                     ------------    ------------

NOTE 5. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                  DECEMBER 31,    DECEMBER 30,
                                                                      1994            1995
                                                                  ------------    ------------
12.25% Existing Senior Subordinated Notes......................   $100,000,000    $100,000,000
Nevada Industrial Revenue Bonds................................      6,500,000       6,000,000
Iowa Industrial Revenue Bonds..................................      5,400,000       5,400,000
Capital lease obligation payable through December 1999.........      1,199,531       1,001,729
Debt discount..................................................       (812,700)       (725,625)
                                                                  ------------    ------------
                                                                   112,286,831     111,676,104
Less current portion of long-term debt.........................        697,805         716,918
                                                                  ------------    ------------
                                                                  $111,589,026    $110,959,186
                                                                  ------------    ------------
                                                                  ------------    ------------

Berry 12.25% Existing Senior Subordinated Notes

    On April 21, 1994, Berry completed an offering (the "1994 Units Offering") of 100,000 Units consisting of $100,000,000 aggregate principal amount of 12.25% Existing Senior Subordinated Notes due 2004 (the "Existing Senior Subordinated Notes") and 100,000 warrants each to purchase 1.13237 shares of Class A Common Stock, $.00005 par value, of Holding. The Existing Senior Subordinated Notes mature on April 15, 2004 and interest is payable semi-annually on October 15 and April 15 of

                            BPC HOLDING CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5. LONG-TERM DEBT--(CONTINUED)
each year and commenced on October 15, 1994. The Existing Senior Subordinated Notes are unconditionally guaranteed on a senior subordinated basis by Holding, Berry Iowa, Berry Sterling and Berry Tri-Plas. The net proceeds to Berry from the sale of the Existing Senior Subordinated Notes, after underwriting discounts, commissions and other offering expenses, were approximately $93,000,000. Berry applied the net proceeds as follows: (i) to repay in full all amounts outstanding under Berry's then-existing credit facility, which together with all accrued interest and prepayment fees was $31,000,000 and included all of Berry's outstanding long-term debt, except for the Nevada and Iowa Industrial Revenue Bonds and its capital lease obligation, (ii) to pay a $50,000,000 dividend on Berry's Common Stock and (iii) to invest approximately $12,000,000 to finance and provide machinery and equipment for acquisitions.

    In connection with the repayment of all amounts outstanding under Berry's then-existing credit facility, Berry incurred a net loss in the amount of $3,652,200, which includes the write-off of a portion of unamortized financing fees and prepayment penalties. This loss is reflected in the 1994 statement of operations as an extraordinary charge on extinguishment of debt.

    Berry is not required to make mandatory redemption or sinking fund payments with respect to the Existing Senior Subordinated Notes. However, at any time prior to April 15, 1997, Berry may redeem up to 25% of the initial principal amount of the Existing Senior Subordinated Notes originally issued from the net proceeds of one or more public offerings of the Common Stock of Holding, to the extent such net proceeds are contributed or otherwise transferred to Berry as a capital contribution or are used to purchase common equity securities of Berry, at a redemption price equal to 111.25% of the principal amount thereof plus accrued interest, to the redemption date; provided that at least 75% of the principal amount of Existing Senior Subordinated Notes originally issued remain outstanding immediately after the occurrence of any redemption and that any such redemption occurs within 60 days following the closing of any such public offering. Subsequent to April 15, 1999, the Existing Senior Subordinated Notes may be redeemed at the option of Berry, in whole or in part, at redemption prices ranging from 106.125% in 1999 to 100% in 2002 and thereafter. Upon a change of control, as defined in the Indenture (the "Senior Subordinated Notes Indenture") covering the Existing Senior Subordinated Notes, each holder of Existing Senior Subordinated Notes will have the right to require Berry to repurchase all or any part of such holder's Existing Senior Subordinated Notes at a repurchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued interest.

    The Existing Senior Subordinated Notes rank pari passu with or senior in right of payment to all existing and future subordinated indebtedness of Berry. The Existing Senior Subordinated Notes rank junior in right of payment to all existing and future senior indebtedness of Berry, including borrowings under the Revolving Credit Facility and the Nevada and Iowa Industrial Revenue Bonds.

    The Senior Subordinated Notes Indenture contains certain covenants which, among other things, limit Berry's and its subsidiaries' ability to incur debt, merge or consolidate, sell, lease or transfer assets, make dividend payments and engage in transactions with affiliates.

Credit Facility

    Simultaneous with the 1994 Units Offering, Berry entered into a revolving credit facility (the "Revolving Credit Facility") with Fleet Capital Corporation (by assignment from Shawmut Capital Corporation, by assignment from Barclays Business Credit, Inc.) dated April 21, 1994. The Revolving Credit Facility provides for a total of $28,000,000 in revolving credit, subject to specified percentages of

                            BPC HOLDING CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5. LONG-TERM DEBT--(CONTINUED)
eligible assets reduced by outstanding letters of credit ($12,300,000 at December 30, 1995) and a $7,000,000 machinery and equipment acquisition facility (no amount outstanding at December 30, 1995).

    The Revolving Credit Facility is guaranteed by Holding and is collateralized by a lien on substantially all of the assets of Berry, Berry Iowa Corporation, Berry Sterling Corporation and Berry Tri-Plas Corporation and will expire on April 20, 1999. The Revolving Credit Facility will be automatically renewed for one year periods unless terminated by Berry or Fleet.

    The Revolving Credit Facility loans bear interest at floating rates ranging from bank prime plus 1.0% to 1.5% or a Eurodollar rate (LIBOR) plus 3.0% or 3.5%. Commitment fees during the Credit Facility period are 0.25% of the average monthly unused portion of the available credit. Letter of credit fees range from 1.75% to 2.5% per annum on the outstanding amount.

    The Revolving Credit Facility contains various covenants which include, among other things: (i) maintenance of certain financial ratios and compliance with certain financial tests and limitations, (ii) limitations on the issuance of additional indebtedness, (iii) limitations on dividends, (iv) limitations on transactions with affiliates and (v) limitations on capital expenditures.

Nevada Industrial Revenue Bonds

    The Nevada Industrial Bonds bear interest at a variable rate (5.7% and 5.6% at December 31, 1994 and December 30, 1995, respectively), require annual principal payments of $500,000 on April 1, are collateralized by irrevocable letters of credit issued by Fleet under the Revolving Credit Facility and mature in April 2007.

Iowa Industrial Revenue Bonds

    The Iowa Industrial Bonds bear interest at a variable rate (4.2% and 4.0% at December 31, 1994 and December 30, 1995, respectively), require no periodic principal payments, are collateralized by irrevocable letters of credit issued by Fleet under the Revolving Credit Facility and mature in August 1998.

Other

    Future maturities of long-term debt are as follows: 1996, $716,900; 1997, $737,900; 1998, $6,160,900; 1999, $786,000; 2000, $500,000 and $103,500,000
thereafter.

    Interest paid was $5,313,000, $7,999,100 and $13,431,500 for 1993, 1994 and
1995, respectively. Interest capitalized was $163,300, $228,900 and $350,200 for 1993, 1994 and 1995, respectively.

NOTE 6. LEASE AND OTHER COMMITMENTS

    Certain property and equipment are leased using capital and operating leases. Capitalized lease property consisted of manufacturing equipment with a cost of $1,661,100 and related accumulated amortization of $332,200 and $498,300 at December 31, 1994 and December 30, 1995, respectively. Lease amortization is included in depreciation expense. Total rental expense for operating leases was approximately $705,000, $979,100 and $1,514,508 for 1993, 1994 and 1995,
respectively.

                            BPC HOLDING CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6. LEASE AND OTHER COMMITMENTS--(CONTINUED)
    At December 30, 1995, future minimum lease payments for capital leases and noncancellable operating leases with initial terms in excess of one year were as follows:

                                                                                           OPERATING
                                                                                             LEASE
                                                                                         ENTERED INTO
                                                                                         SUBSEQUENT TO
                                                                           OPERATING     DECEMBER 30,
                                                         CAPITAL LEASES      LEASES          1995
                                                         --------------    ----------    -------------
1996..................................................     $  300,612      $2,185,161     $   120,262
1997..................................................        300,612       1,700,674         131,194
1998..................................................        300,612       1,338,465         131,194
1999..................................................        300,612       1,096,869         131,194
Thereafter............................................        --            3,044,104         535,910
                                                         --------------    ----------    -------------
                                                            1,202,448      $9,365,273     $ 1,049,556
                                                         --------------    ----------    -------------
                                                         --------------    ----------    -------------
Less: amount representing interest....................        200,719
                                                         --------------
Present value of net minimum lease payments...........     $1,001,729
                                                         --------------
                                                         --------------

    In addition to lease commitments, at December 30, 1995, Holding had committed $2,000,000 to outside vendors for certain capital projects.

NOTE 7. INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax liabilities and assets at December 31, 1994 and December 30, 1995 are as follows:

                                                                      DECEMBER 31,    DECEMBER 30,
                                                                          1994            1995
                                                                      ------------    ------------
Deferred tax liabilities:
  Tax over book depreciation.......................................    $1,312,457      $1,177,234
  Other............................................................         8,342          48,650
                                                                      ------------    ------------
    Total deferred tax liabilities.................................     1,320,799       1,225,884
Deferred tax assets:
  Inventory........................................................       338,526         271,939
  Allowance for doubtful accounts..................................       193,459         311,010
  Compensation and benefit accruals................................       568,117         556,075
  Insurance reserves...............................................       149,697         134,788
  Net operating loss carryforwards.................................     1,939,956         --
  Alternative minimum tax (AMT) credit carryforwards...............     1,092,319       2,007,891
                                                                      ------------    ------------
    Total deferred tax assets......................................     4,282,074       3,281,703
                                                                      ------------    ------------
Net deferred tax assets............................................     2,961,275       2,055,819
Valuation allowance for net deferred tax assets....................    (1,868,956)        --
                                                                      ------------    ------------
Net deferred tax...................................................    $1,092,319      $2,055,819
                                                                      ------------    ------------
                                                                      ------------    ------------

                            BPC HOLDING CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7. INCOME TAXES--(CONTINUED)
    Income tax expense (credit) consisted of the following:

                                                           JANUARY 1,    DECEMBER 31,    DECEMBER 30,
                                                              1994           1994            1995
                                                           ----------    ------------    ------------
Current
  Federal...............................................    $ 346,665      $628,040       $1,404,695
  State.................................................       --             9,851          236,722
Deferred
  Federal...............................................     (274,515)     (626,680)        (900,470)
  State.................................................       --            --              (63,030)
                                                           ----------    ------------    ------------
                                                            $  72,150      $ 11,211       $  677,917
                                                           ----------    ------------    ------------
                                                           ----------    ------------    ------------

    During 1994, Holding reached a settlement agreement with the Internal Revenue Service ("IRS") relating to Holding's 1990 through 1993 income tax returns. The settlement resulted in additional alternative minimum tax of approximately $217,000 and adjustment of the tax basis of certain depreciable assets and the net operating loss carryforwards.

    Net operating loss carryforwards of approximately $5,100,000 at December 31, 1994 were fully utilized in 1995. AMT credit carryforwards are available to Holding indefinitely to reduce future years' federal income taxes.

    Income taxes paid during 1993, 1994 and 1995 approximated $57,000, $992,000 and $2,001,000, respectively.

    A reconciliation of income tax expense, computed at the federal statutory rate, to income tax expense is as follows:

                                                                           YEAR ENDED
                                                           ------------------------------------------
                                                           JANUARY 1,    DECEMBER 31,    DECEMBER 30,
                                                              1994           1994            1995
                                                           ----------    ------------    ------------
Federal income tax expense (benefit) at statutory
rate....................................................   $ (554,538)    $1,981,614      $2,383,872
Extraordinary charge on extinguishment of debt..........       --         (1,241,747)        --
State income tax expense (benefit), net of federal
benefit.................................................      (78,786)       199,508         114,636
Amortization of costs in excess of net assets
acquired................................................       28,727         14,433          13,151
Expenses not deductible for income tax purposes.........       26,642        127,168          19,306
Change in valuation allowance for deferred tax assets...      915,207       (708,133)     (1,868,956)
Increase in AMT credit carryforwards....................     (274,514)      (749,277)        --
Internal Revenue Service agent's examination adjustment
  to deferred tax asset.................................       --            380,246         --
Other...................................................        9,412          7,399          15,908
                                                           ----------    ------------    ------------
                                                           $   72,150     $   11,211      $  677,917
                                                           ----------    ------------    ------------
                                                           ----------    ------------    ------------

                            BPC HOLDING CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8. EMPLOYEE RETIREMENT PLANS

    Berry sponsors a defined contribution 401(k) retirement plan covering substantially all employees. Contributions are based upon a fixed dollar amount for employees who participate and percentages of employee contributions at specified thresholds. Contribution expense for this plan was approximately $307,600, $344,000 and $384,000 for 1993, 1994 and 1995, respectively.

NOTE 9. STOCKHOLDERS' EQUITY

Common Stock

    As of January 1, 1994, Holding's authorized Class A and Class B Common Stock consisted of 250,000 shares of $.001 par value stock for each class. In connection with the 1994 Units Offering (see Note 5) and following stockholder approval, Holding effected a 20-for-1 stock split for all of the Common Stock and simultaneously increased its authorized shares of Class A and Class B Common Stock to 20,000,000 and 20,000,000, which were subsequently reduced to 3,000,000 and 1,000,000, respectively. All references in the consolidated financial statements to share data have been adjusted to give effect to the 20-for-1 stock split. Also, in connection with the 1994 Units Offering, Berry paid a $50,000,000 dividend on its outstanding Common Stock. The entire $50,000,000 dividend was paid to Holding as Holding is the sole shareholder of Common Stock of Berry. Holding in turn utilized the $50,000,000 dividend to pay a distribution on its Common Stock and certain other equity interests.

    Class A Common Stock has one vote per share. Class B Common Stock is non-voting except with respect to certain matters affecting the rights and preferences of that class. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock upon the occurrence of a merger, consolidation, liquidation or similar transaction.

Warrants

    Warrants (the "Old Warrants") to purchase 534,700 shares of Holding's Common Stock were issued to its lenders in connection with the original acquisition of the assets of Berry Plastics, Inc. On December 31, 1992, Holding purchased 155,560 Old Warrants from the primary lender at $11.25 per warrant with financing provided by the lender. The remaining 379,140 Old Warrants expire on December 31, 2000 and are exercisable at nominal amounts upon the sale of Holding or a public offering and under various instances in the event of a refinancing of Holding's indebtedness. In addition, the remaining Old Warrants contained certain put rights enabling the holders to mandate the repurchase of such Old Warrants at a fair market value determined by agreement of Holding and the Old Warrant holders. However, on March 29, 1994, Holding and the Old Warrant holders finalized an agreement whereby the holders of the put rights relinquished their right to mandate the repurchase of their shares of Common Stock of Holding. The put rights were relinquished in exchange for agreement by Holding to undertake a public offering of equity securities or to sell the stock or consolidated assets of Holding on or prior to April 21, 1999. As of the date the put rights were relinquished, the market value was estimated to be $11.00 per share. During November 1995, a third party private sale of a portion of outstanding private warrants resulted in a current valuation of $10.64 per share as of December 30, 1995.

    In connection with the 1994 Units Offering (see Note 5), Holding issued 100,000 warrants (the "New Warrants") each to purchase 1.13237 shares of Class A Common Stock, $.00005 par value, of Holding. The New Warrants, which became detachable on October 15, 1994, represent the right to

                            BPC HOLDING CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9. STOCKHOLDERS' EQUITY--(CONTINUED) purchase an aggregate of approximately 5% of the fully diluted common stock of Holding (based on the common stock, warrants and options outstanding as of December 30, 1995). The New Warrants are exercisable at $18.797 per share, subject to adjustment upon the occurrence of certain events and become exercisable as of the date of the earliest of: (i) a change of control, (ii) an initial public offering or (iii) October 15, 2003. The New Warrants expire on April 15, 2004.

Stock Option Plan

    Pursuant to the provisions of the BPC Holding Corporation 1991 Stock Option Plan which reserved 290,000 shares for future issuance, Holding has granted options to certain officers and key employees to acquire shares of Class A Common Stock. These options are subject to various option agreements, which among other things, set forth the class of stock, option price and performance thresholds to determine exercisability and vesting requirements. The Plan expires in January 1998. As of December 30, 1995, the vested portion of stock options was valued at $10.64 per share based on a third party sale of common stock equivalents.

    Plan option activity is summarized below:

                                                                                   SHARES OF
                                                                    OPTION          CLASS A
                                                                     PRICE        COMMON STOCK
                                                                ---------------   ------------
1993
  Outstanding at December 26, 1992...........................   $8.1566--$11.25      287,800
  Lapsed.....................................................    8.1566--11.25       (22,760)
                                                                                  ------------
  Outstanding at January 1, 1994.............................    8.1566--11.25       265,040
1994
  Granted....................................................    11.25--25.00         19,860
  Exercised..................................................    8.1566--11.25      (174,260)
  Lapsed.....................................................        11.25            (4,788)
                                                                                  ------------
  Outstanding at December 31, 1994...........................    8.1566--25.00       105,852
1995
  Granted....................................................        26.41            11,130
  Purchase of vested options from management.................        25.00            (2,460)
                                                                                  ------------
  Outstanding at December 30, 1995...........................    8.1566--26.41       114,522
                                                                                  ------------
                                                                                  ------------
  Exercisable at December 30, 1995...........................   $8.1566--26.41        90,858
                                                                                  ------------
                                                                                  ------------

    In addition, using a restricted stock plan, 68,200 shares of Class A Common Stock were issued to certain key management employees. Shares issued vest ratably over the period from December 24, 1990 to December 23, 1995. Amounts related to the compensation element for these plans for 1995 was income of $214,800 and expense for 1993 and 1994 of $686,400 and $406,900, respectively.
The market value of stock used for valuing the compensation element of these plans is determined by either a third party transaction of Holding's equity or equity equivalents (private warrants were sold in November, 1995 at $10.64 per share), or an estimate of value as determined by Holding's Board of Directors.

                            BPC HOLDING CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9. STOCKHOLDERS' EQUITY--(CONTINUED)
Stockholders Agreement

    Holding has an agreement with its management stockholders whereby it may (i) require the management stockholders to sell shares as designated by Holding or Atlantic Equity Partners, L.P. (the "Fund") upon consummation of certain transactions, (ii) grant the management stockholders certain rights of co-sale in connection with the sales by the Fund, (iii) grant Holding rights to repurchase stock of the management stockholders upon the occurrence of certain events, (iv) grant the management stockholders rights to sell their shares to Holding upon the occurrence of certain events and (v) require the management stockholders to offer shares to the Fund or Holding prior to any permitted transfer of shares.

NOTE 10. RELATED PARTY TRANSACTIONS

    In connection with the 1994 Units Offering and simultaneously with the negotiation of the Revolving Credit Facility, First Atlantic and Chase Securities, Inc., an affiliate of Chase Manhattan Investment Holdings, Inc. ("CMIHI"), received advisory fees of $1,500,000 and $200,000, respectively. Also, Whirlpool Financial Corporation, a lender and warrant holder in the original acquisition of the assets of Berry Plastics, Inc., received approximately $478,000 in prepayment penalties upon repayment of the outstanding amounts under the existing credit facility (see Note 5).

    The CIT Group/Equity Investments, Inc. ("CITEI") received fees of $150,000 and $37,500 in 1993 and 1994, respectively, for financial advisory services. First Atlantic received fees of $625,000, $730,000 and $750,000 in 1993, 1994 and 1995, respectively, for financial and management consulting services and fees of $200,000 in 1995 for financial services provided in connection with the acquisition of Sterling Products, Inc. and Tri-Plas, Inc.

NOTE 11. FAIR VALUE OF FINANCIAL INSTRUMENTS INFORMATION

    Holding's financial instruments generally consist of cash and cash equivalents and Holding's long-term debt. The carrying amounts of Holding's financial instruments approximate fair value at December 30, 1995, except for Berry's Existing Senior Subordinated Notes for which the fair value exceeds the carrying value by approximately $7,000,000.

                            BPC HOLDING CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12. SUMMARY FINANCIAL INFORMATION (IN THOUSANDS)

    The following summarizes financial information of Holding's wholly-owned subsidiary, Berry Plastics Corporation and subsidiaries:

                                                                                 AS OF
                                                                      ----------------------------
                                                                      DECEMBER 31,    DECEMBER 30,
                                                                          1994            1995
                                                                      ------------    ------------
CONSOLIDATED BALANCE SHEETS
Current assets.....................................................     $ 32,074        $ 37,880
Property and equipment--net of accumulated depreciation............       38,103          52,441
Other noncurrent assets............................................       21,614          13,144
Current liabilities................................................       21,551          27,672
Noncurrent liabilities.............................................      111,589         110,959

                                                                             YEAR ENDED
                                                              ----------------------------------------
                                                              JANUARY 1,   DECEMBER 31,   DECEMBER 30,
                                                                 1994          1994           1995
                                                              ----------   ------------   ------------
CONSOLIDATED STATEMENTS OF OPERATIONS
Net sales...................................................   $ 87,830      $106,141       $140,681
Cost of goods sold..........................................     65,652        73,997        102,484
Income (loss) before income taxes and extraordinary
charge......................................................     (1,014)        6,342          6,861
Extraordinary charge........................................     --             3,652         --
Net income (loss)...........................................       (942)        2,678          6,183

                    BPC HOLDING CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           (IN THOUSANDS OF DOLLARS)

                                                                        MARCH 30,    DECEMBER 30,
                                                                          1996           1995
                                                                        ---------    ------------
                                                                        (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..........................................   $   5,047      $  8,035
  Accounts receivable (less allowance for doubtful accounts of $749
    and $737)........................................................      18,334        15,944
  Inventories:
    Finished goods...................................................      10,234         7,743
    Raw materials and supplies.......................................       3,228         3,897
    Custom molds.....................................................         490           257
                                                                        ---------    ------------
                                                                           13,952        11,897
  Prepaid expenses and other receivables.............................       1,200         1,593
  Income taxes recoverable...........................................         147           411
                                                                        ---------    ------------
Total current assets.................................................      38,680        37,880
Property and equipment:
  Land...............................................................       4,285         3,882
  Buildings and improvements.........................................      15,748        15,712
  Machinery, equipment and tooling...................................      72,477        68,801
  Automobiles and trucks.............................................         515           496
  Construction in progress...........................................       3,081         4,094
                                                                        ---------    ------------
                                                                           96,106        92,985
  Less accumulated depreciation......................................      42,986        40,544
                                                                        ---------    ------------
                                                                           53,120        52,441
Intangible assets:
  Deferred financing and origination fees (net of accumulated
amortization of $1,765 and $1,555)...................................       5,752         5,962
  Patents (net of accumulated amortization of $2 and $0).............         137           139
  Excess of cost over net assets acquired (net of accumulated
amortization of $513 and $425).......................................       4,813         4,782
  Covenants not to compete (net of accumulated amortization of $35
    and $27).........................................................          65            73
                                                                        ---------    ------------
                                                                           10,767        10,956
Deferred income taxes................................................       1,928         2,056
Other................................................................         166           132
                                                                        ---------    ------------
Total assets.........................................................   $ 104,661      $103,465
                                                                        ---------    ------------
                                                                        ---------    ------------

                    BPC HOLDING CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED BALANCE SHEETS (CONTINUED)
                           (IN THOUSANDS OF DOLLARS)

                                                                        MARCH 30,    DECEMBER 30,
                                                                          1996           1995
                                                                        ---------    ------------
                                                                        (UNAUDITED)
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...................................................   $  11,550      $ 14,074
  Accrued expenses and other liabilities.............................       2,790         2,807
  Accrued interest...................................................       5,705         2,652
  Employee compensation and payroll taxes............................       4,505         4,618
  Current portion of long-term debt..................................         722           717
                                                                        ---------    ------------
Total current liabilities............................................      25,272        24,868
Long-term debt, less current portion.................................     110,924       110,959
Deferred compensation................................................         122           122
                                                                        ---------    ------------
Total liabilities....................................................     136,318       135,949
Stockholders' equity (deficit):
  Preferred stock; $.001 par value; authorized--100,000 shares; none
issued...............................................................      --            --
  Class A Common Stock; $.00005 par value:
    Authorized: 3,000,000 shares
    Issued: 1,331,432 shares.........................................      --            --
  Class B Common Stock; $.00005 par value:
    Authorized: 1,000,000 shares
    Issued: 355,940 shares...........................................      --            --
  Class A treasury stock: 5,212 shares...............................         (58)          (58)
  Additional paid-in capital.........................................      --               959
  Warrants...........................................................      13,433         4,034
  Retained earnings (deficit)........................................     (45,032)      (37,419)
                                                                        ---------    ------------
Total stockholders' equity (deficit).................................     (31,657)      (32,484)
                                                                        ---------    ------------
Total liabilities and stockholders' equity (deficit).................   $ 104,661      $103,465
                                                                        ---------    ------------
                                                                        ---------    ------------

                See notes to consolidated financial statements.

                    BPC HOLDING CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                                           THIRTEEN WEEKS ENDED
                                                                           ---------------------
                                                                           MARCH 30,    APRIL 1,
                                                                             1996         1995
                                                                           ---------    --------
                                                                                (UNAUDITED)
Net sales...............................................................    $34,996     $ 32,694
Cost of goods sold......................................................     25,119       22,542
                                                                           ---------    --------
Gross margin............................................................      9,877       10,152
Operating expenses:
  Selling...............................................................      1,672        1,370
  General and administrative............................................      3,187        2,356
  Research and development..............................................        207          176
  Amortization of intangibles...........................................         99          198
                                                                           ---------    --------
Operating income........................................................      4,712        6,052

Other expenses:
  Gain on disposal of property and equipment............................        (42)          (7)
  Other.................................................................        336          422
                                                                           ---------    --------
Income before interest and income taxes.................................      4,418        5,637
Interest:
  Expense...............................................................     (3,448)      (3,545)
  Income................................................................         68          239
                                                                           ---------    --------
Income before income taxes..............................................      1,038        2,331
Income taxes............................................................        397            5
                                                                           ---------    --------
Net income..............................................................    $   641     $  2,326
                                                                           ---------    --------
                                                                           ---------    --------
Earnings per share:
  Earnings per common and common equivalent share:
    Net income..........................................................    $   .31     $   1.11
                                                                           ---------    --------
                                                                           ---------    --------
  Earnings per common share -- assuming full dilution:
    Net income..........................................................    $   .30     $   1.11
                                                                           ---------    --------
                                                                           ---------    --------

                See notes to consolidated financial statements.

                    BPC HOLDING CORPORATION AND SUBSIDIARIES
      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                           (IN THOUSANDS OF DOLLARS)

                                        COMMON STOCK
                                           ISSUED                 ADDITIONAL            RETAINED
                                      ----------------  TREASURY   PAID-IN              EARNINGS
                                      CLASS A  CLASS B   STOCK     CAPITAL    WARRANTS  (DEFICIT)  TOTAL
                                      -------  -------  --------  ----------  --------  --------  --------
Balance at December 30, 1995.........  $--      $--       $(58)    $    960   $  4,034  $(37,420) $(32,484)

Net income...........................   --       --       --         --          --          641       641
Market value adjustment--warrants....   --       --       --         (1,146)     9,399    (8,253)    --
Exercise of stock options............   --       --       --            186      --        --          186
                                      -------  -------  --------  ----------  --------  --------  --------
Balance at March 30, 1996............  $--      $--       $(58)    $ --       $ 13,433  $(45,032) $(31,657)
                                      -------  -------  --------  ----------  --------  --------  --------
                                      -------  -------  --------  ----------  --------  --------  --------

                See notes to consolidated financial statements.

                    BPC HOLDING CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                                           THIRTEEN WEEKS ENDED
                                                                           ---------------------
                                                                           MARCH 30,    APRIL 1,
                                                                             1996         1995
                                                                           ---------    --------
                                                                                (UNAUDITED)
OPERATING ACTIVITIES
Net income..............................................................    $   641     $  2,326
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization.........................................      2,589        2,185
  Non-cash interest expense.............................................        232          223
  Write-off of deferred acquisition costs...............................      --             390
  Non-cash compensation.................................................      --               5
  Gain on sale of property and equipment................................        (42)          (7)
  Deferred income taxes.................................................        128         (229)
  Changes in operating assets and liabilities:
    Accounts receivable, net............................................     (2,408)      (4,256)
    Inventories.........................................................     (2,055)        (888)
    Prepaid expenses and other receivables..............................        657         (327)
    Accounts payable and accrued expenses...............................        273        2,969
    Other assets........................................................         (5)         (10)
                                                                           ---------    --------
Net cash provided by operating activities...............................         10        2,381

INVESTING ACTIVITIES
Additions to property and equipment.....................................     (2,482)      (1,893)
Proceeds from disposal of property and equipment........................         42           11
Purchase of assets of Sterling Products, Inc., net of cash acquired.....      --          (7,246)
Purchase of drink cup product line......................................       (625)       --
Acquisition costs.......................................................        (66)        (328)
Net cash used for investing activities..................................     (3,131)      (9,456)

FINANCING ACTIVITIES
Exercise of management stock options....................................        185        --
Reclassification of cash held for acquisition...........................      --          12,000
Payments of capital lease...............................................        (52)         (46)
                                                                           ---------    --------
Net cash provided by financing activities...............................        133       11,954
                                                                           ---------    --------
Net increase (decrease) in cash and cash equivalents....................     (2,988)       4,879
Cash and cash equivalents at beginning of period........................      8,035        9,327
                                                                           ---------    --------
Cash and cash equivalents at end of period..............................    $ 5,047     $ 14,206
                                                                           ---------    --------
                                                                           ---------    --------

                See notes to consolidated financial statements.

                    BPC HOLDING CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

    The accompanying unaudited consolidated financial statements of BPC Holding Corporation and its subsidiaries (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full fiscal year. The accompanying financial statements include the results of the Company's wholly-owned subsidiary, Berry Plastics Corporation ("Berry"), and its wholly-owned subsidiaries: Berry Iowa Corporation; Berry Tri-Plas Corporation; and Berry Sterling Corporation. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Form 10-K filed with the Securities and Exchange Commission for the year ended December 30, 1995.

(2) ACQUISITIONS

    On March 10, 1995, the Company acquired (the "Sterling Acquisition") through its newly-formed subsidiary, Berry Sterling Corporation, substantially all of the assets and assumed certain liabilities of Sterling Products, Inc. for a purchase price of $7,300,000. The operations of Berry Sterling Corporation are included in the Company's operations since the acquisition date using the purchase method of accounting.

    On December 21, 1995, the Company acquired (the "Tri-Plas Acquisition") substantially all of the assets and assumed certain liabilities of Tri-Plas, Inc. through its subsidiary Berry Tri-Plas Corporation (formerly Berry-CPI Plastics Corp.) for $6,600,000. The operations of Berry Tri-Plas Corporation are included in the Company's operations since the acquisition date using the purchase method of accounting.

    On January 23, 1996, the Company purchased the assets relating to the plastic drink cup line and decorating equipment of Alpha Products, Inc., a subsidiary of Aladdin Industries, Inc. for $625,000. The addition of these assets complements the drink cup product line acquired in the Sterling Acquisition.

    The pro forma results listed below are unaudited and reflect purchase accounting adjustments assuming the Sterling Acquisition and Tri-Plas Acquisition occurred on December 31, 1994.

                                                                                     APRIL 1,
                                                                                       1995
                                                                                  --------------
                                                                                  (IN THOUSANDS)
Net sales......................................................................      $ 37,622
Income before income taxes.....................................................         1,767
Net income.....................................................................         1,762
Earnings per common share:
  Primary......................................................................           .84
  Fully diluted................................................................           .84

                    BPC HOLDING CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

(2) ACQUISITIONS--(CONTINUED)
    The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the acquisition been consummated at the above date, nor are they necessarily indicative of future operating results. Further, the information gathered on the acquired companies is based upon unaudited internal financial information and reflects only pro forma adjustments for additional interest expense and amortization of the excess of the cost over the underlying net assets acquired, net of the applicable income tax effect.

(3) LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                        MARCH 30,    DECEMBER 30,
                                                                          1996           1995
                                                                        ---------    ------------
                                                                             (IN THOUSANDS)
12.25% Existing Senior Subordinated Notes............................   $ 100,000      $100,000
Nevada Industrial Revenue Bonds......................................       6,000         6,000
Iowa Industrial Revenue Bonds........................................       5,400         5,400
Capital lease obligation.............................................         950         1,002
Debt discount........................................................        (704)         (726)
                                                                        ---------    ------------
                                                                          111,646       111,676
Less current portion of long-term debt...............................         722           717
                                                                        ---------    ------------
                                                                        $ 110,924      $110,959
                                                                        ---------    ------------
                                                                        ---------    ------------

    As a result of the issuance of $100 million of Existing Senior Subordinated Notes (the "Notes") on April 21, 1994, the current portion of long-term debt is limited to a $.5 million repayment of the industrial revenue bonds and the monthly principal payments related to a capital lease obligation. The Company also maintains a $28 million revolving line of credit with Fleet Capital Corporation (by assignment from Shawmut Capital Corporation, by assignment from Barclays Business Credit, Inc.). As of March 30, 1996, approximately $12 million of this credit line was used to provide a letter of credit for the outstanding industrial revenue bonds. Based on the borrowing formula as of March 30, 1996, the Company had approximately $16 million of additional available credit under the Fleet Capital Corporation credit line.

(4) SUBSEQUENT EVENT

    On April 25, 1996, in connection with the patent infringement lawsuit filed by Berry Sterling Corporation against Pescor Plastics, Inc., the United States District Court for the Eastern District of Virginia entered an order that held that Berry Sterling's patent for the design of a drink cup was not valid. The Company is currently consulting with its advisors concerning an appeal of the order.

- ----------------------------------------  --------------------------------------
- ----------------------------------------  --------------------------------------


    NO DEALER, SALESPERSON OR ANY OTHER                  BERRY [LOGO]
PERSON IS AUTHORIZED IN CONNECTION WITH                  BPC HOLDING
ANY OFFERING MADE HEREBY TO GIVE ANY                     CORPORATION
INFORMATION OR TO MAKE ANY REPRESENTATION
NOT CONTAINED IN THIS PROSPECTUS, AND,
IF GIVEN OR MADE, SUCH INFORMATION OR                     $105,000,000
REPRESENTATION MUST NOT BE RELIED UPON              BPC HOLDING CORPORATION
AS HAVING BEEN AUTHORIZED BY THE COMPANY.       12 1/2% SERIES B SENIOR SECURED
THIS PROSPECTUS DOES NOT CONSTITUTE AN                   NOTES DUE 2006
OFFER TO SELL OR A SOLICITATION OF AN
OFFER TO BUY ANY SECURITY OTHER THAN THE
SECURITIES OFFERED HEREBY, NOR DOES IT
CONSTITUTE AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY ANY OF
THE SECURITIES OFFERED HEREBY TO ANY PERSON
IN ANY JURISDICTION IN WHICH IT IS
UNLAWFUL TO MAKE SUCH AN OFFER OR
SOLICITATION TO SUCH PERSON. NEITHER THE
DELIVERY OF THIS PROSPECTUS NOR ANY SALE
MADE HEREUNDER SHALL UNDER ANY
CIRCUMSTANCES CREATE ANY IMPLICATION
THAT THE INFORMATION CONTAINED HEREIN IS
CORRECT AS OF ANY DATE SUBSEQUENT TO THE
DATE HEREOF.

             -------------------

              TABLE OF CONTENTS

                                   PAGE
                                   ----
Available Information.............  ii
Incorporation of Certain Documents
by Reference.......................iii
Summary of Prospectus.............   1
Risk Factors......................  10
The Exchange Offer................  16
The Transaction...................  25
Use of Proceeds...................  27
Capitalization....................  28
Pro Forma Condensed Consolidated
Financial Statements..............  29                     ------------
Selected Historical Financial Data  34                      PROSPECTUS
Management's Discussion and Analysis                       ------------
  of Financial Condition and Results
of Operations...................... 36                                  , 1996
Business............................42
Management..........................53
Principal Stockholders..............59
Certain Transactions................61
Description of Common Stock.........64
Description of Preferred Stock and
Warrants............................64
Description of Certain Indebtedness.65
Description of Senior Notes.........68
Certain Federal Income Tax
Considerations......................90
Plan of Distribution................95
Legal Matters.......................96
Experts.............................96
Index to Financial Statements.......F-1


- ----------------------------------------  --------------------------------------
- ----------------------------------------  --------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), Article VII of the Registrant's Restated Certificate of Incorporation (the "Certificate of Incorporation") (Exhibit 3.1 to this Registration Statement) eliminates the liability of the Registrant's directors to the Registrant or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith and certain other liabilities.

    Section 145 of the DGCL provides for indemnification by the Registrant of its directors and officers. In addition, Article IX, Section 1 of the Registrant's By-Laws (the "By-laws") (Exhibit 3.2 to this Registration Statement) requires the Registrant to indemnify any current or former director or officer to the fullest extent permitted by the DGCL. The Registrant has also obtained officers' and directors' liability insurance which insures against liabilities that officers and directors of the Registrant may incur in such capacities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

EXHIBIT
  NO.                                   DESCRIPTION OF EXHIBIT
- --------  ----------------------------------------------------------------------------------

   2.1    Asset Purchase Agreement dated February 12, 1992, among Berry Plastics Corporation
            (the "Company"), Berry Iowa, Berry Carolina, Inc., Genpak Corporation, a New
            York corporation, and Innopac International Inc., a public Canadian corporation
            (filed as Exhibit 10.1 to the Registration Statement on Form S-1 filed on
            February 24, 1994 (the "Form S-1") and incorporated herein by reference)

   2.2    Asset Purchase Agreement dated December 24, 1994, between the Company and Berry
            Plastics, Inc. (filed as Exhibit 10.2 to the Form S-1 and incorporated herein by reference)

   2.3    Asset Purchase Agreement dated March 1, 1995, among Berry Sterling Corporation,
            Sterling Products, Inc. and the stockholders of Sterling Products, Inc. (filed as Exhibit 2.3 to the Annual Report on Form 10-K filed on March 31, 1995 (the
            "1994 Form 10-K") and incorporated herein by reference)

   2.4    Asset Purchase Agreement dated December 21, 1995, among Berry Tri-Plas
            Corporation, Tri-Plas, Inc. and Frank C. DeVore (filed as Exhibit 2.4 to the
            Annual Report on Form 10-K filed on March 28, 1996 (the "1995 Form 10-K") and incorporated herein by reference)

   2.5    Asset Purchase Agreement dated January 23, 1996, between the Company and Alpha
            Products, Inc. (filed as Exhibit 2.5 to the 1995 Form 10-K and incorporated herein by reference)

   2.6    Stock Purchase and Recapitalization Agreement dated as of June 12, 1996, by and among Holding, BPC Mergerco, Inc. ("Mergerco") and the other parties thereto
            (filed as Exhibit 2.1 to the Current Report on Form 8-K filed on July 2, 1996
            (the "Form 8-K") and incorporated herein by reference)

   2.7    Preferred Stock and Warrant Purchase Agreement dated as of June 12, 1996, by and among Holding, Mergerco, Chase Venture Capital Associates, L.P. ("CVCA") and The
            Northwestern Mutual Life Insurance Company ("Northwestern") (filed as Exhibit
            2.2 to the Form 8-K and incorporated herein by reference)

   2.8    Agreement and Plan of Merger dated as of June 18, 1996, by and between Holding and
            Mergerco (filed as Exhibit 2.3 to the Form 8-K and incorporated herein by reference)

EXHIBIT
  NO.                                   DESCRIPTION OF EXHIBIT
- --------  ----------------------------------------------------------------------------------
  *2.9    Certificate of Merger of Mergerco with and into Holding, dated as of June 18, 1996

  *3.1    Amended and Restated Certificate of Incorporation of Holding

   3.2    By-laws of Holding (filed as Exhibit 3.2 to the Form S-1 and incorporated herein by reference)

   4.1    Form of Indenture between the Company and United States Trust Company of New York,
            as Trustee (including the form of Note and Guarantees as Exhibits A and B thereto respectively) (filed as Exhibit 4.1 to the Form S-1 and incorporated herein by reference) .

   4.2    Warrant Agreement between Holding and United States Trust Company of New York, as
            Warrant Agent (filed as Exhibit 4.2 to the Form S-1 and incorporated herein by reference)

  *4.3    Indenture dated as of June 18, 1996, between Holding and First Trust of New York,
            National Association, as Trustee (the "Trustee"), relating to Holding's Series A and Series B 12.5% Senior Secured Notes Due 2006

  *4.4    Pledge, Escrow and Disbursement Agreement dated as of June 18, 1996, by and among
            Holding, the Trustee and First Trust of New York, National Association, as
            Escrow Agent

  *4.5    Holding Pledge and Security Agreement dated as of June 18, 1996, between Holding and First Trust of New York, National Association, as Collateral Agent

  *4.6    Registration Rights Agreement dated as of June 18, 1996, by and among Holding and
            Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ")

 **5      Opinion of O'Sullivan Graev & Karabell, LLP (including consent of such firm)
            regarding legality of securities being offered

 **8      Opinion of O'Sullivan Graev & Karabell, LLP regarding the material United States
            Federal income tax consequences to the holders of the securities being offered

  10.1    Form of Revolving Credit Agreement (filed as Exhibit 10.5 to the Form S-1 and incorporated herein by reference)

  10.2    Employment Agreement dated December 24, 1990, as amended, between the Company and
            Martin R. Imbler ("Imbler") (filed as Exhibit 10.9 to the Form S-1 and incorporated herein by reference)

  10.3    Amendment to Imbler Employment Agreement dated November 30, 1995 (filed as Exhibit
            10.6 to the 1995 Form 10-K and incorporated herein by reference)

**10.4    Amendment to Imbler Employment Agreement dated June 30, 1996

  10.5    Employment Agreement dated December 24, 1990, as amended, between the Company and
            R. Brent Beeler ("Beeler") (filed as Exhibit 10.10 to the Form S-1 and incorporated herein by reference)

  10.6    Amendment to Beeler Employment Agreement dated November 30, 1995 (filed as Exhibit
            10.8 to the 1995 Form 10-K and incorporated herein by reference)

**10.7    Amendment to Beeler Employment Agreement dated June 30, 1996

  10.8    Employment Agreement dated December 24, 1990, as amended, between the Company and
            Douglas E. Bell ("Bell") (filed as Exhibit 10.11 to the Form S-1 and incorporated herein by reference)

  10.9    Amendment to Bell Employment Agreement dated November 30, 1995 (filed as Exhibit
            10.10 to the 1995 Form 10-K and incorporated herein by reference)

**10.10   Amendment to Bell Employment Agreement dated June 30, 1996

EXHIBIT
  NO.                                   DESCRIPTION OF EXHIBIT
- --------  ----------------------------------------------------------------------------------
  10.11   Employment Agreement dated December 24, 1990, as amended, between the Company and
            James M. Kratochvil ("Kratochvil") (filed as Exhibit 10.12 to the Form S-1 and incorporated herein by reference)

  10.12   Amendment to Kratochvil Employment Agreement dated November 30, 1995 (filed as
            Exhibit 10.12 to the 1995 Form 10-K and incorporated herein by reference)

**10.13   Amendment to Kratochvil Employment Agreement dated June 30, 1996

  10.14   Employment Agreement dated as of January 1, 1993, between the Company and Ira G.
            Boots ("Boots") (filed as Exhibit 10.13 to the Form S-1 and incorporated herein by reference)

  10.15   Amendment to Boots Employment Agreement dated November 30, 1995 (filed as Exhibit
            10.14 to the 1995 Form 10-K and incorporated herein by reference)

**10.16   Amendment to Boots Employment Agreement dated June 30, 1996

  10.17   Guaranty dated as of February 12, 1992, by the Company in favor of the City of
            Iowa Falls, Iowa, The First National Bank of Boston and certain other parties named therein (filed as Exhibit 10.14 to the Form S-1 and incorporated herein by reference)

  10.18   Financing Agreement dated as of April 1, 1991, between the City of Henderson,
            Nevada Public Improvement Trust and the Company (including exhibits) (filed as
            Exhibit 10.17 to the Form S-1 and incorporated herein by reference)

  10.19   Loan and Trust Agreement dated as of August 30, 1988, as amended, among the City of Iowa Falls, Iowa, Berry Iowa, the First National Bank of Boston, as Trustee,
            and Canadian Imperial Bank of Commerce (New York) (filed as Exhibit 10.19 to the
            Form S-1 and incorporated herein by reference)

  10.20   Letter of Credit and Reimbursement Agreement among Berry Iowa, Shawmut Capital
            Corporation and Barclays Bank PLC, New York Branch (filed as Exhibit 10.20 to the 1994 Form 10-K and incorporated herein by reference)

  10.21   Letter of Credit of Fleet National Bank of Connecticut (filed as Exhibit 10.26 to the 1995 Form 10-K and incorporated herein by reference)

 *10.22   Purchase Agreement dated as of June 12, 1996, between Holding and DLJ relating to the 12.5% Senior Secured Notes due 2006

 *10.23   Stockholders Agreement dated as of June 18, 1996, among Holding, Atlantic Equity
            Partners International II, L.P., CVCA and the other parties thereto

 *10.24   Warrant to purchase Class B Common Stock of Holding dated June 18, 1996, issued to
            CVCA (Warrant No. 1)

 *10.25   Warrant to purchase Class B Common Stock of Holding dated June 18, 1996, issued to
            CVCA (Warrant No. 2)

 *10.26   Warrant to purchase Class B Common Stock of Holding dated June 18, 1996, issued to
            The Northwestern Mutual Life Insurance Company (Warrant No. 3)

 *10.27   Warrant to purchase Class B Common Stock of Holding dated June 18, 1996, issued to
            The Northwestern Mutual Life Insurance Company (Warrant No. 4)

 *12.01   Computation of Ratio of Earnings to Fixed Charges

 *21      List of Subsidiaries

**23.1    Consent of O'Sullivan Graev & Karabell, LLP (included as part of its opinion filed as Exhibit 5 hereto)

 *23.2    Consent of Ernst & Young LLP, independent auditors (included on page S-1)

 *24      Powers of Attorney (included on page II-6)

 *25      Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of First Trust of New York, National Association, as Trustee

EXHIBIT
  NO.                                   DESCRIPTION OF EXHIBIT
- --------  ----------------------------------------------------------------------------------
**99.1    Form of Letter of Transmittal

**99.2    Form of Notice of Guaranteed Delivery

**99.3    Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other
            Nominees

**99.4    Form of Letter to Clients

**99.5    Form of Exchange Agent Agreement between the Registrant and First Trust of New
            York, National Association, as Exchange Agent

- ------------

 * Filed herewith.

** To be filed by amendment.

    (b) Financial Statement Schedules



                                                                                         PAGE
                                                                                         ----
Report of Independent Auditors on Financial Statement Schedules.......................   S-2
Schedule I -- Condensed Financial Information of Registrant...........................   S-3
Schedule II -- Valuation and Qualifying Accounts -- Three years ended December 30,
1995..................................................................................   S-5



    Schedules other than the above have been omitted because they are either not applicable or the required information has been disclosed in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the DGCL, the Certificate of Incorporation and By-laws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of that time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 17th day of July, 1996.

                                          BPC HOLDING CORPORATION

                                          By          /s/ ROBERTO BUARON
                                             ...................................
                                                        Roberto Buaron
                                                   Chairman of the Board

                               POWER OF ATTORNEY

    We, the undersigned directors and officers of BPC HOLDING CORPORATION, do hereby constitute and appoint MARTIN R. IMBLER and JAMES M. KRATOCHVIL, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 17th day of July, 1996, by the following persons in the capacities indicated:



                  SIGNATURE                                        TITLE
- ---------------------------------------------  ---------------------------------------------

             /s/ ROBERTO BUARON                Chairman of the Board and Director
 .............................................
               Roberto Buaron

            /s/ MARTIN R. IMBLER               President and Director (Principal Executive
 .............................................    Officer)
              Martin R. Imbler

           /s/ JAMES M. KRATOCHVIL             Vice President, Chief Financial Officer and
 .............................................    Secretary (Principal Financial Officer and
             James M. Kratochvil                 Principal Accounting Officer)

            /s/ LAWRENCE G. GRAEV              Director
 .............................................
              Lawrence G. Graev

              /s/ JAMES A. LONG                Director
 .............................................
                James A. Long

            /s/ DONALD J. HOFMANN              Director
 .............................................
              Donald J. Hofmann

             /s/ ROBERT L. EGAN                Director
 .............................................
               Robert L. Egan

             /s/ DAVID M. CLARKE               Director
 .............................................
               David M. Clarke

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the captions "Selected Historical Financial Data" and "Experts" and to the use of our report dated February 16, 1996 in the Registration Statement (Form S-4, No. 33-XXXXX) and related Prospectus of BPC Holding Corporation for the registration of $105,000,000 of 12.5% of Senior Secured Notes due 2006.

Indianapolis, Indiana
July 15, 1996

                       REPORT OF INDEPENDENT AUDITORS ON
                         FINANCIAL STATEMENT SCHEDULES

    We have audited the consolidated financial statements of BPC Holding Corporation as of December 31, 1994 and December 30, 1995, and for each of the three years in the period ended December 30, 1995, and have issued our report thereon dated February 16, 1996 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in
Item 21(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

    In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Indianapolis, Indiana
February 16, 1996

                            BPC HOLDING CORPORATION
                                (PARENT COMPANY)
           SCHEDULE 1--CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            CONDENSED BALANCE SHEETS

                                                                        DECEMBER 30,    DECEMBER 31,
                                                                            1995            1994
                                                                        ------------    ------------
                                                                               (IN THOUSANDS)

  ASSETS
  Due from Berry Plastics Corporation......................               $  2,804        $  2,870
  Other assets (principally investment in subsidiary)......                (35,166)        (41,350)
                                                                        ------------    ------------
  Total assets.............................................               $(32,362)       $(38,480)
                                                                        ------------    ------------
                                                                        ------------    ------------
  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
  Deferred compensation....................................                    122        $    358
  Preferred stock..........................................                 --              --
  Class A common stock.....................................                 --              --
  Class B common stock.....................................                 --              --
  Treasury stock...........................................                    (58)            (58)
  Additional paid-in capital...............................                    960             871
  Warrants.................................................                  4,034           4,124
  Deferred cost-restricted stock plan......................                 --                 (22)
  Retained earnings (deficit)..............................                (37,420)        (43,753)
                                                                        ------------    ------------
  Total stockholders' equity (deficit).....................                (32,484)        (38,838)
                                                                        ------------    ------------
  Total liability and stockholders' equity (deficit).......               $(32,362)       $(38,480)
                                                                        ------------    ------------
                                                                        ------------    ------------

                                 CONDENSED STATEMENTS OF OPERATIONS

                                                                            YEAR ENDED
                                                              --------------------------------------
                                                               1995         1994            1993
                                                              ------    ------------    ------------
                                                                          (IN THOUSANDS)
  Net sales................................................   $ --        $ --            $ --
  Cost of goods sold.......................................     --          --              --
  Gross profit.............................................     --          --              --
  Operating expenses.......................................     (150)          513             761
  Other (income) expense...................................     --          --              --
                                                              ------    ------------    ------------
  Income (loss) before income taxes and equity in net
    income (loss) of subsidiary............................      150          (513)           (761)
  Equity in net income (loss) of subsidiary................    6,183         2,678            (942)
                                                              ------    ------------    ------------
  Net income (loss)........................................   $6,333      $  2,165        $ (1,703)
                                                              ------    ------------    ------------
                                                              ------    ------------    ------------

                            BPC HOLDING CORPORATION
                                (PARENT COMPANY)
     SCHEDULE 1--CONDENSED FINANCIAL INFORMATION OF REGISTRANT (CONTINUED)
                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                            YEAR ENDED
                                                                  ------------------------------
                                                                   1995        1994       1993
                                                                  -------    --------    -------
                                                                          (IN THOUSANDS)
Net cash from operating activities.............................   $     1    $ (2,297)   $ --
Net cash from investing activities.............................     --          --         --
Net cash from financing activities:
  Exercise of management stock options.........................     --          1,451      --
  Proceeds from issuance of warrants...........................     --            871      --
  Other........................................................     --            (25)     --
  Dividend received from wholly-owned subsidiary...............     --         50,000      1,781
  Purchase of warrants.........................................     --          --        (1,781)
  Purchase of vested options...................................        (1)      --         --
  Distribution on capital stock and other equity interests.....     --        (50,000)     --
                                                                  -------    --------    -------
Net cash from financing activities.............................     --          --         --
                                                                  -------    --------    -------
Cash and equivalents at end of year............................   $ --       $  --       $ --
                                                                  -------    --------    -------
                                                                  -------    --------    -------

Notes to Condensed Financial Statements

(1) Basis of Presentation. In the parent company--only financial statements, the Company's investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since date of acquisition. The parent company-only financial statements should be read in conjunction with the Company's consolidated financial statements, which are included beginning on page F-1.

(2) Guarantee. Berry had $111,676,000 and $112,287,000 of long-term debt outstanding at December 30, 1995 and December 31, 1994, respectively. Under the terms of the debt agreements, the Company has guaranteed the payment of all principal and interest.

(3) Distribution on Capital Stock and Other Equity Interests. On April 21, 1994, the date of the Offering, Berry Plastics Corporation, a subsidiary of the Company, paid a $50.0 million dividend on its outstanding common stock. The entire $50.0 million dividend was paid to the Company as the Company is the sole stockholder of Berry Common Stock. The Company in turn used the $50.0 million to pay a distribution on its capital stock and certain other equity interests.

                            BPC HOLDING CORPORATION
                                (PARENT COMPANY)
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                       BALANCE                 CHARGED TO
                                         AT       CHARGED TO     OTHER                    BALANCE AT
                                      BEGINNING   COSTS AND    ACCOUNTS-    DEDUCTIONS-     END OF
            DESCRIPTION                OF YEAR     EXPENSES     DESCRIBE     DESCRIBE        YEAR
- ------------------------------------  ---------   ----------   ----------   -----------   ----------
Year ended December 30, 1995:
Allowance for doubtful accounts.....  $ 502,645    $ 216,256    $ 299,144(3)  $ 280,720(1)  $ 737,325
                                      ---------   ----------   ----------   -----------   ----------
                                      ---------   ----------   ----------   -----------   ----------
Year ended December 31, 1994:
Allowance for doubtful accounts.....  $ 363,812    $ 194,700    $      --    $  55,867(1)  $ 502,645
                                      ---------   ----------   ----------   -----------   ----------
                                      ---------   ----------   ----------   -----------   ----------
Year ended January 1, 1994:
Allowance for doubtful accounts.....  $ 492,904    $ (3,526)    $      --    $ 125,566(2)  $ 363,812
                                      ---------   ----------   ----------   -----------   ----------
                                      ---------   ----------   ----------   -----------   ----------

- ------------

(1) Uncollectible accounts written off, net of recoveries.



(2) Represents $94,259 of uncollectible accounts written off, net of recoveries, and $31,307, relating to the closing of the Forest City, North Carolina plant.





(3) Primarily relates to purchase of accounts receivable and related allowance for Berry Sterling and Berry Tri-Plas.